Exhibit 4.1

EXECUTION VERSION

INDENTURE

Dated as of October 3, 2023

Among

ACUSHNET COMPANY

as Issuer,

ACUSHNET HOLDINGS CORP.,

as Holdings,

THE SUBSIDIARY GUARANTORS PARTY HERETO

and

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION,

as Trustee

7.375% SENIOR NOTES DUE 2028

i

Exhibits

Exhibit A	Form of Note

Exhibit B	Form of Supplemental Indenture to be Delivered by Subsequent Subsidiary Guarantors

Exhibit C	Form of Certificate to be Delivered in Connection with Transfers Pursuant to Regulation S

Exhibit D	Form of Certificate to be Delivered in Connection with Transfers to IAIs

v

This Indenture, dated as of October 3, 2023, is by and among Acushnet Company, a Delaware corporation (collectively with successors and assigns, the “Issuer”), Acushnet Holdings Corp., a Delaware corporation, the Subsidiary Guarantors party hereto and U.S. Bank Trust Company, National Association, a national banking association, as trustee (the “Trustee”), paying agent and registrar.

The Issuer, Holdings, the Subsidiary Guarantors and the Trustee agree as follows for the benefit of each other and for the equal and ratable benefit of the Holders (as defined herein) of (i) the Issuer’s 7.375% Senior Notes due 2028 to be issued in an initial aggregate principal amount of $350,000,000 on the date hereof (the “Initial Notes”) and (ii) Additional Notes (as defined herein):

ARTICLE I DEFINITIONS AND INCORPORATION BY REFERENCE

SECTION 1.1. Definitions.

“Additional Notes” means Notes (other than the Initial Notes) issued pursuant to Article II and otherwise in compliance with the provisions of this Indenture.

“Affiliate” of any Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such Person. For the purposes of this definition, “control,” when used with respect to any Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Agent” means any Registrar, Paying Agent, co-registrar or other agent appointed pursuant to this Indenture.

“Applicable Premium” means, with respect to any Note on any applicable redemption date, the greater of (i) 1.0% of the then outstanding principal amount of such Note and (ii) the excess, if any, of:

(1) the present value at such redemption date of the sum of (A) the redemption price of such Note at October 15, 2025 (such redemption price being set forth in the table appearing in Section 3.7(b)) plus (B) all required interest payments due on such Note through October 15, 2025 (excluding accrued but unpaid interest), such present value to be computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over

(2) the then outstanding principal amount of such Note.

“Approved Bank” has the meaning specified in clause (3) of the definition of “Cash Equivalents.”

“Approved Commercial Bank” means a commercial bank with a consolidated combined capital and surplus of at least $5,000.0 million.

“Asset Disposition” by any Person means any transfer, conveyance, sale, lease or other disposition (but excluding the creation of any Lien permitted under Section 4.12 or any disposition in connection therewith) by such Person or any of its Restricted Subsidiaries (including a consolidation or merger or other sale of any such Restricted Subsidiary with, into or to another Person in a transaction in which such Restricted Subsidiary ceases to be a Restricted Subsidiary, but excluding a disposition by a Restricted Subsidiary of such Person to such Person or a Restricted Subsidiary of such Person or by such Person to a Restricted Subsidiary of such Person) of:

(1)	shares of Capital Stock (other than directors’ qualifying shares) or other ownership interests of a Restricted Subsidiary of such Person; or

(2)	assets or rights of such Person or any of its Restricted Subsidiaries outside of the ordinary course of business.

The term “Asset Disposition” shall not include any transfer, conveyance, sale, lease or other disposition:

(a) that consists of a Restricted Payment or Permitted Investment that is made in compliance with Section 4.7;

(b) that constitutes a “Change of Control”;

(c) that is of cash or Cash Equivalents, Investment Grade Securities or a disposition or termination or surrender of contract rights, including settlement of any hedging obligations, or licensing or sublicensing of intellectual property or general intangibles;

(d) that consists of inventory, equipment, goods or other assets in the ordinary course of business or consistent with past practice or held for sale or no longer used in the ordinary course of business, including the grant of franchise and related rights and any disposition of disposed, abandoned or discontinued operations;

(e) that consists of defaulted receivables for collection or any sale, transfer or other disposition of defaulted receivables for collection;

(f) arising from casualty events, foreclosures, condemnation or any similar action on assets or the granting of Liens not prohibited by this Indenture;

(g) that is of Capital Stock in, or Debt or other securities of, an Unrestricted Subsidiary;

(h) in compliance with Section 5.1;

(i) arising from any financing transaction with respect to property built or acquired by the Issuer or any Restricted Subsidiary after the Issue Date, including without limitation any sale and leaseback transaction or asset securitization;

(j) obsolete, used, surplus or worn out property, whether now owned or hereafter acquired, in the ordinary course of business and property no longer used or useful in the conduct of the business of the Issuer and its Restricted Subsidiaries;

(k) leases, subleases, licenses or sublicenses, in each case which do not materially interfere with the business of the Issuer and the Restricted Subsidiaries, taken as a whole;

(l) that is of Investments in joint ventures to the extent required by, or made pursuant to customary buy/sell arrangements between, the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(m) to the extent allowable under Section 1031 of the Code (or comparable or successor provision), any exchange of like property (excluding any boot thereon permitted by such provision) for use in any business conducted by the Issuer and the Restricted Subsidiaries and that does not materially change the nature of the business conducted by the Issuer and the Restricted Subsidiaries;

(n) any transaction or series of related transactions for which the aggregate consideration is less than $25.0 million;

(o) property (other than Capital Stock or all or substantially all of the assets of the Issuer or any Subsidiary) to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such disposition are promptly applied to the purchase price of such replacement property, in each case, in the ordinary course of business;

(p) in the ordinary course of business consisting of the abandonment of intellectual property rights which, in the reasonable good faith determination of the Issuer or any Restricted Subsidiary, are negligible, obsolete or otherwise not material in the conduct of its business;

(q) any surrender or waiver of contractual rights or the settlement, release or surrender of contractual rights or other litigation claims in the ordinary course of business;

(r) the termination of any Interest Rate, Currency or Commodity Price Agreement;

(s) dispositions of non-core assets acquired in connection with a permitted Investment that are not material to the business of the Issuer and its Subsidiaries (as determined in good faith by the Issuer); or

(t) any disposition or discount of Receivables Assets in connection with any Receivables Facility permitted hereunder (including to a Receivables Subsidiary); provided that on the last day of any calendar month, the face amount of outstanding and unpaid accounts receivable subject to all such Receivables Facilities on such day shall not exceed the greater of (i) $200.0 million and 9.0% of Total Assets determined on a Pro Forma Basis.

“Average Life” means, as of any date of determination, with respect to any Debt, the quotient obtained by dividing (1) the sum of the products of the number of years from such date of determination to the dates of each successive scheduled principal payments of such Debt by the amount of each such principal payment by (2) the sum of all such principal payments; provided that for purposes of determining the Average Life of any Debt that is being refinanced (the “Applicable Debt”), the effects of any prepayments or amortization made on such Applicable Debt prior to the date of the refinancing shall be disregarded.

“Bankruptcy Law” means Title 11, U.S. Code or any similar federal, state or foreign law for the relief of debtors.

“Board of Directors” means, as to any Person, the Board of Directors, or similar governing body, of such Person or any duly authorized committee thereof.

“Business Day” means a day other than a Saturday, Sunday or other day on which banking institutions in the State of New York or in the jurisdiction of the place of payment are authorized or required by law to close.

“Capital Markets Debt” means any Debt Facility consisting of bonds, debentures, notes or other similar debt securities issued in (1) a public offering registered under the Securities Act, (2) a private placement to institutional investors that is resold in accordance with Rule 144A or Regulation S of the Securities Act or (3) a placement to institutional investors.

“Capital Stock” of any Person means any and all shares, interests, participations, warrants, options or other rights to acquire or other equivalents of or interests in (however designated) corporate stock or other equity participations, including partnership interests, whether general or limited, of such Person, but in each case excluding any debt security that is convertible or exchangeable for Capital Stock.

“Capitalized Software Expenditures” means, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities) during such period in respect of licensed or purchased software or internally developed software and software enhancements that are or are required to be reflected as capitalized costs on the consolidated balance sheet in accordance with GAAP.

“Cash Equivalents” means:

(1) Dollars and, in the case of Foreign Subsidiaries, the local currency where such Foreign Subsidiary is operating in the ordinary course of business;

(2) readily marketable obligations issued or directly and fully guaranteed or insured by the government or any agency or instrumentality of the United States (provided that the full faith and credit of the United States is pledged in support thereof), any state, commonwealth or territory of the United States or any agency or instrumentality thereof, having average maturities of not more than 24 months from the date of acquisition thereof;

(3) demand and time deposits with, or insured certificates of deposit or bankers’ acceptances of, any commercial bank that (i) is organized under the laws of (a) the United States, any state thereof, the District of Columbia or the Commonwealth of Puerto Rico or is the principal banking Subsidiary of a bank holding company organized under the laws of the United States, any state thereof, the District of Columbia or the Commonwealth of Puerto Rico, and is a member of the Federal Reserve System, or (b) any member nation of the Organization for Economic Cooperation and Development and (ii) has combined capital and surplus of at least $250,000,000 (any such bank in the foregoing clauses (i) and (ii) being an “Approved Bank”), in each case with average maturities of not more than 12 months from the date of acquisition thereof;

(4) commercial paper and variable or fixed rate notes issued by an Approved Bank (or by the parent company thereof) or any variable or fixed rate note issued by, or guaranteed by, a corporation rated A-2 (or the equivalent thereof) or better by S&P or P-2 (or the equivalent thereof) or better by Moody’s, in each case with average maturities of not more than 24 months from the date of acquisition thereof;

(5) repurchase agreements entered into by any Person with a bank or trust company or recognized securities dealer, in each case, having capital and surplus in excess of $250,000,000 for direct obligations issued by or fully guaranteed or insured by the government or any agency or instrumentality of the United States;

(6) securities with average maturities of 24 months or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision, taxing authority agency or instrumentality of any such state, commonwealth or territory or by any foreign government having an investment grade rating from either S&P or Moody’s (or the equivalent thereof);

(7) Investments with average maturities of 12 months or less from the date of acquisition in money market funds rated AAA- (or the equivalent thereof) or better by S&P or Aaa3 (or the equivalent thereof) or better by Moody’s;

(8) Debt or preferred stock issued by Persons with a rating of “A” or higher from S&P or “A2” or higher from Moody’s with maturities of 24 months or less from the date of acquisition, in each case in Dollars or another currency permitted above in this definition;

(9) in the case of Foreign Subsidiaries only, instruments and other short-term investments equivalent to those referred to in clauses (1) through (8) above comparable in credit quality and tenor to those referred to in such clauses above and customarily used by corporations in the jurisdiction of such Foreign Subsidiary; and

(10) credit card receipts in transit to the extent classified as cash or cash equivalents in accordance with GAAP.

“Change of Control” means the occurrence of any of the following events:

(1) the consummation of any transaction as a result of which any Person or any Persons acting together that would constitute a “group” for purposes of Section 13(d) of Exchange Act, or any successor provision thereto, other than (i) any employee benefit plan and/or any person acting as trustee, agent or other fiduciary therefor or (ii) one or more Permitted Holders, becomes the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision thereto) of at least 50% of the aggregate voting power of all classes of Voting Stock of Holdings, other than in a transaction in which Holdings becomes a Wholly Owned Subsidiary of another Person and in such transaction the Voting Stock of Holdings outstanding immediately prior to such transaction is converted into or exchanged for Voting Stock of such Person representing more than 50% of the voting power of all classes of Voting Stock of such Person immediately after giving effect to such transaction; or

(2) the sale, assignment, conveyance, transfer, lease or other disposition, in one or a series of related transactions, of all or substantially all of the assets of Holdings and its Restricted Subsidiaries taken as a whole to any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) other than a Permitted Holder or a Restricted Subsidiary; or

(3) the adoption by the stockholders of Holdings or the Issuer of a plan or proposal for the liquidation or dissolution of Holdings or the Issuer; or

(4) the Issuer ceases to be a directly or indirectly Wholly Owned Subsidiary of Holdings.

Notwithstanding the foregoing, a transaction effected to create a holding company of Holdings, (a) pursuant to which Holdings becomes a Wholly Owned Subsidiary of such holding company, and (b) as a result of which the holders of Capital Stock of such holding company are substantially the same as the holders of Capital Stock of Holdings immediately prior to such transaction, shall not be deemed to involve a “Change of Control;” provided further that following such a holding company transaction, references in this definition of “Change of Control” to Holdings shall thereafter be treated as references to such holding company.

Notwithstanding anything to the contrary in this definition or any provision of Rule 13d-3 of the Exchange Act (or any successor or similar provision), (i) a Person or group shall not be deemed to beneficially own Voting Stock (x) to be acquired by such Person or group pursuant to an equity or asset purchase agreement, merger agreement, option agreement, warrant agreement or similar agreement (or voting or option or similar agreement related thereto) until the consummation of the acquisition of the Voting Stock in connection with the transactions contemplated by such agreement or (y) solely as a result of veto or approval rights in any joint venture agreement, shareholder agreement, investor rights agreement or other similar agreement, (ii) if any group (other than a Permitted Holder) includes one or more Permitted Holders, the issued and outstanding Voting Stock of the Issuer owned, directly or indirectly, by any Permitted Holders that are part of such group shall not be treated as being beneficially owned by such group or any other member of such group for purposes of determining whether a Change of Control has occurred, (iii) a Person or group (other than Permitted Holders) will not be deemed to beneficially own Voting Stock of another Person as a result of its ownership of equity interests or other securities of such other Person’s direct or indirect parent holding companies (or related contractual rights) unless it owns more than 50% of the total voting power of the Voting Stock of such Person’s direct or indirect parent holding companies and (iv) the right to acquire Voting Stock (so long as such Person does not have the right to direct the voting of the Voting Stock subject to such right) or any veto power in connection with the acquisition or disposition of Voting Stock will not cause a party to be a beneficial owner.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Common Stock” of any Person means Capital Stock of such Person that does not rank prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding-up of such Person, to shares of Capital Stock of any other class of such Person.

“Consolidated Coverage Ratio” as of any date of determination means the ratio of:

(1) Consolidated EBITDA for the most recently ended Test Period, to

(2) Consolidated Fixed Charges for such Test Period.

In the event that the Issuer or any Restricted Subsidiary incurs, assumes, guarantees, redeems, repays, retires or extinguishes any Debt (in each case, other than Debt incurred or repaid under any revolving credit facility or line of credit in the ordinary course of business for working capital purposes) subsequent to the end of the Test Period for which such financial ratio or test is being calculated but prior to or simultaneously with the event for which such calculation is being made (the “Ratio Calculation Date”), then such financial ratio or test shall be calculated giving pro forma effect to such incurrence, assumption, guarantee, redemption, repayment, retirement or extinguishment of Debt, as if the same had occurred on the first day of the applicable Test Period (and for the purposes of the numerator of each of the Net Total Leverage Ratio and the Net Secured Leverage Ratio, as if the same had occurred on the last day of the applicable Test Period).

For purposes of calculating any financial ratio or test, Specified Transactions that have been made by the Issuer or any Restricted Subsidiary during the applicable Test Period or subsequent to such Test Period and prior to or simultaneously with the event for which such calculation is being made shall be calculated on a pro forma basis assuming that all such Specified Transactions (and the change in Consolidated EBITDA resulting therefrom) had occurred on the first day of the applicable Test Period and Total Assets shall be calculated after giving effect thereto. If since the beginning of any such Test Period any Person that subsequently became a Restricted Subsidiary or was merged, amalgamated or consolidated with or into the Issuer or any of its Restricted Subsidiaries since the beginning of such Test Period shall have made any Specified Transaction that would have required adjustment pursuant to this definition, then any applicable financial ratio or test shall be calculated giving pro forma effect thereto for such period as if such Specified Transaction occurred at the beginning of the applicable Test Period.

For purposes of this definition and the definitions of “Net Total Leverage Ratio” and “Net Secured Leverage Ratio,” whenever Pro Forma Effect is to be given to a Specified Transaction, the pro forma calculations shall be made in good faith by a responsible financial or chief accounting officer of the Issuer and may include, for the avoidance of doubt, the amount of “run-rate” cost savings, expense reductions, operating improvements and synergies resulting from or relating to such Specified Transaction projected by the Issuer in good faith to be realized as a result of actions taken (calculated on a Pro Forma Basis as though such cost savings, expense reductions, operating improvements and synergies had been realized on the first day of such period and as if such cost savings, expense reductions, operating improvements and synergies were realized during the entirety of such period and such that “run-rate” means the full recurring benefit for a period that is associated with any action taken, for which substantial steps have been taken or are expected to be taken net of the amount of actual benefits realized during such period from such actions), and any such adjustments shall be included in the initial pro forma calculations of such financial ratios or tests relating to such Specified Transaction (and in respect of any subsequent pro forma calculations in which such Specified Transaction or cost savings, operating expense reductions, operating improvements and synergies are given Pro Forma Effect) and during any applicable subsequent Test Period for any subsequent calculation of such financial ratios and tests; provided that (A) such amounts are reasonably identifiable and factually supportable and are projected by the Issuer to be realizable within twelve months following such Specified Transaction, in each case, in the good faith judgment of the Issuer, (B) such actions are taken or substantial steps with respect to such actions are taken no later than 12 months after the date of such Specified Transaction, and (C) no amounts shall be added to the extent duplicative of any amounts that are otherwise added back in computing Consolidated EBITDA (or any other components thereof), whether through a pro forma adjustment or otherwise, with respect to such period.

If any Debt bears a floating rate of interest and is being given Pro Forma Effect, the interest on such Debt shall be calculated as if the rate in effect on the Ratio Calculation Date had been the applicable rate for the entire applicable Test Period (taking into account any Interest Rate, Currency or Commodity Price Agreement applicable to such Debt). Interest on a Finance Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Issuer to be the rate of interest implicit in such Finance Lease Obligation in accordance with GAAP. Interest on Debt that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be determined to have been based upon the rate actually chosen, or if none, then based upon such optional rate chosen as the Issuer may designate.

In addition to the foregoing, if any transaction permitted hereunder requires a pro forma calculation of the Net Secured Leverage Ratio or the Net Total Leverage Ratio as a condition to the occurrence of such transaction, then, in each such case, the proceeds of any Debt then being incurred or assumed in connection with the consummation of such transaction shall not be included for purposes of “cash netting” when determining the Net Secured Leverage Ratio and the Net Total Leverage Ratio for such condition to such transaction, as applicable.

Notwithstanding anything to the contrary in this Indenture or under GAAP, with respect to any Subsidiary or assets or operations of the Issuer or any Restricted Subsidiary in respect of which an agreement for the disposition thereof has been entered into, at the election of the Issuer (in its sole discretion), no pro forma effect shall be given to any discontinued operations with respect thereto (and the Consolidated EBITDA, Consolidated Net Income, Consolidated Interest Expense and Debt attributable to any such Subsidiary or assets or operations shall not be excluded under the Indenture) until such Subsidiary or assets or operations are actually disposed of.

“Consolidated EBITDA” means, for any period, with respect to any Person, the sum of (a) Consolidated Net Income of such Person, plus (b) an amount which, in the determination of such Consolidated Net Income for such period, has been deducted or netted from gross revenues (except with respect to clause (b)(viii) or (b)(x) below) for, without duplication,

(i)

interest expense and, to the extent not reflected in such interest expense, any losses with respect to obligations under any Interest Rate, Currency or Commodity Price Agreements or other derivative instruments (including any applicable termination payment) entered into for the purpose of hedging interest rate risk, any bank and financing fees, any costs of surety bonds in connection with financing activities, commissions, discounts and other fees and charges owed with respect to letters of credit bankers’ acceptance or any similar facilities or financing and Interest Rate, Currency or Commodity Price Agreements,

(ii)

provision for taxes based on income or profits or capital, excise taxes and franchise taxes, including such taxes at either the federal, state, provincial, foreign or municipal levels, including any penalties and interest and adjusted for any amounts payable or to be received pursuant to any permitted tax sharing or tax indemnification arrangement, in each case, in respect of such taxes,

(iii)	the total amount of depreciation and amortization expense, including amortization of intangibles and expenses related to Capitalized Software Expenditures and Finance Lease Obligations,

(iv)

any costs and expenses incurred in connection with any Investment, Asset Disposition, Equity Offering or the issuance or Incurrence or repayment of Debt and any amendments, supplements or modifications thereof or in respect of any refinancing transactions, in each case, permitted hereunder, including the amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses (in each case, whether or not consummated),

(v)

any costs, charges, accruals and reserves in connection with any integration, transition, facilities openings, vacant facilities, consolidations, business optimization, entry into new markets, including consulting fees, restructuring, severance and curtailments or modifications to pension or postretirement employee benefit plans,

(vi)	the amount of any expense or deduction associated with income attributable to non-controlling interests,

(vii)

any non-cash charges, losses or expenses (including tax reclassification related to tax contingencies in a prior period), but excluding any non-cash charge relating to write-offs or write-downs of inventory or accounts receivable or representing amortization of a prepaid cash item that was paid but not expensed in a prior period; provided that, if any such non-cash charges, losses or expenses represent an accrual or reserve for potential cash items in any future period, the Issuer may elect not to add back such non-cash charges, losses or expenses in the current period,

(viii)

cash actually received during such period, and not included in Consolidated Net Income in any period, to the extent that the non-cash gain relating to such cash receipt was deducted in the calculation of Consolidated EBITDA pursuant to clause (c) below for any previous period and not added back,

(ix)	(A) extraordinary, unusual or non-recurring losses, charges or expenses and (B) losses, charges or expenses resulting from legal settlements, fines, judgments or orders,

(x)

the amount of cost savings, expense reductions and synergies projected by the Issuer in good faith to be realized as a result of specified actions taken or expected in good faith to be taken within twelve months in connection with any Investment, business combination, divestiture or similar transaction (calculated on a pro forma basis as though such cost savings, expense reductions and synergies had been realized on the first day of such period), net of the amount of actual benefits realized during such period from such Investment, business combination, divestiture or similar transaction; provided that such cost savings, expense reductions and synergies are reasonably identifiable and factually supportable, and

(xi)	the amount of loss or discount on sales of Receivable Assets and related assets in connection with a Receivables Facility, minus

(c) an amount which, in the determination of Consolidated Net Income for such period, has been included for non-cash income or gains during such period (other than with respect to payments actually received and the reversal of any accrual or reserve to the extent not previously added back in any prior period), minus

(d) all cash payments made during such period on account of non-cash charges added to Consolidated Net Income pursuant to clause (b)(vii) above in such period or in a prior period, minus

(e) the amount of additions associated with losses attributable to non-controlling interests, expressed as a positive number, minus

(f) (A) extraordinary, unusual or non-recurring gains and (B) gains resulting from legal settlements, fines, judgments or orders.

“Consolidated Fixed Charges” means for any period the consolidated cash interest expense (including that attributable to Finance Lease Obligations), included in a consolidated income statement (net of any interest income) of the Issuer and its Restricted Subsidiaries for such period calculated on a consolidated basis in accordance with GAAP, including (a) all commissions, discounts and other fees and charges owed with respect to letters of credit, (b) Preferred Stock dividends of Restricted Subsidiaries of the Issuer (other than with respect to Redeemable Stock) declared and paid or payable (other than in exchange for Capital Stock (other than Redeemable Stock)) and (c) accrued Redeemable Stock dividends of the Issuer and its Restricted Subsidiaries, whether or not declared or paid (other than dividends payable in Capital Stock that is not Redeemable Stock), in each case, to the extent constituting interest expense under GAAP, but excluding, (i) any amount not then payable in cash, (ii) costs associated with obtaining, or breakage costs in respect of, Interest Rate, Currency or Commodity Price Agreements, (iii) amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses, (iv) any fees and expenses associated with any asset sales, acquisitions, investments, equity issuances or debt issuances (in each case, whether or not consummated), (v) any expensing of bridge, commitment and other financing fees, (vi) any annual agency or similar fees paid to the administrative agents, collateral agents and other agents under any Debt Facility, (vii) any prepayment premium or penalty, (viii) all commissions, discounts, yield and other fees and charges (including any interest expense) related to any Receivables Facility and (ix) any lease, rental or other expense in connection with any Non-Finance Lease. For the avoidance of doubt, Consolidated Fixed Charges shall be net of payments made or received under interest rate Interest Rate, Currency or Commodity Price Agreements.

“Consolidated Net Income” means, for any period, with respect to any Person, net income attributable to such Person and its Subsidiaries on a consolidated basis, as determined in accordance with GAAP; provided that Consolidated Net Income for any such period shall exclude, without duplication,

(i) the cumulative effect of a change in accounting principle(s) during such period,

(ii) any net after-tax gains or losses realized upon the disposition of assets outside the ordinary course of business (including any gain or loss realized upon the disposition of any Capital Stock of any Person) and any net gains or losses on disposed, abandoned and discontinued operations (other than assets held for sale) (including in connection with any disposal thereof) and any accretion or accrual of discounted liabilities,

(iii) the net income (or loss) of (1) any Restricted Subsidiary or other Person (other than the Issuer or any Subsidiary Guarantors) to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary or other Person of that income is not at the time permitted without any prior governmental approval (which the Issuer believes in good faith is not reasonably likely to be obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, statute, rule or governmental regulation applicable to such Subsidiary or other Person or its stockholders (which has not been legally waived) and (2) any Subsidiary that is not a Restricted Subsidiary, except in the case of this clause (2) to the extent of the amount of dividends or other distributions actually paid in cash or Cash Equivalents (or converted to cash or Cash Equivalents) to such Person referred to in the lead in to this definition with respect to which Consolidated Net Income is being calculated or one of its Restricted Subsidiaries by such Subsidiary that is not a Restricted Subsidiary during such period,

(iv) non-cash compensation charges, including any such charges arising from stock options, restricted stock grants or other equity-incentive programs or any deferred compensation programs of such Person or any direct or indirect parent thereof,

(v) (A) any charges or expenses pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement, any pension plan or any stock subscription or shareholder agreement and (B) any charges, costs, expenses, accruals or reserves in connection with the rollover, acceleration or payout of Capital Stock held by management of Holdings, the Issuer and its Subsidiaries, in the case of each of clauses (A) and (B), to the extent that (in the case of any cash charges, costs and expenses) such charges, costs or expenses are funded with cash proceeds contributed to the capital of such Person or any direct or indirect parent of such Person or net proceeds of an issuance of Capital Stock (other than Redeemable Stock) of such Person or any direct or indirect parent of such Person,

(vi) any net income or loss attributable to the early extinguishment of Debt,

(vii) effects of any adjustments (including the effects of such adjustments pushed down to such Person and its Subsidiaries) pursuant to GAAP resulting from the application of purchase accounting in relation to (A) any consummated acquisition, (B) any joint venture investments or (C) the amortization or write-off of any such amounts, including adjustments in Finance Lease Obligations or other obligations or adjustments or deferrals attributable to the inventory, property and equipment, software, goodwill, other intangible assets, in-process research and development, any earnout obligations and any other non-cash charges in such Person’s consolidated financial statements,

(viii) any impairment charge or asset write-off or write-down related to intangible assets, long-lived assets, investments in debt and equity securities or obligations or any impairment charge or asset write-off or write-down as a result of a change in law or regulation, in each case, pursuant to GAAP, and

(ix) any net unrealized gains and losses resulting from obligations under Interest Rate, Currency or Commodity Price Agreements or other derivative instruments entered into for the purpose of hedging interest rate risk and the application of GAAP.

In addition, to the extent not already included in the Consolidated Net Income of such Person and its Subsidiaries, notwithstanding anything to the contrary in the foregoing (but without duplication of any of the foregoing exclusions and adjustments), Consolidated Net Income shall include, without duplication, (i) the amount of proceeds received from business interruption insurance in respect of expenses, charges or losses with respect to business interruption and (ii) reimbursements of any expenses and charges (other than from the Issuer or any Restricted Subsidiary), to the extent reducing Consolidated Net Income, that are actually received and covered by indemnification or other reimbursement provisions or, so long as the Issuer has made a determination that there exists reasonable expectation that such amount will in fact be reimbursed, and only to the extent that such amount is in fact reimbursed, within three hundred and sixty-five (365) days of the date of such determination (with a reversal in the applicable future period for any amount so included to the extent not so reimbursed within such three hundred and sixty-five (365) day period), in connection with any acquisition or investment or any sale, conveyance, transfer or other disposition of assets or Capital Stock or repayment, refinancing or modification of Debt, in each case permitted hereunder.

“Convertible Debt” means Debt of the Issuer or any of its Restricted Subsidiaries that is convertible or exchangeable into Common Stock of the Issuer or Holdings (or any direct or indirect parent thereof) and/or cash based on the value of such Common Stock.

“Corporate Trust Office” means the offices of the Trustee at which at any time its corporate trust business shall be principally administered, which office as of the date hereof is located at U.S. Bank Trust Company, National Association, One Federal Street, Boston, MA 02110, Attention: David W. Doucette, or such other address as the Trustee may designate from time to time by notice to the Holders and the Issuer, or the corporate trust office of any successor trustee (or such other address as such successor trustee may designate from time to time by notice to the Holders and the Issuer).

“Debt” means (without duplication), with respect to any Person, whether recourse is to all or a portion of the assets of such Person and whether or not contingent:

(1) every obligation of such Person for money borrowed;

(2) every obligation of such Person evidenced by bonds, debentures, notes or other similar instruments;

(3) every reimbursement obligation of such Person with respect to letters of credit, bankers’ acceptances or similar facilities issued for the account of such Person (excluding obligations with respect to letters of credit securing obligations (other than obligations with respect to borrowed money) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the tenth business day following receipt by such Person of a demand for reimbursement following payment on the letter of credit);

(4) every obligation of such Person issued or assumed as the deferred purchase price of property or services (but excluding (i) trade accounts payable or accrued liabilities arising in the ordinary course of business or with respect to services, excluding deferred compensation to employees, (ii) any earnout obligation until such obligation appears in the liability section of the balance sheet of such Person in accordance with GAAP and only to the extent that such earnout obligation is not paid within 30 days after such obligation becomes due and payable (and such earn-out is not being contested by the Issuer in good faith) and (iii) liabilities associated with customer prepayments and deposits), which purchase price is due more than six months after the date of placing such property in service or taking delivery and title thereto or engaging such services;

(5) every Finance Lease Obligation of such Person;

(6) all Receivables Sales of such Person to the extent sold with recourse (other than pursuant to Standard Securitization Undertakings) to such Person;

(7) all Redeemable Stock issued by such Person valued at the greater of its voluntary or involuntary maximum fixed repurchase price;

(8) if such Person is a Restricted Subsidiary, all Preferred Stock issued by such Person;

(9) every net obligation under Interest Rate, Currency or Commodity Price Agreements of such Person; and

(10) every obligation of the type referred to in clauses (1) through (9) of another Person the payment of which, in either case, (a) such Person has Guaranteed or is responsible or liable, directly or indirectly, as obligor, Guarantor or otherwise or (b) is secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien upon or with respect to property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Debt, if and to the extent that any of the preceding items (other than in respect of letters of credit in clause (3)) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP.

Notwithstanding the foregoing, Debt shall not include (1) any Non-Finance Lease, (2) reimbursement obligations under trade or commercial letters of credit, (3) amounts owed to dissenting equityholders pursuant to applicable law, (4) contingent obligations incurred in the ordinary course of business or consistent with past practice, (5) prepaid or deferred revenue arising in the ordinary course of business, (6) any prepayments or deposits received from clients or customers in the ordinary course of business or consistent with past practice, (7) purchase price holdbacks arising in the ordinary course of business in respect of a portion of the purchase price of an asset to satisfy warranties or other unperformed obligations of the seller of such asset, (8) for the avoidance of doubt, customary obligations under employment agreements and deferred compensation and any obligations in respect of workers’ compensation claims, early retirement or termination obligations, pension fund obligations or contributions or similar claims, obligations or contributions or social security or wage Taxes; and (9) obligations under or in respect of Receivables Facilities.

“Debt Facilities” means one or more of (a) any facility under the Senior Secured Credit Agreement) and (b) any other credit facilities, debt facilities, indentures, commercial paper facilities or other arrangements (including overdraft facilities), in each case with banks or other financial institutions or lenders or investors, providing for revolving credit loans, term loans, private placements, debt securities, receivables financings (including through the sale of receivables to such banks or other financial institutions or lenders or investors or to special purpose entities formed to borrow from such banks or other financial institutions or lenders or investors against such receivables or the creation of any Liens in respect of such receivables in favor of such banks or other financial institutions or lenders or investors),letters of credit or letter of credit guarantees or other Debt, in each case, as amended, restated, amended and restated, modified, supplemented or refinanced in whole or in part from time to time (and whether in whole or in part and whether or not with the original administrative agent and lenders or another administrative agent or agents or other banks or institutions and whether provided under the original credit agreement or one or more other credit agreements, indentures, financing agreements or otherwise) and in each case including all agreements, instruments and documents executed and delivered pursuant to or in connection with the foregoing (including any notes, any letters of credit and reimbursement obligations related thereto, any Guarantee and collateral agreement, patent and trademark security agreement, mortgages or letter of credit applications and other Guarantees, pledges, agreements, security agreements and collateral documents). Without limiting the generality of the foregoing, the term “Debt Facility” shall include any agreement or instrument (1) changing the maturity of any Debt Incurred thereunder or contemplated thereby, (2) adding Subsidiaries of the Issuer as additional borrowers or guarantors thereunder, (3) increasing the amount of Debt Incurred thereunder or available to be borrowed thereunder or (4) otherwise altering the terms and conditions thereof.

“Default” means any of the events described in Section 6.1 which with the passage of time, the giving of notice or any other condition, would constitute an Event of Default.

“Depositary” means with respect to the Notes issuable or issued in whole or in part in global form, the Person specified in Section 2.3 hereof as the Depositary with respect to the Global Notes, and any and all successors thereto appointed as depositary hereunder and having become such pursuant to the applicable provision of this Indenture.

“Derivative Instrument” means with respect to a Person, means any contract, instrument or other right to receive payment or delivery of cash or other assets to which such Person or any Affiliate of such Person that is acting in concert with such Person in connection with such Person’s investment in the Notes (other than a Regulated Bank, an Initial Purchaser or its Affiliate or Screened Affiliate) is a party (whether or not requiring further performance by such Person), the value and/or cash flows of which (or any material portion thereof) are materially affected by the value and/or performance of the Notes and/or the creditworthiness of the Issuer and/or any one or more of the Guarantors (the “Performance References”).

“Designated Noncash Consideration” means the Fair Market Value of non-cash consideration received by the Issuer or any of its Restricted Subsidiaries in connection with an Asset Disposition that is so designated in good faith by senior management of the Issuer. The aggregate Fair Market Value of the Designated Noncash Consideration, taken together with the Fair Market Value at the time of receipt of all other Designated Noncash Consideration received, shall not exceed in the aggregate outstanding at any one time the greater of (i) $70.0 million and (ii) 3.0% of the Total Assets determined on a Pro Forma Basis at the time of such Asset Disposition (with the Fair Market Value being measured at the time received and without giving effect to subsequent changes in value).

“Disinterested Director” means, with respect to any transaction or series of related transactions, a member of the Board of Directors of the Issuer who does not have any material direct or indirect financial interest in, or with respect to, such transaction or series of transactions.

“Dollar”, “U.S. dollar” or “$” means the lawful money of the United States of America.

“Domestic Subsidiaries” means each of the Issuer’s wholly-owned domestic Restricted Subsidiaries that are not Foreign Subsidiaries.

“DTC” means The Depository Trust Company and any successor.

“Equity Offering” means a sale of Capital Stock (other than Excluded Equity) of the Issuer that results in aggregate net cash proceeds to the Issuer or any cash contribution to the equity capital of the Issuer, other than (1) public offerings registered on Form S-4 or S-8 or (2) an issuance to any Restricted Subsidiary.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Excluded Contribution” means the amount of capital contributions to the Issuer or net cash proceeds from the sale or issuance of Capital Stock (other than Excluded Equity) of the Issuer, in each case after the Issue Date and designated by the Issuer to the Trustee pursuant to an Officer’s Certificate as an Excluded Contribution on or promptly after the date such capital contributions are made or such Capital Stock are sold or issued.

“Excluded Equity” means (i) Redeemable Stock, (ii) any Capital Stock issued or sold to a Restricted Subsidiary or any employee stock ownership plan or trust established by the Issuer or any of its Restricted Subsidiaries (to the extent such employee stock ownership plan or trust has been funded by the Issuer or any Restricted Subsidiary), and (iii) any Capital Stock that has already been used or designated (x) as (or the proceeds of which have been used or designated as) a cash contribution amount or an Excluded Contribution or (y) to increase the amount available under clause (8) of the definition of “Permitted Investment.”

“Fair Market Value” means, with respect to any asset or property, the sale value that would be obtained in an arm’s-length free market transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy, determined in good faith by senior management or the Board of Directors of the Issuer, whose determination will be conclusive for all purposes under this Indenture.

“Finance Lease Obligation” of any Person means the obligation to pay rent or other payment amounts under a lease of real or personal property of such Person that has been or should be, in accordance with GAAP (except for temporary treatment of construction-related expenditures under Accounting Standards Codification Topic 840 which will ultimately be treated as operating leases upon a sale and leaseback transaction), recorded on the balance sheet as finance leases in accordance with GAAP as in effect on the Issue Date. For the avoidance of doubt, no existing or future lease that is or would be required to be accounted for as an operating lease under GAAP as in effect on the Issue Date will be deemed to be a Finance Lease Obligation. The Stated Maturity of such obligation shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty. The principal amount of such obligation shall be the capitalized amount thereof that would appear on the face of a balance sheet of such Person in accordance with GAAP.

“Fitch” shall mean Fitch, Inc., and any successor to its rating agency business.

“Fixed Basket” means any “basket”, amount, threshold, exception or value (including by reference to a “grower” based on Consolidated EBITDA or Total Assets) permitted or prescribed with respect to any Lien, Debt, disposition or other sale of property or assets, Investment, Restricted Payment, prepayment or redemption of Debt, Affiliate transaction or any other transaction or action under any provision in the Indenture, in each case, the amount of which is not determined by reference to a financial ratio or test (which, for the avoidance of doubt, shall include (a) the applicable baskets for any revolving credit facilities other than any revolving credit facility that is then being Incurred in reliance upon any Incurrence Based Amounts that is the subject of the then applicable calculation and (b) any amounts incurred or transactions entered into (or consummated) in reliance on a dollar-based basket and that includes, as a condition to incurring (or consummating) applicable amounts or transactions in reliance on such Fixed Basket, a requirement of compliance with a financial ratio or test).

“Foreign Guarantor” means Acushnet International Inc., a Delaware corporation, or any successor entity thereto.

“Foreign Subsidiary” means (1) the Foreign Guarantor and (2) any Restricted Subsidiary (x) that is not organized under the laws of the United States of America or any State thereof or the District of Columbia or (y) for purposes of Section 10.1 and Section 4.15, (i) that is organized under the laws of the United States of America or any State thereof or the District of Columbia and has no material assets other than, directly or indirectly, Capital Stock of one or more foreign entities of the type described in clause (x) above or (ii) that is a subsidiary of a “controlled foreign corporation” within the meaning of Section 957(a) of the Code.

“Funded Debt” means, at any date, the aggregate stated balance sheet amount of Debt of the Issuer and its Restricted Subsidiaries outstanding on such date, determined on a consolidated basis in accordance with GAAP (but excluding the effects of any discounting of Permitted Acquisition Debt resulting from the application of purchase accounting), consisting of Debt for borrowed money, purchase money Debt, the principal portion of Finance Lease Obligations, obligations in respect of standby letters of credit and similar facilities to the extent of drawn amounts unreimbursed for more than ten (10) days, the principal component of obligations in respect of Debt evidenced by bonds, debentures, notes, loan agreements or similar instruments (but excluding, for the avoidance of doubt, obligations to the extent arising from cash management services and arrangements, Interest Rate, Currency or Commodity Price Agreements and trade or commercial letters of credit) and, without duplication, Guarantees of the foregoing.

“GAAP” means, at the election of the Issuer, (1) generally accepted accounting principles in the United States of America, as in effect from time to time (“U.S. GAAP”) if the Issuer’s financial statements are at such time prepared in accordance with U.S. GAAP or (2) the accounting standards and interpretations adopted by the International Accounting Standard Board, as in effect from time to time (“IFRS”) if the Issuer’s financial statements are at such time prepared in accordance with IFRS; provided, however, that, notwithstanding anything to the contrary in the Indenture, only leases (assuming for purposes hereof that such leases were then in effect) that would constitute a capital lease in conformity with GAAP as in effect prior to giving effect to the adoption of ASU No. 2016-02 “Leases (Topic 842)” and ASU No. 2018-11 “Leases (Topic 842)” shall be considered Finance Lease Obligations, and all calculations, determinations and deliverables under the Indenture shall be made or prepared, as applicable, in accordance therewith; provided, however, that (a) all financial statements required to be provided under the Indenture, at the option of the Issuer, shall be prepared in accordance with GAAP without giving effect to the foregoing treatment of Finance Lease Obligations and (b) the Issuer shall give notice of any such election between U.S. GAAP and IFRS made in accordance with this definition to the Trustee and such election, once made, shall be irrevocable.

For the avoidance of doubt, solely making an election (without any other action) referred to in this definition will not (1) be treated as an incurrence of Debt or (2) have the effect of rendering invalid any payment, Investment or other action made prior to the date of such election pursuant to Section 4.7 or any incurrence of Debt incurred prior to the date of such election pursuant to Section 4.9 (or any other action conditioned on the Issuer and the Restricted Subsidiaries having been able to incur $1.00 of additional Debt) if such payment, Investment, incurrence or other action was valid under this Indenture on the date made, incurred or taken, as the case may be.

If there occurs a change in IFRS or U.S. GAAP, as the case may be, and such change would cause a change in the method of calculation of any term or measure used in this Indenture (an “Accounting Change”), then the Issuer may elect that such term or measure shall be calculated as if such Accounting Change had not occurred.

“Global Note Legend” means the legend identified as such in Exhibit A.

“Global Notes” means the Notes that are in the form of Exhibit A issued in global form and registered in the name of the Depositary or its nominee.

“Guarantee” by any Person means any obligation, contingent or otherwise, of such Person guaranteeing, or having the economic effect of guaranteeing, any Debt of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including, without limitation, any obligation of such Person,

(1) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Debt,

(2) to purchase property, securities or services for the purpose of assuring the holder of such Debt of the payment of such Debt, or

(3) to maintain working capital, equity capital or other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Debt (and “Guaranteed,” “Guaranteeing” and “Guarantor” shall have meanings correlative to the foregoing); provided, however, that the Guarantee by any Person shall not include endorsements by such Person for collection or deposit, in either case, in the ordinary course of business.

“Holder” means a Person in whose name the Note is registered on the Registrar’s books.

“Holdings” means (i) Acushnet Holdings Corp. or (ii) to the extent a Successor Company has succeeded to, and been substituted for, Acushnet Holdings Corp. in a transaction permitted under Section 5.1, such Successor Company.

“IAI” means an investor constituting an “accredited investor” within the meaning of Rule 501(a)(1), (2), (3) or (7) under the Securities Act.

“Incur” means, with respect to any Debt or other obligation of any Person, to create, issue, incur (by conversion, exchange or otherwise), assume, Guarantee or otherwise become liable in respect of such Debt or other obligation including by acquisition of Subsidiaries or the recording, as required pursuant to GAAP or otherwise, of any such Debt or other obligation on the balance sheet of such Person (and “Incurrence,” “Incurred” and “Incurring” shall have meanings correlative to the foregoing); provided, however, that a change in GAAP that results in an obligation of such Person that exists at such time becoming Debt shall not be deemed an Incurrence of such Debt. The amount of Debt of any Person at any time in the case of a revolving credit or similar facility shall be the total amount of funds borrowed and then outstanding (other than in the case of any Reserved Debt Amount, which amount of Debt shall be considered outstanding after such designation as a Reserved Debt Amount).

“Indenture” means this Indenture, as amended or supplemented from time to time.

“Initial Notes” has the meaning set forth in the preamble hereto.

“Initial Purchasers” refers to J.P. Morgan Securities LLC, PNC Capital Markets LLC, Truist Securities, Inc., Citigroup Global Markets Inc., BMO Capital Markets Corp., TD Securities (USA) LLC, M&T Securities, Inc., Citizens JMP Securities, LLC, Capital One Securities, Inc., U.S. Bancorp Investments, Inc. and HSBC Securities (USA) Inc.

“Interest Rate, Currency or Commodity Price Agreement” of any Person means any forward contract, futures contract, swap, option or other financial agreement or arrangement (including, without limitation, caps, floors, collars and similar agreements) relating to, or the value of which is dependent upon, interest rates, currency exchange rates or commodity prices or indices (excluding contracts for the purchase or sale of goods in the ordinary course of business).

“Investment” by any Person means any direct or indirect loan, advance or other extension of credit or capital contribution (by means of transfers of cash or other property (other than Capital Stock that is neither Redeemable Stock nor Preferred Stock of a Restricted Subsidiary) to others or payments for property or services for the account or use of others, or otherwise) to, or purchase or acquisition of Capital Stock, bonds, notes, debentures or other securities or evidence of Debt issued by, any other Person, including any Guarantee of any obligation of such other Person, but shall not include:

(1) trade accounts receivable and trade credit in the ordinary course of business;

(2) any Interest Rate, Currency or Commodity Price Agreement;

(3) endorsements of negotiable instruments and documents in the ordinary course of business; and

(4) advances to customers, commission, travel and similar advances to future, present or former employees, directors, officers, members of management or consultants, in each case made in the ordinary course of business or consistent with past practice.

The amount of any Investment outstanding at any time shall be the original cost of such Investment, reduced by any dividend, distribution, interest payment, return of capital, repayment, or other amount received by the Issuer or a Restricted Subsidiary in respect of such Investment in an aggregate amount not to exceed the original cost of such Investment (provided that, with respect to amounts received other than in the form of cash or Cash Equivalents, such amount shall be equal to the fair market value of such consideration (as determined in good faith by the Issuer)).

“Investment Grade Rating” means a rating equal to or higher than:

(1) Baa3 (or the equivalent) by Moody’s;

(2) BBB- (or the equivalent) by S&P; or

(3) BBB- (or the equivalent) by Fitch;

or, if any such entity ceases to rate the Notes for reasons outside of the Issuer’s control, the equivalent investment grade credit rating from any other Rating Agency.

“Investment Grade Securities” means (i) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (other than Cash Equivalents), (ii) debt securities or debt instruments with an Investment Grade Rating, but excluding any debt securities or instruments constituting loans or advances among the Issuer and its Subsidiaries, (iii) investments in any fund that invests substantially all its assets in investments of the type described in clauses (i) and (ii), and (iv) corresponding instruments in countries other than the United States customarily utilized for high quality investments.

“Issue Date” means October 3, 2023.

“Lien” means, with respect to any property or assets, any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, security interest, lien (statutory or otherwise), charge, easement (other than any easement not materially impairing usefulness or marketability), encumbrance, preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever on or with respect to such property or assets (including, without limitation, any sale and leaseback arrangement, conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing); provided, however, that in no event will an operating lease (or other lease in respect of a Non-Finance Lease) be deemed to constitute a Lien solely by virtue of constituting a lease.

“Limited Condition Transaction” means (1) any Investment or acquisition (whether by merger, consolidation or otherwise), whose consummation is not conditioned on the availability of, or on obtaining, third-party financing, (2) any redemption, repurchase, defeasance, satisfaction and discharge or repayment of Debt requiring irrevocable notice in advance of such redemption, repurchase, defeasance, satisfaction and discharge or repayment and (3) any Restricted Payment requiring either irrevocable notice or any declaration in advance thereof or a definitive agreement or trade.

“Long Derivative Instrument” means a Derivative Instrument (i) the value of which generally increases, and/or the payment or delivery obligations under which generally decrease, with positive changes to the Performance References and/or (ii) the value of which generally decreases, and/or the payment or delivery obligations under which generally increase, with negative changes to the Performance References.

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.

“Net Available Proceeds” from any Asset Disposition by any Person means cash or Cash Equivalents received (including by way of sale or discounting of a note, installment receivable or other receivable (but only as and when received), but excluding any other consideration received in the form of assumption by the acquirer of Debt or other obligations relating to such properties or assets) therefrom by such Person, net of:

(1) all legal, title and recording tax expenses, commissions and other fees and expenses incurred and all federal, state, foreign and local Taxes required to be accrued as a liability as a consequence of such Asset Disposition (including, in each case, in connection with any repatriation of funds);

(2) all payments made by such Person or its Restricted Subsidiaries on any Debt which is secured by such assets in accordance with the terms of any Lien upon, or with respect to, such assets or which must by the terms of such Lien, or in order to obtain a necessary consent to such Asset Disposition or by applicable law, be repaid out of the proceeds from such Asset Disposition;

(3) all distributions and other payments made to minority interest holders in Restricted Subsidiaries of such Person or joint ventures as a result of such Asset Disposition;

(4) appropriate amounts to be provided by such Person or any Restricted Subsidiary thereof, as the case may be, as a reserve in accordance with GAAP against any liabilities associated with such assets and retained by such Person or any Restricted Subsidiary thereof, as the case may be, after such Asset Disposition, including, without limitation, liabilities under any indemnification obligations and severance and other employee termination costs associated with such Asset Disposition, in each case as determined in good faith by senior management of the Issuer;

(5) any costs associated with unwinding any related Interest Rate, Currency or Commodity Price Agreement in connection with such transaction; and

(6) any portion of the purchase price from an Asset Disposition placed in escrow (until released from escrow to the Issuer or any of its Restricted Subsidiaries), whether as a reserve for adjustment of the purchase price, for satisfaction of indemnities in respect of such Asset Disposition or otherwise in connection with such Asset Disposition.

“Net Secured Leverage Ratio” means, as of any date of determination, the ratio of (1)(a) the amount of Secured Funded Debt of the Issuer and its Restricted Subsidiaries as of the last day of the most recently ended Test Period, minus (b) the amount of unrestricted cash and Cash Equivalents held by the Issuer and its Restricted Subsidiaries as of the last day of the most recently ended Test Period to (2) Consolidated EBITDA of the Issuer and its Restricted Subsidiaries for such Test Period (in each case calculated on a Pro Forma Basis).

“Net Total Leverage Ratio” means, as of any date of determination, the ratio of (1)(a) the amount of Funded Debt of the Issuer and its Restricted Subsidiaries as of the last day of the most recently ended Test Period, minus (b) the amount of unrestricted cash and Cash Equivalents held by the Issuer and its Restricted Subsidiaries as of the last day of the most recently ended Test Period to (2) Consolidated EBITDA of the Issuer and its Restricted Subsidiaries for such Test Period (in each case calculated on a Pro Forma Basis).

“Net Short” means, with respect to a Holder or beneficial owner of Notes, as of a date of determination, either (i) the value of its Short Derivative Instruments exceeds the sum of the (x) the value of its Notes plus (y) the value of its Long Derivative Instruments as of such date of determination or (ii) it is reasonably expected that such would have been the case were a Failure to Pay or Bankruptcy Credit Event (each as defined in the 2014 International Swaps and Derivatives Association, Inc. Credit Derivatives Definitions) to have occurred with respect to the Issuer or any Guarantor immediately prior to such date of determination.

“Non-Finance Lease” means a lease that is not required to be accounted for as a finance lease on both the balance sheet and the income statement for financial reporting purposes in accordance with GAAP. For the avoidance of doubt, a straight-line or operating lease shall be considered a Non-Finance Lease.

“Note Custodian” means the Person appointed as custodian for the Depositary with respect to the Global Notes, or any successor entity thereto.

“Notes” means the Initial Notes and any Additional Notes. The Initial Notes and the Additional Notes, if any, shall be treated as a single class for all purposes under this Indenture.

“Notes Guarantor” means Holdings and the Subsidiary Guarantors, until, in each case such Person is released from the Guarantee of the Notes in accordance with the terms of this Indenture.

“Notes Guarantee” means the Parent Guarantee and the Subsidiary Guarantees.

“Offer to Purchase” means a written offer (the “Offer”) sent by the Issuer by first class mail, postage prepaid, to each Holder at his address appearing in the security register or, with respect to Global Notes, given in accordance with DTC procedures on the date of the Offer offering to purchase up to the principal amount of Notes specified in such Offer at the purchase price specified in such Offer (as determined pursuant to this Indenture). Unless otherwise required by applicable law, the Offer shall specify an expiration date (the “Offer Expiration Date”) of the Offer to Purchase which shall be, subject to any contrary requirements of applicable law, not less than 10 days or more than 60 days after the date of such Offer and a settlement date (the “Purchase Date”) for purchase of Notes within three Business Days after the Offer Expiration Date. The Offer shall contain a description of the events requiring the Issuer to make the Offer to Purchase and all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Offer to Purchase. The Offer shall also state:

(1) the section of this Indenture pursuant to which the Offer to Purchase is being made;

(2) the Offer Expiration Date and the Purchase Date and, if such Offer is made in advance of a Change of Control and conditioned upon the occurrence of a Change of Control, that the Offer is conditioned upon the occurrence of a Change of Control;

(3) the aggregate principal amount of the outstanding Notes offered to be purchased by the Issuer pursuant to the Offer to Purchase (including, if less than 100%, the manner by which such has been determined pursuant to the section of this Indenture requiring the Offer to Purchase) (the “Purchase Amount”);

(4) the purchase price to be paid by the Issuer for each $1,000 aggregate principal amount of Notes accepted for payment (as specified pursuant to this Indenture) (the “Purchase Price”);

(5) that the Holder may tender all or any portion of the Notes registered in the name of such Holder and that any portion of a Note tendered must be tendered in an integral multiple of $1,000 principal amount;

(6) the place or places where Notes are to be surrendered for tender pursuant to the Offer to Purchase;

(7) that interest on any Note not tendered or tendered but not purchased by the Issuer pursuant to the Offer to Purchase will continue to accrue;

(8) that on the Purchase Date the Purchase Price will become due and payable upon each Note being accepted for payment pursuant to the Offer to Purchase and that interest thereon shall cease to accrue on and after the Purchase Date;

(9) that each Holder electing to tender a Note pursuant to the Offer to Purchase will be required to surrender such Note at the place or places specified in the Offer prior to the close of business on the Offer Expiration Date (such Note being, if the Issuer or the Trustee so requires, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Issuer and the Trustee duly executed by, the Holder thereof or his attorney duly authorized in writing);

(10) that Holders will be entitled to withdraw all or any portion of Notes tendered if the Issuer (or its Paying Agent) receives, not later than the close of business on the Offer Expiration Date, a telegram, facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Note the Holder tendered, the certificate number of the Note the Holder tendered and a statement that such Holder is withdrawing all or a portion of his tender;

(11) that (a) if Notes in an aggregate principal amount less than or equal to the Purchase Amount are duly tendered and not withdrawn pursuant to the Offer to Purchase, the Issuer shall purchase all such Notes and (b) if Notes in an aggregate principal amount in excess of the Purchase Amount are tendered and not withdrawn pursuant to the Offer to Purchase, the Issuer shall purchase Notes having an aggregate principal amount equal to the Purchase Amount on a pro rata basis (with such adjustments as may be deemed appropriate so that only Notes in denominations of $1,000 or integral multiples thereof shall be purchased); and (12) that in the case of any Holder whose Note is purchased only in part, the Issuer shall execute, and the Trustee shall authenticate and deliver to the Holder of such Note without service charge, a new Note or Notes, of any authorized denomination as requested by such Holder, in an aggregate principal amount equal to and in exchange for the unpurchased portion of the Note so tendered.

If any of the Notes subject to an Offer to Purchase is in global form, then the Offer shall be modified by the Issuer to the extent necessary to comply with the procedures of the Depositary applicable to repurchases. Any Offer to Purchase shall be governed by and effected in accordance with the Offer for such Offer to Purchase.

“Offering Memorandum” means the Issuer’s offering memorandum, dated September 27, 2023, relating to the offer and sale of the Initial Notes.

“Officer” means any of the following of the Issuer, Holdings or any Subsidiary Guarantor: the Chairman of the Board of Directors, the Chief Executive Officer, the Chief Financial Officer, the President, any Vice President, the Treasurer, Assistant Treasurer, the Secretary or Assistant Secretary (or, with respect to a Subsidiary Guarantor, any member, trustee or general partner authorized to act on behalf of such Subsidiary Guarantor).

“Officer’s Certificate” means a certificate signed by an Officer that meets the requirements of Section 11.3 of this Indenture.

“Opinion of Counsel” means a written opinion from legal counsel reasonably acceptable to the Trustee. The counsel may be an employee of, or counsel to, the Issuer or the Trustee.

“Parent Guarantee” means the Guarantee by Holdings of the Issuer’s obligations under this Indenture.

“Pari Passu Debt” means Debt of the Issuer or a Subsidiary Guarantor that is pari passu in right of payment with the Notes, in the case of the Issuer, or the Subsidiary Guarantees, in the case of any Subsidiary Guarantor. For the purposes of this definition, no Debt will be considered to be senior or junior by virtue of being secured on a first or junior priority basis.

“Participant” means, with respect to the Depositary, a Person who has an account with the Depositary.

“Paying Agent” means any Person authorized by the Issuer to pay the principal of, premium, if any, or interest on any Notes on behalf of the Issuer.

“Payment Default” means a Default relating to a failure by the Issuer to make any payment when due on the Notes.

“Performance References” has the meaning assigned to it in the definition of “Derivative Instrument.”

“Permitted Acquisition Debt” means Debt of the Issuer or any of the Restricted Subsidiaries to the extent that:

(1) such Debt consists of Debt of an acquired Person that was outstanding prior to the date on which such Person became a Restricted Subsidiary as a result of having been acquired by the Issuer or a Restricted Subsidiary and any Debt Incurred, including by the Issuer or any Restricted Subsidiary, in contemplation of such acquisition or the acquisition of the assets or business of such Person by the Issuer or a Restricted Subsidiary; or

(2) such Debt consists of Debt of a Person that was outstanding prior to the date on which such Person was merged, consolidated or amalgamated with or into the Issuer or a Restricted Subsidiary and any Debt Incurred, including by the Issuer or any Restricted Subsidiary, in contemplation of such merger, consolidation or amalgamation;

provided that on the date such Person became a Restricted Subsidiary or the date such Person was merged, consolidated and amalgamated with or into the Issuer or a Restricted Subsidiary, as applicable, after giving pro forma effect thereto, either:

(a) the Issuer would be permitted to Incur at least $1.00 of additional Debt (other than Permitted Debt) pursuant to Section 4.9(a), or

(b) the Consolidated Coverage Ratio of the Issuer determined on a Pro Forma Basis would be not less than the Consolidated Coverage Ratio of the Issuer for the most recently ended Test Period immediately prior to giving effect to such transaction.

“Permitted Interest Rate, Currency or Commodity Price Agreement” of any Person means any Interest Rate, Currency or Commodity Price Agreement entered into with one or more counterparties that is designed to protect such Person against fluctuations in interest rates or currency exchange rates with respect to Debt Incurred or proposed to be Incurred and which shall have a notional amount no greater than the payments due with respect to the Debt being hedged thereby, or in the case of currency or commodity protection agreements, against currency exchange rate or commodity price fluctuations and, in each case, not for purposes of speculation.

“Permitted Holder” means any of (a) any Sponsor and (b) any group (within the meaning of Section 13(d)(3) of the Exchange Act or any successor provision) of which any one or more of the Sponsors are members; provided that in the case of clause (b) and without giving effect to the existence of such group or any other group, the Sponsors have beneficial ownership directly or indirectly of more than fifty percent (50%) of the total voting power of the Voting Stock of Holdings (or such direct or indirect parent company) held by such group.

“Permitted Investment” means:

(1) (x) any Investment in the Issuer or a Restricted Subsidiary or (y) any Investment in a Person that will become a Restricted Subsidiary or be merged into or consolidated with the Issuer or a Restricted Subsidiary or transfers or conveys all or substantially all its assets to the Issuer or a Restricted Subsidiary as a result of such Investment, and any Investment held by a Person at the time of such acquisition by, merger or consolidation with or transfer to the Issuer or a Restricted Subsidiary;

(2) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors and other credits to suppliers in the ordinary course of business;

(3) any Investment in cash and Cash Equivalents or Permitted Interest Rate, Currency or Commodity Price Agreements;

(4) any non-cash consideration received in connection with an Asset Disposition (or a disposition excluded from the definition of Asset Disposition) that was made in compliance with Section 4.10;

(5) loans or advances to future, present or former officers, directors, members of management, consultants and employees of Holdings, the Issuer and its Restricted Subsidiaries (i) for reasonable and customary business-related travel, entertainment, relocation and analogous ordinary business purposes, (ii) in connection with such Person’s purchase of equity interests of Holdings (provided that the amount of such loans and advances shall be contributed to the Issuer in cash as common equity) and (iii) for purposes not described in the foregoing clauses (i) and (ii), in an aggregate principal amount outstanding not to exceed $10.0 million (determined without regard to any write-downs or writeoffs);

(6) guarantees of Debt made in compliance with Section 4.9 or other obligations not constituting Debt that are not prohibited by this Indenture;

(7) any Investment existing on the Issue Date or made pursuant to binding commitments in effect on the Issue Date or an Investment consisting of any extension, modification or renewal of any Investment existing on the Issue Date; provided that the amount of any such Investment may only be increased pursuant to this clause (7) to the extent required by the terms of such Investment as in existence on the Issue Date or as otherwise permitted under this Indenture;

(8) Investments acquired with the net cash proceeds received by the Issuer after the Issue Date from the issuance and sale of Capital Stock (other than Redeemable Stock) or made in exchange for Capital Stock (other than Redeemable Stock or Preferred Stock); provided that the amount of all such net cash proceeds will be excluded from clause (4)(iii)(2) of Section 4.7(a);

(9) any Investment that, when taken together with all other Investments made pursuant to this clause (9) since the Issue Date and outstanding on the date such Investment is made, does not exceed the greater of (i) $100.0 million and (ii) 4.5% of Total Assets determined on a Pro Forma Basis as of the end of the most recently ended Test Period at the time of such Investment;

(10) Investments with the proceeds of Excluded Contributions;

(11) any acquisition of franchise and related rights, including any related property, from franchisees of the Issuer or any Restricted Subsidiary;

(12) (i) Investments (including debt obligations and equity interests) made in connection with the bankruptcy or reorganization of suppliers, customers or franchisees or in settlement of delinquent obligations of, or other disputes with, customers, suppliers or franchisees arising in the ordinary course of business and (ii) Investments made in the ordinary course of business in connection with obtaining, maintaining or renewing client and customer contracts and loans or advances made to, and guarantees with respect to obligations of, distributors, suppliers, licensors and licensees in the ordinary course of business;

(13) Investments in Unrestricted Subsidiaries, Similar Businesses or Permitted Joint Ventures which, together with any other outstanding Investment made pursuant to this clause (13), do not exceed the greater of (i) $140.0 million and (ii) 6.0% of Total Assets determined on a Pro Forma Basis as of the end of the most recently ended Test Period at the time of such Investment; provided, however, that if any Investment pursuant to this clause (13) is made in any Person that is not a Restricted Subsidiary at the date of the making of such Investment and such Person becomes a Restricted Subsidiary after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) above and shall cease to have been made pursuant to this clause (13) for so long as such Person continues to be a Restricted Subsidiary;

(14) Investments in the ordinary course of business consisting of Article 3 of the Uniform Commercial Code endorsements for collection or deposit and Article 4 of the Uniform Commercial Code customary trade arrangements with customers consistent with past practices;

(15) advances of payroll payments to employees in the ordinary course of business;

(16) Investments consisting of licensing of intellectual property pursuant to joint marketing arrangements with other Persons so long as such licensing arrangements are made in the ordinary course of business and are consistent with past practice;

(17) guarantees of performance or other obligations (other than Debt) arising in the ordinary course of business;

(18) any Investment in a Receivables Subsidiary in order to effectuate a Receivables Facility not to exceed the greater of (i) $130.0 million and (ii) 5.0% of Total Assets determined on a Pro Forma Basis as of the end of the most recently ended Test Period (without giving effect to any net Investments on account of any amounts consisting of purchase fees or discount or in the nature of interest, in each case, as determined in good faith and in a consistent and commercially reasonable manner by the Issuer); and

(19) any Investment; provided that, immediately after giving pro forma effect to the making of any such Investment and any Debt Incurred in connection therewith, the Net Total Leverage Ratio of the Issuer determined on a Pro Forma Basis for the most recently ended Test Period at the time of such Incurrence would not exceed 3.75 to 1.00.

“Permitted Joint Venture” means any joint venture arrangement (which may be structured as a corporation, partnership, trust, limited liability company or any other Person) or other Person (other than a Restricted Subsidiary) in which the Issuer or a Restricted Subsidiary owns Capital Stock.

“Permitted Liens” means, with respect to any Person:

(1) Liens securing Debt under Debt Facilities outstanding or Incurred under Section 4.9(b)(1);

(2) Liens securing any Debt which became Debt pursuant to a transaction permitted under Section 5.1 or securing Debt which was created prior to (and not created in connection with, or in contemplation of) the Incurrence of such Debt (including any assumption, guarantee or other liability with respect thereto by any Restricted Subsidiary) and which Debt is permitted under the provisions of Section 4.9 and solely relate to the assets that previously secured such Debt; provided, however, that such Liens shall not extend to any other property owned by the Issuer or any Restricted Subsidiary (other than improvements, accessions, proceeds or dividends or distributions in respect of the assets or property securing such Debt);

(3) Liens imposed by law, including carriers’, warehousemen’s and mechanics’ Liens, in each case for sums not overdue by more than 60 days or being contested in good faith by appropriate proceedings if a reserve or other appropriate provisions, if any, as shall be required by GAAP shall have been made in respect thereof, or, if overdue by more than 60 days, with respect to which the failure to make payment could not reasonably be expected to have a material adverse effect on the business, assets, financial condition or results of operations of the Issuer and its Restricted Subsidiaries, taken as a whole;

(4) Liens for taxes, assessments or other governmental charges not yet delinquent or not yet subject to penalties for nonpayment or which are being contested in good faith by appropriate proceedings provided appropriate reserves required pursuant to GAAP have been made in respect thereof;

(5) (i) Liens (including rights of setoff) granted in respect of collateral accounts, concentration accounts, deposit accounts, pooled deposit or sweep accounts or other funds maintained with a financial institution, bank or securities intermediary; provided that such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by the account holder in excess of those set forth by regulations issued by the Board of Governors of the Federal Reserve System; (ii) rights of set-off and recoupment against, together with Liens granted in respect of, credit balances and dedicated settlement and reserve accounts of the Issuer and its Restricted Subsidiaries with credit card issuers or credit card processors or amounts owing by such credit card issuers or credit card processors to the Issuer or any of its Restricted Subsidiaries in the ordinary course of business; and (iii) Liens granted to secure other cash management arrangements in the ordinary course of business;

(6) Liens on assets, property or shares of stock of a Person existing at the time such Person becomes a Restricted Subsidiary or is merged with or into or consolidated or amalgamated with the Issuer or any Restricted Subsidiary of the Issuer or such assets, property or shares of stock were acquired by the Issuer or any Restricted Subsidiary; provided, however, that such Liens shall not extend to any other property owned by the Issuer or any Restricted Subsidiary (other than improvements, accessions, proceeds or dividends or distributions in respect of the assets, property or shares acquired);

(7) encumbrances, ground leases, easements or reservations of, or rights of others for, licenses, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning, building codes or other restrictions (including, without limitation, minor defects or irregularities in title and similar encumbrances) as to the use of real properties or liens incidental to the conduct of the business of such Person or to the ownership of its properties which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(8) leases, licenses, subleases and sublicenses of assets (including, without limitation, real property and intellectual property rights) which do not materially interfere with the ordinary conduct of the business of the Issuer or any of its Restricted Subsidiaries;

(9) Liens existing on the Issue Date (plus improvements, accessions, proceeds or dividends or distributions in respect of the assets or property subject to such Liens) (other than Liens permitted under clause (1) of this definition);

(10) pledges or deposits by such Person under workmen’s compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Debt) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or United States government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import or customs duties or for the payment of rent, in each case Incurred in the ordinary course of business;

(11) judgment Liens not giving rise to an Event of Default and any appropriate legal proceedings which may have been duly initiated for the review of such judgment have not been finally terminated or the period within which such proceedings may be initiated has not expired;

(12) any encumbrance or restriction (including put and call arrangements) with respect to Capital Stock of any joint venture or similar arrangement pursuant to any joint venture or similar agreement;

(13) Liens for the purpose of securing the payment of all or a part of the purchase price of, purchase money obligations or other payments Incurred to finance the acquisition, lease, improvement or construction of or repairs or additions to, assets or property acquired or constructed by the Issuer or a Restricted Subsidiary in the ordinary course of business; provided that: (a) the aggregate principal amount of Debt secured by such Liens is otherwise permitted to be Incurred under this Indenture and does not exceed the cost of the assets or property so acquired or constructed; and (b) such Liens are created within 270 days of the later of the acquisition, lease, completion of improvements, construction, repairs or additions or commencement of full operation of the assets or property subject to such Lien and do not encumber any other assets or property of the Issuer or any Restricted Subsidiary other than such assets or property and assets affixed or appurtenant thereto; provided that individual financings of property provided by one lender may be cross collateralized to other financings of property provided by such lender in the ordinary course of business;

(14) any interest or title of a lessor under any Finance Lease Obligation Incurred under clause (A) of Section 4.9(b)(6); provided that such Liens do not extend to any property or assets which is not leased property subject to such Finance Lease Obligation; provided that individual financings of property provided by one lender may be cross collateralized to other financings of property provided by such lender in the ordinary course of business;

(15) Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of letters of credit, bankers’ acceptances, bank guarantees and similar instruments issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(16) (i) Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other property relating to such letters of credit and products and proceeds thereof; and (ii) Liens granted in cash collateral (including any associated deposit or securities accounts) to secure obligations Incurred in connection with the issuance of letters of credit, bank guarantees, bankers acceptances and similar instruments;

(17) Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual, or warranty requirements of the Issuer or any of its Subsidiaries, including rights of offset and set-off;

(18) Liens securing Permitted Interest Rate, Currency or Commodity Price Agreements;

(19) [reserved];

(20) Liens on cash, cash equivalents or other property arising in connection with the discharge or redemption of Debt;

(21) Liens on any real property constituting exceptions to title as set forth in a mortgage title policy delivered to a secured lender with respect thereto;

(22) (i) Liens on insurance policies and the proceeds thereof securing the financing of premiums with respect thereto; provided that such Liens shall not exceed the amount of such premiums so financed; and (ii) Liens, pledges, deposits made or other security provided to secure liabilities to, or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefits of), insurance carriers in the ordinary course of business or consistent with past practice;

(23) Liens in favor of the Issuer or a Restricted Subsidiary;

(24) Liens arising from filing Uniform Commercial Code financing statements regarding leases or precautionary Uniform Commercial Code financings statements or similar filings;

(25) Liens Incurred in connection with sale and leaseback transactions permitted under clause (B) of Section 4.9(b)(6);

(26) deposits to secure the performance of bids, trade contracts, governmental contracts and leases (other than Debt), statutory obligations, surety, stay, customs and appeal bonds, performance bonds and other obligations of a like nature (including those to secure health, safety and environmental obligations) incurred in the ordinary course of business;

(27) Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by the Issuer or any of the Restricted Subsidiaries in the ordinary course of business and Liens arising by operation of law under Article 2 of the Uniform Commercial Code in favor of a seller or buyer of goods;

(28) Liens securing Debt and other obligations in the aggregate amount outstanding at any time not to exceed the greater of (x) $130.0 million and (y) 5.0% of Total Assets determined on a Pro Forma Basis as of the end of the most recently ended Test Period at the time of such Incurrence;

(29) Liens that (i) are incidental to the ordinary conduct of its business or the ownership of its properties and assets, (ii) were not Incurred in connection with the Incurrence of Debt for borrowed money and (iii) do not in the aggregate materially detract from the value of the property of the Issuer or any Restricted Subsidiary or materially impair the use thereof in the operation of its business;

(30) Liens securing Debt Incurred to refinance Debt (other than Liens permitted under clause (1)) that was previously so secured (or otherwise replacing any such Lien), including to secure any refinancing (or successive refinancing) as a whole, or in part, of any Debt secured by a Lien, provided that any such Lien is limited to all or part of the same property or assets (plus improvements, replacements of such property or assets, accessions, after-acquired property or assets, proceeds or dividends or distributions in respect thereof and customary security deposits in respect thereof and, in the case of multiple financings of equipment provided by any lender, other equipment financed by such lender) that secured (or, under the written arrangements under which the original Lien arose, could secure) the Debt being refinanced or is in respect of property or assets that is the security for a Permitted Lien hereunder;

(31) ground leases in respect of real property on which facilities owned or leased by the Issuer or any of its Subsidiaries are located;

(32) Liens on deposit accounts established for the purpose of paying golf tour professionals;

(33) Liens on Receivables Assets securing any Receivables Facility;

(34) statutory Liens and any Liens arising by operation of law in respect of normal cost or contributions or special payments to any Canadian Pension Plan and arising in the ordinary course of business;

(35) Liens deemed to exist in connection with Investments in repurchase agreements referred to in clause (5) of “Cash Equivalents”;

(36) Liens relating to purchase orders and other agreements entered into with customers and vendors of the Issuer or any of its Restricted Subsidiaries in the ordinary course of business;

(37) Liens securing the Notes (other than any Additional Notes) and any Guarantees thereof;

(38) Liens securing Debt, so long as after the incurrence thereof, on a Pro Forma Basis, the Net Secured Leverage Ratio as of the most recently ended Test Period shall be no greater than 3.25 to 1.00; and

(39) Liens on cash proceeds of Debt (and on the related escrow accounts) in connection with the issuance of such Debt into (and pending the release from) a customary escrow arrangement, to the extent such Debt is Incurred in compliance with Section 4.9.

“Permitted Refinancing Debt” means any Debt of the Issuer or any of its Restricted Subsidiaries (“Specified Debt”) issued in exchange for, or the net proceeds of which are used to refinance other Debt of the Issuer or any of its Restricted Subsidiaries; provided that:

(1) the principal amount, accreted value or liquidation preference, as applicable, of such Specified Debt does not exceed the principal amount, accreted value or liquidation preference, as applicable, of the refinanced Debt (including unutilized commitments in respect thereof) plus Incremental Amounts;

(2) the Permitted Refinancing Debt has a final maturity date no earlier than the final maturity date of the Debt being refinanced;

(3) the Permitted Refinancing Debt has an Average Life at the time such Permitted Refinancing Debt is Incurred that is equal to or greater than the Average Life of the Debt being refinanced;

(4) if the Debt being refinanced is subordinated in right of payment to the Notes or a Subsidiary Guarantee, such Permitted Refinancing Debt is subordinated in right of payment to the Notes or such Subsidiary Guarantee on terms at least as favorable, taken as a whole, to the Holders of Notes as those contained in the documentation governing the Debt being refinanced; and

(5) other than in the case of Specified Debt of Debt (or unutilized commitments in respect of Debt) Incurred under clause (1) of the Section 4.9(b), such Debt shall not include Debt of a Restricted Subsidiary that is not a Subsidiary Guarantor that refinances Debt of the Issuer or a Subsidiary Guarantor.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, incorporated or unincorporated association, joint-stock company, trust, mutual fund trust, unincorporated organization or government or other agency or political subdivision thereof or other legal entity of any kind.

“Preferred Stock” of any Person means Capital Stock of such Person of any class or classes (however designated) that ranks prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding-up of such Person, to shares of Capital Stock of any other class of such Person.

“Pro Forma Basis” and “Pro Forma Effect” means, with respect to compliance with any test or covenant or calculation of any ratio hereunder, the determination or calculation of such test, covenant or ratio (including in connection with Specified Transactions) in accordance with the provisions set forth in the definition of “Consolidated Coverage Ratio”, under Section 1.4 and under Section 1.5.

“Public Company Costs” means charges associated with, or in anticipation of, or preparation for, compliance with the requirements of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith and charges relating to compliance with the provisions of the Securities Act and the Exchange Act (and, in each case, similar applicable law under other jurisdictions), as applicable to companies with equity or debt securities held by the public, the rules of national securities exchange companies with listed equity or debt securities, listing fees, independent directors’ compensation, fees and expense reimbursement, charges relating to investor relations (including investor relations employee compensation), shareholder meetings and reports to shareholders or debtholders, directors’ and officers’ insurance and legal and other professional fees associated with becoming or being a public company.

“Rating Agency” means each of S&P, Moody’s or Fitch, or if (and only if) S&P, Moody’s, Fitch or any combination thereof shall not make a rating on the Notes publicly available, a nationally recognized statistical rating organization or organizations, as the case may be, selected by the Issuer, which shall be substituted for S&P, Moody’s or Fitch, or any combination thereof, as the case may be.

“Receivables Assets” shall mean (a) any accounts receivable owed to the Issuer or any Restricted Subsidiary subject to a Receivables Facility and the proceeds thereof and (b) all contracts and contract rights, guarantees or other obligations in respect of such accounts receivable, all records with respect to such accounts receivable, any deposit accounts into which payments of such accounts receivable are made by counterparties and any other assets customarily transferred or pledged together with accounts receivable in connection with an accounts receivable securitization or factoring arrangement and which are sold, conveyed, assigned or otherwise transferred or pledged in connection with a Receivables Facility.

“Receivables Facility” shall mean any of one or more receivables financing facilities (and any guarantee of such financing facility), the obligations of which are non-recourse (other than pursuant to Standard Securitization Undertakings) to the Issuer and the Restricted Subsidiaries pursuant to which the Issuer or any Restricted Subsidiary sells, directly or indirectly, grants a security interest in or otherwise transfers its Receivables Assets to (A) a Person that is not Holdings, the Issuer or a Restricted Subsidiary in connection with a factoring or other arrangement involving the sale of receivables for cash that is in the aggregate fair and reasonable to the Issuer and the related Restricted Subsidiaries (if any) (as determined in good faith by the Issuer) or (B) a Receivables Subsidiary; provided that any such transfer of Receivables Assets to a Receivables Subsidiary complies with the following criteria: (i) such facility is in the aggregate fair and reasonable to the Issuer and the related Receivables Subsidiary; (ii) all sales and/or contributions of Receivables Assets to the related Receivables Subsidiary are made at fair market value (as determined in good faith by the Issuer); (iii) the financing terms, covenants, termination events and other provisions are market terms; and (iv) the cash portion of the purchase price paid by the Receivables Subsidiary at the time of any purchase or transfer of Receivables Assets is at least 85% of the fair market value of such Receivables Assets, taken as an average for such Receivables Assets purchased or transferred at such time.

“Receivables Sale” of any Person means any sale of Receivables of such Person (pursuant to a purchase facility or otherwise), other than in connection with a disposition of the business operations of such Person relating thereto or a disposition of defaulted Receivables for purposes of collection and not as a financing arrangement.

“Receivables Subsidiary” means a Person in which the Issuer or any Restricted Subsidiary makes an Investment and to which the Issuer or any Restricted Subsidiary sells, conveys, transfers or grants a security interest in Receivables Assets, which Person (i) engages in no other activities other than the purchase or acquisition of Receivables Assets for the limited purpose of effecting one or more Receivables Facilities and related activities, (ii) does not have any Debt that is guaranteed by or otherwise recourse to the Issuer or any Restricted Subsidiary or any of their respective assets or properties (other than pursuant to Standard Securitization Undertakings), (iii) is not party to any contracts, agreements, arrangements or understanding with the Issuer or any of its Restricted Subsidiaries other than on terms that are no less favorable to the Issuer or such Restricted Subsidiary than those that might be obtained by the Issuer or such Restricted Subsidiary from a Person that is not an Affiliate of the Issuer, (iv) with respect to which none of the Issuer or any of its Restricted Subsidiaries has any obligation to maintain such Person’s financial condition or cause such entity to achieve any specified level of operating results and (v) is designated by the board of directors (or equivalent governing body) of the Issuer as an Unrestricted Subsidiary.

“Redeemable Stock” of any Person means any Capital Stock of such Person that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or otherwise (including upon the occurrence of an event) matures or is required to be redeemed (other than in exchange for Capital Stock of the Issuer that is not Redeemable Stock) or is convertible into or exchangeable for Debt or is redeemable at the option of the holder thereof (other than in exchange for Capital Stock of the Issuer that is not Redeemable Stock), in whole or in part, at any time prior to the final Stated Maturity of the Notes. Notwithstanding the preceding sentence, any Capital Stock that would constitute Redeemable Stock solely because the holders thereof have the right to require the Issuer to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale shall not constitute Redeemable Stock if the terms of such Capital Stock provide that the Issuer shall not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with Section 4.7.

“refinance” means refinance, refund, replace, renew, repay, modify, restate, defer, substitute, supplement, reissue, resell, extend or increase (including pursuant to any defeasance or discharge mechanism) and the terms “refinances”, “refinanced” and “refinancing” as used for any purpose in this Indenture shall have a correlative meaning.

“Regulated Bank” means an (i) Approved Commercial Bank that is (a) a U.S. depository institution the deposits of which are insured by the Federal Deposit Insurance Corporation, (b) a corporation organized under section 25A of the U.S. Federal Reserve Act of 1913, (c) a branch, agency or commercial lending company of a foreign bank operating pursuant to approval by and under the supervision of the Board of Governors of the Federal Reserve System under 12 CFR part 211, (d) a non-U.S. branch of a foreign bank managed and controlled by a U.S. branch referred to in clause (c) or (e) any other U.S. or non-U.S. depository institution or any branch, agency or similar office thereof supervised by a bank regulatory authority in any jurisdiction or (ii) any Affiliate of a Person set forth in clause (i) above to the extent that (a) all of the Capital Stock of such Affiliate is directly or indirectly owned by either (x) such Person set forth in clause (i) above or (y) a parent entity that also owns, directly or indirectly, all of the Capital Stock of such Person set forth in clause (i) and (b) such Affiliate is a securities broker or dealer registered with the SEC under Section 15 of the Exchange Act.

“Regulation S Legend” means the legend identified as such in Exhibit A.

“Replacement Assets” means:

(1) properties and assets (other than cash, Cash Equivalents, any Capital Stock or other security) that will be used in the business of the Issuer and its Restricted Subsidiaries or otherwise useful in a Similar Business or that is otherwise intended to replace any property or assets that are the subject of such Asset Disposition;

(2) Capital Stock of any Person that is engaged in a Similar Business and that will be merged or consolidated with or into the Issuer or a Restricted Subsidiary or that will become a Restricted Subsidiary; and

(3) Capital Stock of any Person that at such time is a Restricted Subsidiary of the Issuer.

“Responsible Officer” means, when used with respect to the Trustee, any officer within the corporate trust department of the Trustee, including any vice president, assistant vice president, assistant secretary, assistant treasurer, trust officer or any other officer of the Trustee who customarily performs functions similar to those performed by the Persons who at the time shall be such officers, respectively, or to whom any corporate trust matter is referred because of such Person’s knowledge of and familiarity with the particular subject and who shall have direct responsibility for the administration of this Indenture.

“Restricted Notes Legend” means the legend identified as such in Exhibit A.

“Restricted Subsidiary” means any Subsidiary of the Issuer, whether existing on or after the Issue Date, unless such Subsidiary is an Unrestricted Subsidiary.

“S&P” means S&P Global Ratings, a division of S&P Global Inc., and any successor to its rating agency business.

“Screened Affiliate” means any Affiliate of a Holder (i) that makes investment decisions independently from such Holder and any other Affiliate of such Holder that is not a Screened Affiliate, (ii) that has in place customary information screens between it and such Holder and any other Affiliate of such Holder that is not a Screened Affiliate and such screens prohibit the sharing of information with respect to the Issuer or its Subsidiaries, (iii) whose investment policies are not directed by such Holder or any other Affiliate of such Holder that is acting in concert with such Holder in connection with its investment in the Notes, and (iv) whose investment decisions are not influenced by the investment decisions of such Holder or any other Affiliate of such Holder that is acting in concert with such Holders in connection with its investment in the Notes.

“SEC” means the U.S. Securities and Exchange Commission.

“Secured Funded Debt” at any date shall mean the aggregate principal amount of Funded Debt that is then secured by Liens on any property or assets of the Issuer or any Restricted Subsidiary.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Senior Secured Credit Agreement” means the Amended and Restated Credit Agreement, dated as of December 23, 2019, as amended by the First Amendment to Credit Agreement, dated as of July 3, 2020, and the Second Amendment and Agency Resignation, Appointment an Assumption, dated as of August 2, 2022, among Holdings, the Issuer, the foreign borrowers party thereto, the guarantors party thereto, the lenders party thereto and JPMorgan Chase Bank, N.A. (as successor to Wells Fargo Bank National Association), as administrative agent, and any amendment, amendment and restatement, modification or refinancing thereof in one or more agreements.

“Short Derivative Instrument” means a Derivative Instrument (i) the value of which generally decreases, and/or the payment or delivery obligations under which generally increase, with positive changes to the Performance References and/or (ii) the value of which generally increases, and/or the payment or delivery obligations under which generally decrease, with negative changes to the Performance References.

“Significant Restricted Subsidiary” means, at any date of determination, any Restricted Subsidiary that would be a “significant subsidiary” of the Issuer within the meaning of Rule 1-02(w) under Regulation S-X promulgated by the SEC, as such Regulation is in effect on the Issue Date.

“Similar Business” means any business engaged or proposed to be engaged in by the Issuer or any of its Subsidiaries on the Issue Date and any business or other activities that are similar, ancillary, complementary, incidental or related to, or an extension, development or expansion of, the businesses in which the Issuer or any of its Subsidiaries is engaged on the Issue Date.

“Specified Transaction” means (a) any disposition or sale of all or substantially all the assets of or a majority of the Capital Stock of any Restricted Subsidiary or of any business unit, line of business or division of the Issuer or any of its Restricted Subsidiaries, (b) any Investment that results in a Person becoming a Restricted Subsidiary of the Issuer, (c) any Investment in a Person that will become a Restricted Subsidiary or be merged into or consolidated with the Issuer or a Restricted Subsidiary or transfers or conveys all or substantially all its assets to the Issuer or a Restricted Subsidiary as a result of such Investment, (d) any designation of any Restricted Subsidiary as an Unrestricted Subsidiary, or of any Unrestricted Subsidiary as a Restricted Subsidiary, in each case in accordance with Section 4.16, (e) the proposed incurrence, retirement or repayment of Debt, (f) the making of a Restricted Payment or (g) an other event, in each case, in respect of which compliance with any financial ratio is by the terms of this Indenture required to be calculated on a Pro Forma Basis.

“Sponsor” means Fila Holdings Corp. and its Affiliates and associated funds (including, in each case, as applicable, related funds, general partners thereof and limited partners thereof, but solely to the extent any such limited partners are directly or indirectly participating as investors pursuant to a side-by-side investing arrangement, but not including, however, any portfolio company of any of the foregoing).

“Standard Securitization Undertakings” means representations, warranties, covenants, repurchase obligations and indemnities entered into by the Issuer or any Restricted Subsidiary which are customary for a seller or servicer of assets transferred in connection with a Receivables Facility.

“Stated Maturity” means, when used with respect to any Debt or any installment of interest on such Debt, the dates specified in such Debt as the fixed date on which the principal of such Debt or such installment of interest, as the case may be, is due and payable.

“Subordinated Debt” means Debt of the Issuer or a Subsidiary Guarantor that is expressly subordinated or junior in right of payment to the Notes or a Subsidiary Guarantee, as applicable, pursuant to a written agreement to that effect.

“Subsidiary” of any Person means:

(1) a corporation more than 50% of the combined voting power of the outstanding Voting Stock of which is owned, directly or indirectly, by such Person or by one or more other Subsidiaries of such Person or by such Person and one or more Subsidiaries thereof or

(2) any other Person (other than a corporation) in which such Person, or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, has at least a majority ownership and power to direct the policies, management and affairs thereof.

“Subsidiary Guarantee” means the Guarantee by any Subsidiary Guarantor of the Issuer’s obligations under this Indenture.

“Subsidiary Guarantor” means each Restricted Subsidiary of the Issuer on the Issue Date that is a party to this Indenture for purposes of providing a Subsidiary Guarantee with respect to the Notes, and each other Restricted Subsidiary that is required to, or at the election of the Issuer, does become a Subsidiary Guarantor by the terms of this Indenture after the Issue Date and their respective successors and assigns, in each case, until such Person is released from its Subsidiary Guarantee in accordance with the terms of this Indenture.

“Taxes” means any and all present or future taxes, duties, levies, imposts, assessments, deductions, fees, withholdings (including backup withholding) or similar charges imposed by any governmental authority, and all liabilities to any governmental authority (including interest, penalties or additions to tax) with respect to the foregoing.

“Test Period” means, for any determination hereunder, the four consecutive fiscal quarters of the Issuer then last ended for which financial statements pursuant to clause (1) or (2) under Section 4.3(a) are internally available, as determined in good faith by the Issuer).

“Total Assets” means, as of any date of determination, the total assets of the Issuer and its Restricted Subsidiaries on a consolidated basis in accordance with GAAP, as shown on the last day of the most recently ended Test Period (and, in the case of any determination relating to any Specified Transaction, on a Pro Forma Basis including any property or assets being acquired in connection therewith).

“Transfer Restricted Notes” means Notes that bear or are required to bear the Restricted Notes Legend.

“Treasury Rate” means, with respect to any redemption date, the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 that has become publicly available at least two business days prior to such redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such redemption date to October 15, 2025; provided, however, that if the period from such redemption date to October 15, 2025 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

“Trustee” has the meaning set forth in the preamble of this Indenture and any successor thereto.

“United States” or “U.S.” means the United States of America.

“U.S. Government Obligations” means direct non-callable obligations of, or guaranteed by, the United States for the payment of which guarantee or obligations the full faith and credit of the United States is pledged, and shall also include a depositary receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such U.S. Government Obligations or a specific payment of principal of or interest on any such U.S. Government Obligations held by such custodian for the account of the holder of such depositary receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depositary receipt from any amount received by the custodian in respect of the U.S. Government Obligations or the specific payment of principal of or interest on the U.S. Government Obligations evidenced by such depositary receipt.

“Unrestricted Subsidiary” means: (1) any Subsidiary of the Issuer which at the time of determination shall be designated as an Unrestricted Subsidiary by the Issuer in the manner provided in Section 4.16 and (2) any Subsidiary of an Unrestricted Subsidiary.

“Voting Stock” of any Person means Capital Stock of such Person which ordinarily has voting power for the election of directors (or persons performing similar functions) of such Person, whether at all times or only so long as no senior class of securities has such voting power by reason of any contingency.

“Wholly Owned Subsidiary” of any Person means a Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person or by such Person and one or more Wholly Owned Subsidiaries of such Person.

SECTION 1.2. Other Definitions.

Term	Defined in Section
“acceleration declaration”	6.2	(a)
“Act”	11.12	(a)
“Alternate Offer”	4.13
“Applicable Premium Deficit”	8.4	(1)
“Authentication Order”	2.2
“Change of Control Offer”	4.13
“Change of Control Purchase Price”	4.13
“Covenant Defeasance”	8.3
“Deposit Trustee”	8.5
“Directing Holder”	6.2	(c)
“EDGAR”	4.3	(e)
“Event of Default”	6.1
“Excess Proceeds”	4.10	(c)
“Expiration Date”	11.12	(j)
“Fixed Amounts”	1.5

Term	Defined in Section
“Increased Amount”	4.12	(c)
“Incurrence Based Amounts”	1.5
“Institutional Accredited Investor Note”	2.1	(b)
“Issuer”	Preamble
“LCT Election”	1.4
“LCT Test Date”	1.4
“Legal Defeasance”	8.2
“Note Amount”	4.10	(c)(1)
“Note Register”	2.3
“Noteholder Direction”	6.2	(c)
“Offer Expiration Date”	1.1
“Offered Price”	4.10	(c)
“Pari Passu Debt Amount”	4.10	(c)(2)
“Pari Passu Offer”	4.10	(c)(2)
“Permitted Debt”	4.9	(b)
“Position Representation”	6.2	(c)
“primary obligor”	1.1
“Purchase Date”	1.1
“QIBs”	2.1	(b)(i)
“Registrar”	2.3
“Regulation S”	2.1	(b)(i)
“Resale Restriction Termination Date”	2.15	(a)
“Reserved Debt Amount”	4.9	(c)(4)
“Restricted Payment”	4.7	(a)
“Restricted Period”	2.15	(b)
“Rule 144A”	2.1	(b)(i)
“Signature Law”	11.10
“Successor Company”	5.1	(a)(1)
“Successor Subsidiary Guarantor”	5.1	(b)(1)
“Trust Indenture Act”	9.1	(6)
“Verification Covenant”	6.2	(c)

SECTION 1.3. Rules of Construction. Unless the context otherwise requires:

(1) a term has the meaning assigned to it herein;

(2) an accounting term not otherwise defined herein has the meaning assigned to it in accordance with GAAP;

(3) “or” is not exclusive;

(4) words in the singular include the plural, and in the plural include the singular;

(5) unless otherwise specified, any reference to a Section, Article or Exhibit refers to such Section, Article or Exhibit, as the case may be, of this Indenture;

(6) provisions apply to successive events and transactions;

(7) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Indenture as a whole and not any particular Article, Section, clause or other subdivision; and

(8) references to sections of or rules under the Securities Act or the Exchange Act shall be deemed to include substitute, replacement or successor sections or rules adopted by the SEC from time to time.

SECTION 1.4. Limited Condition Transactions. When calculating the availability under any basket or ratio under the Indenture or compliance with any provision of this Indenture (including the absence of any Default or Event of Default) in connection with any Limited Condition Transaction and any actions or transactions related thereto (including acquisitions, Investments, the Incurrence or issuance of Debt and the use of the proceeds thereof, the Incurrence of Liens, repayments, Restricted Payments and Asset Dispositions), in each case, at the option of the Issuer (the Issuer’s election to exercise such option, an “LCT Election”), the date of determination for availability under any such basket or ratio and whether any such action or transaction is permitted (or any requirement or condition therefor is complied with or satisfied (including as to the absence of any Default or Event of Default)) under this Indenture shall be deemed to be the date, at the Issuer’s option, either (A) the date the definitive agreement (or other relevant definitive documentation (including, at the Issuer’s option, any amendment entered into in connection therewith)) for such Limited Condition Transaction is entered into (or, (I) in the case of any redemption, repurchase, defeasance, satisfaction and discharge or repayment of Debt, the date on which notice with respect to such Limited Condition Transaction is sent, (II) in the case of any dividend or distribution, the date of declaration thereof and (III) in the case of any purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any Capital Stock, the date of entry into a definitive agreement and/or the date of execution of a trade) (each, an “LCT Test Date”) or (B) the time of funding of any of the applicable Debt or consummation of such Limited Condition Transaction or other transaction in connection therewith or action or transaction related thereto and if, after giving pro forma effect to the Limited Condition Transaction and any actions or transactions related thereto (including acquisitions, Investments, the Incurrence or issuance of Debt and the use of proceeds thereof, the Incurrence of Liens, repayments, Restricted Payments and Asset Dispositions) and any related pro forma adjustments, the Issuer or any of its Restricted Subsidiaries would have been permitted to take such actions or consummate such transactions on the relevant LCT Test Date in compliance with such ratio, test or basket (and any related requirements and conditions), such ratio, test or basket (and any related requirements and conditions) shall be deemed to have been complied with (or satisfied) for all purposes; provided, that Consolidated Fixed Charges for purposes of the Consolidated Coverage Ratio will be calculated using an assumed interest rate based on the indicative interest margin contained in any financing commitment documentation with respect to such Debt or, if no such indicative margin exists, as reasonably determined by the Issuer in good faith.

For the avoidance of doubt, if the Issuer has made an LCT Election, (1) if any of the ratios, tests or baskets (and any related requirements and conditions) for which compliance was determined or tested as of the LCT Test Date would at any time after the LCT Test Date have failed to have been complied with as a result of fluctuations in any such ratio, test or basket, including due to fluctuations in Consolidated EBITDA, Consolidated Coverage Ratio, Net Secured Leverage Ratio, Net Total Leverage Ratio or Total Assets of the Issuer, such baskets, tests or ratios will be deemed to have been complied with notwithstanding such fluctuations (and no Default or Event of Default shall be deemed to have occurred due to such failure to comply), and (2) in calculating the availability under any ratio, test or basket in connection with any action or transaction unrelated to such Limited Condition Transaction following the relevant LCT Test Date and prior to the earlier of the date on which such Limited Condition Transaction is consummated or the date that the definitive agreement (or other relevant definitive documentation and/or trade documentation), the date for redemption, repurchase, defeasance, satisfaction and discharge or repayment specified in an irrevocable notice or the date of a dividend or distribution in the declaration thereof, in each case, for such Limited Condition Transaction is terminated, expires or passes, as applicable, without consummation of such Limited Condition Transaction, any such ratio, test or basket shall be determined or tested giving pro forma effect to such Limited Condition Transaction.

SECTION 1.5. Certain Compliance Calculations

(a) Notwithstanding anything to the contrary herein with respect to any amounts incurred or transactions entered into (or consummated) in reliance on a Fixed Basket (any such amounts, the “Fixed Amounts”) substantially concurrently with any amounts incurred or transactions entered into (or consummated) in reliance on a provision of this Indenture that requires compliance with any financial ratio or test (including the Consolidated Coverage Ratio, Net Secured Leverage Ratio and Net Total Leverage Ratio) (any such amounts, the “Incurrence Based Amounts”), it is understood and agreed that the Fixed Amounts shall be disregarded in the calculation of the financial ratio or test applicable to the Incurrence Based Amounts in connection with such substantially concurrent incurrence.

(b) For purposes of determining compliance with any covenant in this Indenture in the event that any Lien, Investment, Debt (whether at the time of incurrence or upon application of all or a portion of the proceeds thereof), disposition or other sale or transfer of assets, Restricted Payment, Affiliate transaction or contractual requirement meets the criteria of one, or more than one, of the “baskets” or categories of the applicable covenant (including any sub-clauses, sub-categories or sub-items under this Indenture) then permitted pursuant to this Indenture, as applicable, such transaction (or portion thereof) at any time shall be permitted under one or more of such applicable clauses of such “baskets” or categories of such covenant (including any sub-clauses, sub-categories or sub-items under this Indenture) at the time of such transaction or incurrence thereof or at any later time from time to time, in each case, as determined by the Issuer in its sole discretion at such time, and the Issuer may, in its sole discretion, classify and reclassify and, from time to time, later divide, classify or reclassify such Lien, Investment, Debt (whether at the time of incurrence or upon application of all or a portion of the proceeds thereof), disposition or other sale or transfer of assets, Restricted Payment, Affiliate transaction or contractual requirement (or, in each case of any of the foregoing, any portion thereof) among such applicable “baskets” or categories of such covenant (including any sub-clauses, sub-categories or sub-items under the Indenture) in any manner not expressly prohibited by this Indenture (and, for the avoidance of doubt, will only be required to include such transaction or incurrence in such of the applicable “baskets” or categories of the applicable covenant (including any sub-clauses, sub-categories or sub-items under this Indenture) as determined by Issuer at such time); provided that all Debt outstanding on the Issue Date under the Senior Secured Credit Agreement shall be deemed Incurred under clause (1) of Section 4.9(b) and may not be later reclassified.

(c) Any ratios, tests or baskets required to be satisfied in order for a specific action to be permitted under this Indenture shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding up if there is no nearest number).

SECTION 1.6. Incorporation by Reference of Trust Indenture Act. This Indenture is not qualified under the Trust Indenture Act. Notwithstanding the foregoing, whenever this Indenture refers to a provision of the Trust Indenture Act, the provision is incorporated by reference in and made a part of this Indenture. The following Trust Indenture Act terms have the following meanings:

“Commission” means the SEC.

“indenture securities” means the Notes.

“indenture security holder” means a Holder.

“indenture to be qualified” means this Indenture.

“indenture trustee” or “institutional trustee” means the Trustee.

“obligor” on the indenture securities means the Issuer and any other obligor on the indenture securities.

All other Trust Indenture Act terms used in this Indenture that are defined by the Trust Indenture Act, defined in the Trust Indenture Act by reference to another statute or defined by SEC rule have the meanings assigned to them by such definitions.

ARTICLE II THE NOTES

SECTION 2.1. Form and Dating. The Notes shall be substantially in the form of Exhibit A attached hereto. The Notes may have notations, legends or endorsements required by law, stock exchange rule or usage. Each Note shall be dated the date of its authentication. The Notes will be issued in registered form, without coupons, and in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. The registered Holder will be treated as the owner of such Note for all purposes.

The terms and provisions contained in the Notes shall constitute, and are hereby expressly made, a part of this Indenture, and the Issuer and the Trustee, by their execution and delivery of this Indenture, expressly agree to such terms and provisions and to be bound thereby. However, to the extent any provision of any Note conflicts with the express provisions of this Indenture, the provisions of this Indenture shall govern and be controlling.

(a) The Notes shall be issued initially in the form of one or more Global Notes, which shall be deposited on behalf of the purchasers of the Notes represented thereby with the Note Custodian, and registered in the name of the Depositary or a nominee of the Depositary, duly executed by the Issuer and authenticated by the Trustee as hereinafter provided.

Each Global Note shall represent such of the outstanding Notes as shall be specified therein, and each shall provide that it shall represent the aggregate amount of outstanding Notes from time to time endorsed thereon and that the aggregate amount of outstanding Notes represented thereby may from time to time be reduced or increased, as appropriate, to reflect exchanges, redemptions and transfers of interests. Any endorsement of a Global Note to reflect the amount of any increase or decrease in the amount of outstanding Notes represented thereby shall be made by the Trustee or the Note Custodian, at the direction of the Trustee, in accordance with instructions given by the Holder thereof as required by Section 2.6.

(b) The Initial Notes are being issued by the Issuer only (i) to “qualified institutional buyers” (as defined in Rule 144A under the Securities Act (“Rule 144A”)) (“QIBs”) and (ii) in reliance on Regulation S under the Securities Act (“Regulation S”). After such initial issuance, Initial Notes that are Transfer Restricted Notes may be transferred to QIBs in reliance on Rule 144A, outside the United States pursuant to Regulation S, to IAIs or to the Issuer, in accordance with certain transfer restrictions. Initial Notes that are offered in reliance on Rule 144A shall be issued in the form of one or more permanent Global Notes substantially in the form set forth in Exhibit A and bear the Restricted Notes Legend, deposited with the Note Custodian, duly executed by the Issuer and authenticated by the Trustee as hereinafter provided. Initial Notes that are offered in offshore transactions in reliance on Regulation S shall be issued in the form of one or more permanent Global Notes substantially in the form set forth in Exhibit A and bear the Regulation S Legend, deposited with the Note Custodian, duly executed by the Issuer and authenticated by the Trustee as hereinafter provided. Initial Notes resold to IAIs in the United States shall be issued in the form of one or more permanent Global Notes substantially in the form set forth in Exhibit A and bear the Restricted Notes Legend (collectively, the “Institutional Accredited Investor Note”), deposited with the Note Custodian, duly executed by the Issuer and authenticated by the Trustee as hereinafter provided. The aggregate principal amount of each Global Note may from time to time be increased or decreased by adjustments made on the records of the Note Custodian, at the direction of the Trustee. Transfers of Notes among QIBs, to or by purchasers pursuant to Regulation S and to or by IAIs shall be represented by appropriate increases and decreases to the respective amounts of the appropriate Global Notes, as more fully provided in Section 2.15.

(c) Section 2.1(b) shall apply only to Global Notes deposited with or on behalf of the Depositary.

The Issuer shall execute and the Trustee shall, in accordance with this Section 2.1 and Section 2.2, authenticate and deliver the Global Notes that (i) shall be registered in the name of the Depositary or the nominee of the Depositary and (ii) shall be delivered by the Trustee to the Depositary or pursuant to the Depositary’s instructions or held by the Note Custodian for the Depositary.

SECTION 2.2. Execution and Authentication. An Officer shall sign the Notes for the Issuer by manual, electronic, facsimile or PDF transmission signature.

If an Officer whose signature is on a Note no longer holds that office at the time a Note is authenticated, the Note shall nevertheless be valid.

A Note shall not be valid until authenticated by the manual signature of an authorized signatory of the Trustee. The signature of an authorized signatory of the Trustee shall be conclusive evidence that the Note has been authenticated under this Indenture.

The Trustee shall, upon receipt of a written order of the Issuer signed by an Officer of the Issuer (an “Authentication Order”) directing the Trustee to authenticate the Notes, authenticate Notes for original issue in the aggregate principal amount stated in such order.

The Trustee may appoint an authenticating agent reasonably acceptable to the Issuer to authenticate Notes. Any such appointment shall be evidenced by an instrument signed by a Responsible Officer of the Trustee, a copy of which shall be furnished to the Issuer. Unless limited by the terms of such appointment, an authenticating agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by such agent or agents. An authenticating agent has the same rights as an Agent to deal with Holders or the Issuer.

SECTION 2.3. Registrar; Paying Agent. The Issuer shall maintain (i) an office or agency where Notes may be presented for registration of transfer or for exchange (“Registrar”) and (ii) an office or agency where Notes may be presented for payment to a Paying Agent. The Registrar shall keep a register of the Notes (the “Note Register”) and of their transfer and exchange. The Issuer may appoint one or more co-registrars and one or more additional Paying Agents. The term “Registrar” includes any co-registrar, and the term “Paying Agent” includes any additional Paying Agent. The Issuer may change any Paying Agent or Registrar without notice to any Holder. The Issuer and/or any Restricted Subsidiary may act as Paying Agent or Registrar.

The Issuer shall notify the Trustee in writing, and the Trustee shall notify the Holders, of the name and address of any Agent not a party to this Indenture. The Issuer shall enter into an appropriate agency agreement with any Agent not a party to this Indenture. If the Issuer fails to appoint or maintain a Registrar or Paying Agent, or fails to give the foregoing notice, the Trustee shall act as such, and shall be entitled to appropriate compensation in accordance with Section 7.6.

The Issuer initially appoints the Trustee to act as the Registrar and Paying Agent at the Corporate Trust Office of the Trustee.

The Issuer initially appoints DTC to act as the Depositary with respect to the Global Notes.

SECTION 2.4. Paying Agent to Hold Money in Trust. The Issuer shall require each Paying Agent other than the Trustee to agree in writing that the Paying Agent shall hold in trust for the benefit of the Holders or the Trustee all money held by the Paying Agent for the payment of principal, premium or interest on the Notes, and shall notify the Trustee of any Default by the Issuer in making any such payment. While any such Default continues, the Trustee may require a Paying Agent to pay to the Trustee all money held by it in trust for the benefit of the Holders or the Trustee. The Issuer at any time may require a Paying Agent to pay all money held by it in trust for the benefit of the Holders or the Trustee to the Trustee. Upon payment over to the Trustee, the Paying Agent (if other than the Issuer or any of its Subsidiaries or the Trustee) shall have no further liability for such money. If the Issuer or any of its Subsidiaries acts as Paying Agent, it shall segregate and hold in a separate trust fund for the benefit of the Holders all money held by it as Paying Agent. Upon the occurrence of any of the events specified in Section 6.1, the Trustee shall serve as Paying Agent for the Notes.

SECTION 2.5. Holder Lists. The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of all Holders. Following the exchange of beneficial interests in a Global Note for certificated Notes pursuant to Section 2.6(c), if the Trustee is not the Registrar, the Issuer shall furnish, or cause the Registrar to furnish, to the Trustee at least two (2) Business Days before each interest payment date and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of the Holders holding certificated Notes, including the aggregate principal amount of the Notes held by each Holder thereof.

SECTION 2.6. Book-Entry Provisions for Global Notes.

(a) Each Global Note shall (i) be registered in the name of the Depositary for such Global Notes or the nominee of such Depositary, (ii) be delivered by the Trustee to the Depositary or pursuant to the Depositary’s instructions or held by the Note Custodian for the Depositary and (iii) bear the Global Note legends as required by Section 2.6(e).

Members of, or Participants in, the Depositary shall have no rights under this Indenture with respect to any Global Note held on their behalf by the Depositary, or the Note Custodian, or under such Global Note, and the Depositary may be treated by the Issuer, and the Trustee or any Agent and any of their respective agents, as the absolute owner of such Global Note for all purposes whatsoever under this Indenture. Notwithstanding the foregoing, nothing herein shall prevent the Issuer, the Trustee or any Agent or their respective agents from giving effect to any written certification, proxy or other authorization furnished by the Depositary or impair, as between the Depositary and its Participants, the operation of customary practices governing the exercise of the rights of an owner of a beneficial interest in any Global Note.

Neither the Trustee nor any Agent shall have any responsibility or obligation to any Holder that is a member of (or a Participant in) the Depositary or any other Person with respect to the accuracy of the records of the Depositary (or its nominee) or of any member or Participant thereof, with respect to any ownership interest in the Notes or with respect to the delivery of any notice (including any notice of redemption) or the payment of any amount or delivery of any Notes (or other security or property) under or with respect to the Notes. The Trustee and any Agent may conclusively rely (and shall be fully protected in relying) upon information furnished by the Depositary with respect to its members, Participants and any beneficial owners in the Notes.

Neither the Trustee nor any Agent shall have any responsibility for any actions taken or not taken by the Depositary.

(b) Transfers of a Global Note shall be limited to transfers of such Global Note in whole, but not in part, to the Depositary, its successors or their respective nominees. Interests of beneficial owners in a Global Note may be transferred in accordance with Section 2.15 and the rules and procedures of the Depositary. In addition, certificated Notes shall be transferred to beneficial owners in exchange for their beneficial interests only if (i) the Depositary notifies the Issuer that it is unwilling or unable to continue as Depositary for the Global Notes and a successor depositary is not appointed by the Issuer within 90 days of such notice, (ii) the Depositary ceases to be a “clearing agency” registered under the Exchange Act and a successor depositary is not appointed by the Issuer within 90 days of such notice, (iii) an Event of Default of which a Responsible Officer of the Trustee has written notice has occurred and is continuing and the Registrar has received a request from any Holder of a Global Note to issue such certificated Notes or (iv) the Issuer, in its sole discretion, notifies the Trustee in writing that it elects to cause the issuance of certificated Notes.

(c) In connection with the transfer of an entire Global Note to beneficial owners pursuant to Section 2.6(b), such Global Note shall be deemed to be surrendered to the Trustee for cancellation, and the Issuer shall execute, and the Trustee shall authenticate and deliver to each beneficial owner identified by the Depositary in exchange for its beneficial interest in such Global Note an equal aggregate principal amount of certificated Notes of authorized denominations.

(d) The registered Holder of a Global Note may grant proxies and otherwise authorize any Person, including Participants and Persons that may hold interests through Participants, to take any action which a Holder is entitled to take under this Indenture or the Notes.

(e) Each Global Note shall bear the Global Note Legend on the face thereof.

(f) At such time as all beneficial interests in Global Notes have been exchanged for certificated Notes, redeemed, repurchased or cancelled, all Global Notes shall be returned to or retained and cancelled by the Trustee in accordance with Section 2.11. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for certificated Notes, redeemed, repurchased or cancelled, the principal amount of Notes represented by such Global Note shall be reduced accordingly and an endorsement shall be made on such Global Note, by the Trustee or the Note Custodian, at the direction of the Trustee, to reflect such reduction.

(g) General Provisions Relating to Transfers and Exchanges.

(1) To permit registrations of transfers and exchanges, the Issuer shall execute and the Trustee shall authenticate Global Notes and certificated Notes upon receipt of an Authentication Order in accordance with Section 2.2 or at the Registrar’s request.

(2) No service charge shall be made to a Holder for any registration of transfer or exchange, but the Issuer may require payment of a sum sufficient to cover any stamp or transfer tax or similar governmental charge payable in connection therewith (other than any such stamp or transfer taxes or similar governmental charge payable upon exchange or transfer pursuant to Section 2.7, Section 2.10, Section 3.6, Section 4.10, Section 4.13 or Section 9.4).

(3) All Global Notes and certificated Notes issued upon any registration of transfer or exchange of Global Notes or certificated Notes shall be the valid obligations of the Issuer, evidencing the same debt, and entitled to the same benefits under this Indenture, as the Global Notes (or interests therein) or certificated Notes surrendered upon such registration of transfer or exchange.

(4) The Registrar is not required (A) to issue, to register the transfer of or to exchange Notes during a period beginning at the opening of business 15 days before the day of any selection of Notes under Section 3.2 hereof and ending at the close of business on the day of such selection, (B) to register the transfer of or to exchange any Note so selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part, or (C) to register the transfer of or to exchange a Note between a record date and the next succeeding interest payment date.

(5) Prior to due presentment for the registration of a transfer of any Note, the Trustee, any Agent and the Issuer may deem and treat the Person in whose name any Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of and interest on such Notes and for all other purposes, and none of the Trustee, any Agent, or the Issuer shall be affected by notice to the contrary.

(6) The Trustee shall authenticate Global Notes and certificated Notes in accordance with the provisions of Section 2.2. Except as provided in Section 2.6(b), neither the Trustee nor the Registrar shall authenticate or deliver any certificated Note in exchange for a Global Note.

(7) Each Holder agrees to indemnify the Issuer and the Trustee against any liability that may result from the transfer, exchange or assignment of such Holder’s Note in violation of any provision of this Indenture and/or applicable United States federal or state securities law.

(8) Neither the Trustee nor any Agent shall have any obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Indenture or under applicable law with respect to any transfer of any interest in any Note (including any transfers between or among Participants or beneficial owners of interests in any Global Note) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by the terms of, this Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.

(9) The transferor of any Note held in certificated form shall provide or cause to be provided to the Trustee all information necessary to allow the Trustee to comply with any applicable tax reporting obligations, including without limitation any cost basis reporting obligations under Section 6045 of the Internal Revenue Code of 1986, as amended. The Trustee may rely on information provided to it and shall have no responsibility to verify or ensure the accuracy of such information.

SECTION 2.7. Replacement Notes. If any mutilated Note is surrendered to the Trustee, the Registrar or the Issuer and the Trustee receives evidence to its satisfaction of the ownership and destruction, loss or theft of any Note, the Issuer shall issue and the Trustee, upon receipt of an Authentication Order, shall authenticate a replacement Note if the Trustee’s requirements are met. An indemnity bond must be supplied by the Holder that is sufficient in the judgment of the Trustee and the Issuer to protect the Issuer, the Trustee, any Agent and any authenticating agent from any loss that any of them may suffer if a Note is replaced. The Issuer, the Trustee and the Agents may charge for their expenses in replacing a Note.

Every replacement Note is an additional obligation of the Issuer and shall be entitled to all of the benefits of this Indenture equally and proportionately with all other Notes duly issued hereunder.

SECTION 2.8. Outstanding Notes. The Notes outstanding at any time are all the Notes authenticated by the Trustee except for those cancelled by it, those delivered to it for cancellation, those reductions in the interest in a Global Note effected by the Trustee in accordance with the provisions hereof, and those described in this Section 2.8 as not outstanding. Except as set forth in Section 2.9, a Note does not cease to be outstanding because the Issuer, Holdings, the Subsidiary Guarantors or any of their respective Affiliates holds the Note.

If a Note is replaced pursuant to Section 2.7, it ceases to be outstanding unless the Trustee receives proof satisfactory to it that the replaced Note is held by a protected purchaser (as defined in Section 8-303 of the Uniform Commercial Code).

If the principal amount of any Note is considered paid under Section 4.1 hereof, it ceases to be outstanding and interest on it ceases to accrue.

If the Paying Agent (other than the Issuer, Holdings, a Subsidiary Guarantor or an Affiliate of any thereof) holds, on the maturity date or date of redemption, money sufficient to pay all amounts under the Notes payable on that date, then on and after that date such Notes shall be deemed to be no longer outstanding and shall cease to accrue interest.

SECTION 2.9. Treasury Notes. In determining whether the Holders of the required aggregate principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by the Issuer, Holdings, the Subsidiary Guarantors or by any of their respective Affiliates shall be considered as though not outstanding, except that for the purposes of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent, only Notes of which a Responsible Officer of the Trustee has written notice as being so owned shall be so disregarded. Notwithstanding the foregoing, Notes that are to be acquired by the Issuer or an Affiliate of the Issuer pursuant to an exchange offer, tender offer or other agreement shall not be deemed to be owned by such entity until legal title to such Notes passes to such entity. Notes so owned which have been pledged in good faith shall not be disregarded if the pledgee establishes to the satisfaction of the Trustee the pledgee’s right to deliver any such direction, waiver or consent with respect to such pledged Notes and that the pledgee is not the Issuer, Holdings, a Subsidiary Guarantor or any of their respective Affiliates.

SECTION 2.10. Temporary Notes. Until certificated Notes are ready for delivery, the Issuer may prepare and the Trustee, upon receipt of an Authentication Order, shall authenticate temporary Notes. Temporary Notes shall be substantially in the form of certificated Notes but may have variations that the Issuer considers appropriate for temporary Notes. Without unreasonable delay, the Issuer shall prepare and the Trustee shall upon receipt of a written order of the Issuer signed by one Officer, authenticate certificated Notes in certificate form in exchange for temporary Notes.

Holders of temporary Notes shall be entitled to all of the benefits of this Indenture.

SECTION 2.11. Cancellation. The Issuer at any time may deliver to the Trustee for cancellation any Notes previously authenticated and delivered hereunder or which the Issuer may have acquired in any manner whatsoever, and all Notes so delivered shall be promptly cancelled by the Trustee. All Notes surrendered for registration of transfer, exchange or payment, if surrendered to any Person other than the Trustee, shall be delivered to the Trustee. The Trustee and no one else shall cancel all Notes surrendered for registration of transfer, exchange, payment, replacement or cancellation. Certification of the cancellation of all surrendered Notes shall be delivered to the Issuer by the Trustee at the Issuer’s written request. Subject to Sections 2.7 and 2.16, the Issuer may not issue new Notes to replace Notes that it has redeemed or paid or that have been delivered to the Trustee for cancellation. All cancelled Notes held by the Trustee shall be disposed of in accordance with its customary practice.

SECTION 2.12. Defaulted Interest. If the Issuer defaults in a payment of interest on the Notes, it shall pay the defaulted interest in any lawful manner plus, to the extent lawful, interest payable on the defaulted interest, to the Persons who are Holders on a subsequent special record date, which date shall be the earliest practicable date but in all events at least five (5) Business Days prior to the payment date, in each case at the rate provided in the Notes and in Section 4.1; provided that no special record date shall be required with respect to any defaulted interest that is paid within the applicable grace period. The Issuer shall fix or cause to be fixed each such special record date and payment date and shall promptly thereafter notify the Trustee of any such date. At least 15 days before the special record date, the Issuer (or the Trustee, in the name and at the expense of the Issuer) shall mail or cause to be mailed to Holders a notice that states the special record date, the related payment date and the amount of such interest to be paid. The Trustee will have no duty whatsoever to determine whether any defaulted interest is payable or the amount thereof.

SECTION 2.13. Computation of Interest. Interest on the Notes shall be computed on the basis of a 360-day year comprised of twelve 30-day months.

SECTION 2.14. CUSIP and ISIN Numbers. The Issuer in issuing the Notes may use “CUSIP” and “ISIN” numbers, and, if they do so, the Trustee shall use the CUSIP and/or ISIN number in notices of redemption or exchange as a convenience to Holders; provided that any such notice may state that no representation is made as to the correctness or accuracy of such numbers printed in the notice or on the Notes and that reliance may be placed only on the other identification numbers printed on the Notes, and any such redemption or exchange shall not be affected by any defect in or omission of such numbers. The Issuer shall promptly notify the Trustee in writing of any change in the CUSIP number and ISIN number.

SECTION 2.15. Transfer and Exchange.

(a) The following provisions shall apply with respect to any proposed transfer of a Rule 144A Note or an Institutional Accredited Investor Note prior to the date which is at least six months after the later of the date of its original issue, the original issue date of any Additional Notes and the last date on which the Issuer or any Affiliate of the Issuer was the owner of such securities (or any predecessor thereto) (the “Resale Restriction Termination Date”):

(1) a transfer of a Rule 144A Note or an Institutional Accredited Investor Note or a beneficial interest therein to a QIB shall be made upon the representation of the transferee, in the form of assignment as set forth on the reverse of the Note, that it is purchasing the Note for its own account or an account with respect to which it exercises sole investment discretion and that it and any such account is a QIB, and is aware that the sale to it is being made in reliance on Rule 144A and acknowledges that it has received such information regarding the Issuer as the undersigned has requested pursuant to Rule 144A or has determined not to request such information and that it is aware that the transferor is relying upon its foregoing representations in order to claim the exemption from registration provided by Rule 144A;

(2) a transfer of a Rule 144A Note or an Institutional Accredited Investor Note or a beneficial interest therein to an IAI shall be made upon receipt by the Trustee or its agent of a certificate substantially in the form set forth under Exhibit D from the proposed transferee and, if requested by the Issuer or the Trustee, the receipt by the Trustee or its agent of an Opinion of Counsel, certification and/or other information satisfactory to each of them; and

(3) a transfer of a Rule 144A Note or an Institutional Accredited Investor Note or a beneficial interest therein to a non-U.S. person shall be made upon receipt by the Trustee or its agent of a certificate substantially in the form set forth under Exhibit C from the proposed transferor and, if requested by the Issuer or the Trustee, the delivery of an Opinion of Counsel, certification and/or other information satisfactory to each of them.

After the Resale Restriction Termination Date, interests in a Rule 144A Note or an Institutional Accredited Investor Note may be transferred in accordance with applicable law without requiring the certifications set forth under Exhibit C or Exhibit D or any additional certification.

(b) The following provisions shall apply with respect to any proposed transfer of a Regulation S Note prior to the date which is forty days after the later of the Issue Date, the closing date of the issuance of any Additional Notes and when the Notes or any predecessor of the Notes are first offered to Persons other than distributors (as defined in Rule 902 of Regulation S) in reliance on Regulation S (the “Restricted Period”):

(1) a transfer of a Regulation S Note or a beneficial interest therein to a QIB shall be made upon the representation of the transferee, in the form of assignment as set forth on the reverse of the Note, that it is purchasing the Note for its own account or an account with respect to which it exercises sole investment discretion and that it and any such account is a QIB, and is aware that the sale to it is being made in reliance on Rule 144A and acknowledges that it has received such information regarding the Issuer as the undersigned has requested pursuant to Rule 144A or has determined not to request such information and that it is aware that the transferor is relying upon its foregoing representations in order to claim the exemption from registration provided by Rule 144A;

(2) a transfer of a Regulation S Note or a beneficial interest therein to an IAI shall be made upon receipt by the Trustee or its agent of a certificate substantially in the form set forth under Exhibit D from the proposed transferee and, if requested by the Issuer or the Trustee, the delivery of an Opinion of Counsel, certification and/or other information satisfactory to each of them; and

(3) a transfer of a Regulation S Note or a beneficial interest therein to a non-U.S. person shall be made upon receipt by the Trustee or its agent of a certificate substantially in the form set forth under Exhibit C hereof from the proposed transferor and, if requested by the Issuer or the Trustee, receipt by the Trustee or its agent of an Opinion of Counsel, certification and/or other information satisfactory to each of them.

After the expiration of the Restricted Period, interests in the Regulation S Note may be transferred in accordance with applicable law without requiring the certifications set forth under Exhibit C or Exhibit D or any additional certification

(c) In the event that a Global Note is exchanged for Notes in certificated, registered form pursuant to Section 2.6, such Notes may be exchanged only in accordance with such procedures as are substantially consistent with the provisions of clauses (a) and (b) of this Section 2.15 above (including the certification requirements intended to ensure that such transfers comply with Rule 144A or Regulation S, as the case may be) and such other procedures as may from time to time be adopted by the Issuer and notified to the Trustee in writing.

(d) Restricted Notes Legend. Upon the transfer, exchange or replacement of Notes not bearing the Restricted Notes Legend, the Registrar shall deliver Notes that do not bear the Restricted Notes Legend. Upon the transfer, exchange or replacement of Notes bearing the Restricted Notes Legend, the Registrar shall deliver only Notes that bear the Restricted Notes Legend unless there is delivered to the Registrar an Opinion of Counsel reasonably satisfactory to the Issuer to the effect that neither such legend nor the related restrictions on transfer are required in order to maintain compliance with the provisions of the Securities Act.

(e) Regulation S Legend. Upon the transfer, exchange or replacement of Notes not bearing the Regulation S Legend, the Registrar shall deliver Notes that do not bear the Regulation S Legend. Upon the transfer, exchange or replacement of Notes bearing the Regulation S Legend, the Registrar shall deliver only Notes that bear the Regulation S Legend unless there is delivered to the Registrar an Opinion of Counsel reasonably satisfactory to the Issuer to the effect that neither such legend nor the related restrictions on transfer are required in order to maintain compliance with the provisions of the Securities Act.

(f) General. By its acceptance of any Note bearing the Restricted Notes Legend or the Regulation S Legend, as applicable, each Holder of such a Note acknowledges the restrictions on transfer of such Note set forth in this Indenture and in the Restricted Notes Legend or the Regulation S Legend, as applicable, and agrees that it shall transfer such Note only as provided in this Indenture. A transfer of a beneficial interest in a Global Note that does not involve an exchange of such interest for a certificated Note or a beneficial interest in another Global Note shall be subject to compliance with applicable law and the applicable procedures of the Depositary but is not subject to any procedure required by this Indenture, except as otherwise expressly set forth in this Indenture.

In connection with any proposed transfer pursuant to Regulation S or pursuant to any other available exemption from the registration requirements of the Securities Act (other than pursuant to Rule 144A), the Issuer may require the delivery of an Opinion of Counsel, other certifications or other information satisfactory to the Issuer.

The Registrar shall retain copies of all letters, notices and other written communications received pursuant to this Section 2.15.

SECTION 2.16. Issuance of Additional Notes.

The Issuer shall be entitled to issue Additional Notes in an unlimited aggregate principal amount under this Indenture that shall have identical terms as the Initial Notes, other than with respect to the date of issuance, issue price, first interest payment date applicable thereto, first date from which interest will accrue, transfer restrictions, any registration rights agreement and additional interest with respect thereto; provided that such issuance is not prohibited by the terms of this Indenture, including Section 4.9 and provided, further, that if any Additional Notes are not fungible with the existing Notes for U.S. federal income tax purposes, as determined by the Issuer, such Additional Notes will have a separate CUSIP number and ISIN. The Initial Notes and any Additional Notes shall be treated as a single class for all purposes under this Indenture.

With respect to any Additional Notes, the Issuer shall set forth in an Officer’s Certificate, a copy of which shall be delivered to the Trustee, the following information:

(1) the aggregate principal amount of such Additional Notes to be authenticated and delivered pursuant to this Indenture;

(2) the issue price, the issue date, the CUSIP and/or ISIN number of such Additional Notes, the first interest payment date and the date from which interest shall accrue;

(3) whether such Additional Notes shall be Transfer Restricted Notes; and

(4) that such issuance is not prohibited by this Indenture.

The Trustee shall, upon receipt of the Officer’s Certificate, an Authentication Order and an Opinion of Counsel confirming that all conditions precedent to the authentication and delivery of the Additional Notes have been satisfied and stating that the Additional Notes are the legal, valid and binding obligation of the Issuer, subject to the customary exceptions, authenticate the Additional Notes in accordance with the provisions of Section 2.2 of this Indenture.

ARTICLE III REDEMPTION AND PREPAYMENT

SECTION 3.1. Notices to Trustee. If the Issuer elects to redeem Notes pursuant to the optional redemption provisions of Section 3.7, it shall furnish to the Trustee, at least five Business Days (or such shorter period as is acceptable to the Trustee) before sending a notice of such redemption, an Officer’s Certificate setting forth the (i) the paragraph of the Notes and/or section of this Indenture pursuant to which the redemption shall occur, (ii) redemption date (which, in the case of a redemption subject to conditions, may be subject to extension until such conditions are satisfied), (iii) principal amount of Notes to be redeemed and (iv) the redemption price or the method for determining the redemption price.

SECTION 3.2. Selection of Notes to Be Redeemed. In the event that less than all of the Notes are to be redeemed at any time, the Trustee shall select the Notes (or portions of Notes) to be redeemed among the Holders in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed or, if the Notes are not then listed on any national securities exchange, on a pro rata basis or by lot; provided, however, that no Notes of $2,000 in original principal amount or less shall be redeemed in part. Notwithstanding anything to the contrary stated herein, to the extent any such Notes are held in the form of Global Notes, the Notes to be redeemed shall be selected in accordance with the applicable procedures and requirements of the Depositary.

SECTION 3.3. Notice of Redemption. The Issuer shall mail or cause to be mailed (in each case sent by first class mail) in accordance with Section 11.1 and, in the case of Global Notes given in accordance with DTC procedures, a notice of redemption pursuant to Section 3.7 to each Holder whose Notes are to be redeemed at its registered address (with a copy to the Trustee), at least 10 days but not more than 60 days before the expected redemption date, except that notices may be delivered more than 60 days prior to a redemption date if the notice is (a) issued in connection with a Covenant Defeasance, Legal Defeasance or satisfaction and discharge pursuant to Article VIII or (b) subject to one or more conditions precedent and such redemption date is delayed until such time as any or all such conditions shall be satisfied (or waived by the Issuer in its sole discretion).

The notice shall identify the Notes to be redeemed (including the name of the Notes, the series, “CUSIP” numbers and corresponding “ISINs”, if applicable, interest rate, maturity date and, if known, certificate numbers) and shall state:

(1) the redemption date (which, in the case of a redemption subject to conditions, may be subject to extension until such conditions are satisfied);

(2) the redemption price (or the method by which it is to be determined);

(3) if any Note is being redeemed in part, the portion of the principal amount of such Note to be redeemed and that, after the redemption date, upon surrender of such Note, a new Note or Notes in principal amount equal to the unredeemed portion shall be issued upon cancellation of the original Note (or appropriate adjustments to the amount and beneficial interests in a Global Note will be made, as appropriate);

(4) the name and address of the Paying Agent;

(5) that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price;

(6) that, unless the Issuer defaults in making such redemption payment, interest, if any, on Notes called for redemption ceases to accrue on and after the redemption date;

(7) the paragraph of the Notes and/or Section of this Indenture pursuant to which the Notes called for redemption are being redeemed;

(8) that no representation is made as to the correctness or accuracy of the CUSIP number and ISIN number, if any, listed in such notice or printed on the Notes; and

(9) any conditions precedent to such redemption.

At the Issuer’s written request, the Trustee shall give the notice of redemption in the Issuer’s name and at the Issuer’s expense; provided, however, that the Issuer shall have delivered to the Trustee, at least five Business Days prior to the date of the giving of the notice of redemption (or such shorter period as is acceptable to the Trustee), an Officer’s Certificate requesting that the Trustee give such notice and setting forth the information to be stated in the notice as provided in the preceding paragraph and confirming that all conditions precedent to the redemption, if any, have been satisfied. The notice sent in the manner herein provided shall be deemed to have been duly given whether or not the Holder receives such notice. In any case, failure to give such notice or any defect in the notice to the Holder of any Note shall not affect the validity of the proceeding for the redemption of any other Note.

SECTION 3.4. Effect of Notice of Redemption. Subject to the next paragraph, once notice of redemption is delivered in accordance with Section 3.3, Notes called for redemption become due and payable on the redemption date at the applicable redemption price.

Any redemption notice may, at the Issuer’s discretion, be subject to the satisfaction or waiver of one or more conditions precedent, including completion of an Equity Offering, financing transaction, Change of Control or other transaction. In addition, if such redemption is subject to satisfaction or waiver of one or more conditions precedent, such notice shall state that, in the Issuer’s discretion, the redemption date may be delayed until such time as any or all such conditions shall be satisfied or waived, or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied (or waived by the Issuer in its sole discretion) by the redemption date, or by the redemption date so delayed.

SECTION 3.5. Deposit of Redemption Price. On or before 11:00 a.m. (New York City time) on the redemption date, the Issuer shall deposit with the Trustee or with the Paying Agent (other than the Issuer or an Affiliate of the Issuer) money sufficient to pay the redemption price, together with accrued and unpaid interest, if any, to the applicable redemption date on all Notes to be redeemed on that date. The Trustee or the Paying Agent shall promptly return to the Issuer any money deposited with the Trustee or the Paying Agent by the Issuer in excess of the amounts necessary to pay the redemption price and accrued and unpaid interest, if any, to the applicable redemption date on all Notes to be redeemed.

If the Issuer has deposited with the Trustee or Paying Agent money sufficient to pay the redemption price of, and unpaid and accrued interest, if any, on, all Notes to be redeemed, on and after the redemption, interest shall cease to accrue on the Notes or the portions of Notes called for redemption (regardless of whether certificates for such securities are actually surrendered). If a Note is redeemed on or after an interest record date but on or prior to the related interest payment date, then any accrued and unpaid interest shall be paid to the Person in whose name such Note was registered at the close of business on such record date. If any Note called for redemption shall not be so paid upon surrender for redemption because of the failure of the Issuer to comply with the preceding paragraph, interest shall be paid on the unpaid principal from the redemption until such principal is paid, and to the extent lawful on any interest not paid on such unpaid principal, in each case, at the rate provided in the Notes and in Section 4.1.

SECTION 3.6. Notes Redeemed in Part. Upon surrender and cancellation of a Note that is redeemed in part, the Issuer shall issue and, upon the written request of an Officer of the Issuer, the Trustee shall authenticate for the Holder at the expense of the Issuer a new Note equal in principal amount to the unredeemed portion of the Note surrendered and canceled; provided that each such new Note will be in a minimum principal amount of $2,000 or integral multiples of $1,000 in excess thereof.

SECTION 3.7. Optional Redemption.

(a) The Notes may be redeemed, in whole or in part, at any time or from time to time prior to October 15, 2025 at the option of the Issuer, at a redemption price equal to 100.0% of the principal amount of the Notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest thereon, if any, to, but excluding, the applicable redemption date. The Issuer will, prior to such redemption date, provide written notice executed by an Officer of the Issuer of the Treasury Rate and Applicable Premium, including the calculations thereof in reasonable detail. The Trustee will not be responsible for the calculation of Applicable Premium in connection with such redemption.

(b) At any time or from time to time on or after October 15, 2025, the Issuer, at its option, may redeem the Notes in whole or in part at the redemption prices (expressed as percentages of principal amount of the Notes to be redeemed) set forth below, together with accrued and unpaid interest thereon, if any, to, but excluding, the applicable redemption date, if redeemed during the 12-month period beginning on October 15 of the years indicated below:

Year	Redemption Price
2025	103.688%
2026	101.844%
2027 and thereafter	100.000%

(c) In the event that before October 15, 2025, the Issuer receives net cash proceeds from one or more Equity Offerings, the Issuer may, at its option and on one or more occasions, redeem up to 40% of the original aggregate principal amount of all Notes issued (calculated after giving effect to any issuance of Additional Notes), with the aggregate principal amount of Notes to be redeemed not to exceed the aggregate proceeds, net of any underwriting fee paid in cash, from such Equity Offering, at a redemption price of 107.375% of the principal amount thereof, plus accrued and unpaid interest, if any, to, but excluding, the applicable redemption date; provided that:

(1) at least 60.0% of the original aggregate principal amount of Notes issued (calculated after giving effect to any issuance of Additional Notes) remains outstanding immediately after giving effect to each such redemption; and

(2) each such redemption date occurs not more than 180 days after the date of the closing of any such Equity Offering.

(d) Nothing herein shall limit the ability of the Issuer or its Affiliates to purchase or acquire Notes in open market purchases, tender or exchange offers or other negotiated transactions or otherwise.

(e) If Holders of not less than 90% in aggregate principal amount of all outstanding Notes validly tender and do not withdraw such Notes in connection with any tender offer or other offer to purchase the Notes (including pursuant to a Change of Control Offer, Alternate Offer or an offer to purchase with the proceeds from any Asset Disposition) and the Issuer, or any other Person making such offer in lieu of the Issuer, purchases all of the Notes validly tendered and not validly withdrawn by such Holders, the Issuer will have the right, upon not less than 10 nor more than 60 days’ prior notice, to redeem all Notes that remain outstanding following such purchase at a redemption price in cash equal to the applicable price paid to Holders in such purchase, plus accrued and unpaid interest, if any, to, but excluding, the redemption date.

(f) If the optional redemption date is after an interest record date and on or before the related interest payment date, the accrued and unpaid interest will be paid to the Person in whose name the Note is registered at the close of business on such record date, and no additional interest will be payable to Holders whose Notes will be subject to redemption by the Issuer.

ARTICLE IV COVENANTS

SECTION 4.1. Payment of Notes.

(a) The Issuer shall pay or cause to be paid the principal of, premium, if any, and interest on the Notes on the dates and in the manner provided in the Notes. Principal, premium, if any, and interest shall be considered paid for all purposes hereunder on the date the Trustee or the Paying Agent (if other than the Issuer or a Subsidiary thereof) holds, as of 11:00 a.m. (New York City time) on the relevant payment date, U.S. dollars deposited by the Issuer in immediately available funds and designated for and sufficient to pay all such principal, premium, if any, and interest then due.

(b) The Issuer shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal at the rate equal to the then applicable interest rate on the Notes to the extent lawful; it shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace period), at the same rate to the extent lawful.

SECTION 4.2. Maintenance of Office or Agency. The Issuer shall maintain an office or agency in the United States where Notes may be surrendered for registration of transfer or for exchange and where notices and demands to or upon the Issuer, Holdings and the Subsidiary Guarantors in respect of the Notes and this Indenture may be served. The Issuer shall give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency. If at any time the Issuer shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the Corporate Trust Office of the Trustee.

The Issuer may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations; provided that no such designation or rescission shall in any manner relieve the Issuer of its obligation to maintain an office or agency in the United States for such purposes. The Issuer shall give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.

The Issuer hereby designates the Corporate Trust Office of the Trustee as one such office or agency of the Issuer in accordance with Section 2.3.

SECTION 4.3. Provision of Financial Information.

(a) Whether or not the Issuer is subject to Section 13(a) or 15(d) of the Exchange Act, or any successor provision thereto, so long as any of the Notes remain outstanding, the Issuer shall provide to the Trustee the following documents no later than 10 days after the dates specified below:

(1) within 90 days after the end of each fiscal year (beginning with the fiscal year ending after the Issue Date), annual reports containing substantially all of the information required to be contained in an Annual Report on Form 10-K if the Issuer had been a reporting company under the Exchange Act; provided, that the Issuer shall not be required to provide the information otherwise required to be presented by reporting companies under the Exchange Act pursuant to Part III of Form 10-K, except for such information as would be required by Item 401 of Regulation S-K, Item 403(a) of Regulation S-K and Item 404 of Regulation S-K;

(2) within 45 days after the end of each of the first three fiscal quarters of each fiscal year, reports containing substantially all of the information required to be contained in a Quarterly Report on Form 10-Q if the Issuer had been a reporting company under the Exchange Act; and

(3) within the time periods specified for filing current reports on Form 8-K (as in effect on the Issue Date), reports containing substantially all of the information required to be contained in a Form 8-K if the Issuer had been a reporting company under the Exchange Act; provided that (a) no such report or information will be required to be so furnished if the Issuer determines in good faith that such event is not material to the Holders or the business, assets, operations or financial condition of the Issuer and its Restricted Subsidiaries, taken as a whole and (b) trade secrets and other confidential information that is competitively sensitive in the good faith and reasonable determination of the Issuer may be excluded from disclosures.

The reports required pursuant to clauses (1), (2) and (3) of this Section 4.3(a) will not be required to comply with (i) Section 302, Section 404 or Section 906 of the Sarbanes-Oxley Act of 2002, (ii) related Items 307 and 308 of Regulation S-K promulgated by the SEC, (iii) Item 10(e) of Regulation S-K (with respect to any non-GAAP financial measures contained therein) or any comparable successor provision and (iv) Items 3-09, 3-10, 3-16, 13-01 or 13-02 of Regulation S-X.

(b) So long as any of the Notes remain outstanding, if at any time the Issuer is not subject to Section 13(a) or 15(d) under the Exchange Act, the Issuer will make available to any prospective purchaser of Notes or beneficial owner of Notes, upon their request, the information required by Rule 144A(d)(4) under the Securities Act until such time as the Holders of the Notes, other than Holders that are Affiliates of the Issuer, are able to sell all such Notes immediately without restriction pursuant to the provisions of Rule 144 under the Securities Act, or any successor provision thereto.

(c) Notwithstanding the foregoing, the Issuer may satisfy its obligations under this Section 4.3 (other than the obligations in Section 4.3(b)) with respect to financial information relating to the Issuer by furnishing financial information relating to Holdings (or any direct or indirect parent thereof); provided that, if the financial information so furnished relates to Holdings (or any direct or indirect parent thereof), the same is accompanied by information that explains in reasonable detail the differences between the information relating to Holdings (or such direct or indirect parent thereof), on the one hand, and the information relating to the Issuer and its Subsidiaries on a standalone basis, on the other hand.

(d) So long as any Notes are outstanding (unless restricted by law, including in connection with any proposed securities offering), if Holdings does not have its common stock publicly traded on a national securities exchange registered under Section 6 of the Exchange Act, the Issuer will also:

(1) not later than fifteen business days after filing or furnishing a copy of each of the reports referred to in clauses (1) and (2) of Section 4.3(a) with the SEC or the Trustee, hold a conference call to discuss the results of operations for the relevant reporting period, with the opportunity to ask questions of management (the Issuer may satisfy the requirements of this clause (1) by holding the required conference call within the time period required by this clause (1) as part of any earnings call of Holdings); and

(2) issue a press release or otherwise announce to the Holders prior to the date of the conference call required to be held in accordance with this paragraph, announcing the time and date of such conference call and either including all information necessary to access the call or directing Holders, prospective investors, broker-dealers and securities analysts to contact the appropriate person at the Issuer to obtain such information.

(e) The Issuer will be deemed to have furnished the reports referred to in Section 4.3(a) if the Issuer or Holdings (or any direct or indirect parent thereof) has filed the corresponding reports containing such information relating to the Issuer or Holdings (or any direct or indirect parent thereof)with the SEC via the Electronic Data Gathering, Analysis and Retrieval (“EDGAR”) filing system (or any successor system).

(f) Any and all Defaults or Events of Default arising from a failure to furnish in a timely manner any information required by this covenant shall be deemed cured (and the Issuer shall be deemed to be in compliance with this covenant) upon furnishing such information as contemplated by this covenant (but without regard to the date on which such financial statement or report is so furnished).

(g) Delivery of reports and documents to the Trustee is for informational purposes only and the Trustee’s receipt of such shall not constitute actual or constructive knowledge or notice of any information contained therein or determinable from information contained therein, including the Issuer’s or any Subsidiary Guarantor’s, as the case may be, compliance with any of its covenants under this Indenture (as to which the Trustee is entitled to rely exclusively on Officer’s Certificates of the Issuer). The Trustee shall have no obligation or responsibility to determine whether the Issuer or Holdings (or any direct or indirect parent thereof) is required to file any reports or other information with the SEC, whether the Issuer’s or Holdings’ information is available on EDGAR (or any successor system) or whether the Issuer or Holdings (or any direct or indirect parent thereof) has otherwise delivered any notice or report in accordance with the requirements specified in this Section 4.3.

SECTION 4.4. Compliance Certificate. The Issuer shall deliver to the Trustee, within 120 days after the end of each fiscal year beginning with the fiscal year ending December 31, 2023, an Officer’s Certificate, the signer of which shall be the principal executive, principal financial or principal accounting officer of the Issuer, stating that a review of the activities of Holdings, the Issuer and its Subsidiaries during the preceding fiscal year has been made under the supervision of the signing Officers with a view to determining whether each has kept, observed, performed and fulfilled its obligations under this Indenture, and further stating, as to each such Officer signing such certificate, that, to his or her knowledge, each entity has kept, observed, performed and fulfilled each and every covenant contained in this Indenture and is not in default in the performance or observance of any of the terms, provisions and conditions of this Indenture (or, if a Default or Event of Default shall have occurred, describing all such Defaults or Events of Default of which he or she may have knowledge and what action the Issuer is taking or proposes to take with respect thereto).

The Issuer shall, so long as any of the Notes are outstanding, deliver to the Trustee, within 30 days after any Officer becomes aware of any Default or Event of Default, an Officer’s Certificate specifying such Default or Event of Default and what action the Issuer is taking or propose to take with respect thereto.

SECTION 4.5. Taxes. The Issuer shall pay, and shall cause each of its Subsidiaries to pay, prior to delinquency all material Taxes, assessments and governmental levies, except such as are contested in good faith and by appropriate proceedings and with respect to which appropriate reserves have been taken in accordance with GAAP or where the failure to effect such payment is not adverse in any material respect to the Holders of the Notes.

SECTION 4.6. Stay, Extension and Usury Laws. The Issuer, Holdings and each of the Subsidiary Guarantors covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Indenture, and the Issuer, Holdings and each of the Subsidiary Guarantors (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and covenants that it shall not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Trustee, but shall suffer and permit the execution of every such power as though no such law has been enacted.

SECTION 4.7. Limitation on Restricted Payments.

(a) The Issuer shall not, and shall not permit any Restricted Subsidiary to:

(1) directly or indirectly, declare or pay any dividend on, or make any distribution (including any payment in connection with any merger or consolidation derived from assets of the Issuer or any Restricted Subsidiary) in respect of its Capital Stock or to the holders thereof in their capacity as holders of Capital Stock, other than:

(a) any dividends or distributions by the Issuer payable solely in shares of its Capital Stock (other than Redeemable Stock) or in options, warrants or other rights to acquire its Capital Stock (other than Redeemable Stock), and

(b) in the case of a Restricted Subsidiary, dividends or distributions payable to the Issuer or a Restricted Subsidiary or, in the case of dividends or distributions made by a Restricted Subsidiary that is not wholly owned, dividends or distributions are made on a pro rata basis (or on a basis more favorable to the Issuer or a Restricted Subsidiary),

(2) purchase, redeem or otherwise acquire or retire for value any Capital Stock of the Issuer or any parent thereof, other than in exchange for Capital Stock (other than Redeemable Stock) of the Issuer;

(3) make any Investment in any Person, other than a Permitted Investment; and

(4) redeem, repurchase, defease, prepay or otherwise acquire or retire for value, in each case, prior to any scheduled maturity, scheduled repayment or scheduled sinking fund payment, any Subordinated Debt (other than Debt owed by the Issuer or any Restricted Subsidiary of the Issuer to another Restricted Subsidiary of the Issuer or the Issuer, or any such payment on Debt due within one year of the date of redemption, repurchase, defeasance, prepayment, decrease or other acquisition or retirement)

(each of clauses (1) through (4) above being a “Restricted Payment”) unless:

(i)

(x) in the case of a Restricted Payment described under clauses (1), (2) or (4) of this Section 4.7(a), no Payment Default or Event of Default has occurred and is continuing or would result from such Restricted Payment and (y) in the case of a Restricted Payment described under clause (3) of this Section 4.7(a), no Event of Default described under clause (1), (2), (8) or (9) of Section 6.1 has occurred and is continuing or would result from such Restricted Payment;

(ii)

solely in the case of a Restricted Payment described under clauses (1), (2) or (4) of this Section 4.7(a) being made pursuant to clause (iii) below, after giving pro forma effect to such Restricted Payment as if such Restricted Payment had been made at the beginning of the applicable four-fiscal-quarter period, the Issuer could Incur at least $1.00 of additional Debt pursuant to Section 4.9(a); and

(iii)

upon giving effect to such Restricted Payment, the aggregate of all Restricted Payments declared or made subsequent to the Issue Date (other than pursuant to clauses (2) through (21) of Section 4.7(b)) does not exceed the sum of:

(1) 50% of Consolidated Net Income of the Issuer for the period (taken as one accounting period) from the first day of the fiscal quarter in which the Issue Date occurs to, and including, the last day of the last fiscal quarter ending immediately preceding the date of such Restricted Payment for which quarterly or annual financial statements are internally available (or, in the case such Consolidated Net Income is a deficit, minus 100% of such deficit); plus

(2) (i) 100% of the aggregate net cash proceeds, and the Fair Market Value of property other than cash, in each case received by the Issuer or a Restricted Subsidiary after the Issue Date from contributions of capital or the issuance and sale (other than (A) to a Subsidiary of the Issuer and (B) Excluded Contributions) of Capital Stock (other than Redeemable Stock) of the Issuer or any options, warrants or other rights to acquire Capital Stock (other than Redeemable Stock) of the Issuer, or any net payment received by the Issuer in connection with the termination or settlement of options relating to its Capital Stock; provided that any such net proceeds received by the Issuer from an employee stock ownership plan financed by loans from the Issuer or a Subsidiary of the Issuer shall be included only to the extent such loans have been repaid with cash on or prior to the date of determination, (ii) 100% of the aggregate net cash proceeds received by the Issuer after the Issue Date from the issuance and sale of convertible or exchangeable Debt of the Issuer that has been converted into or exchanged for Capital Stock (other than (A) Redeemable Stock, (B) by or from a Subsidiary of the Issuer and (C) Excluded Contributions) of the Issuer or Holdings (or any direct or indirect parent thereof); provided that any such net proceeds received by the Issuer from an employee stock ownership plan financed by loans from the Issuer or a Subsidiary of the Issuer shall be included only to the extent such loans have been repaid with cash on or prior to the date of determination, and (iii) without duplication, any reduction of Debt on the balance sheet of the Issuer to the extent such Debt is converted into or exchanged for Capital Stock of the Issuer or Holdings (or any direct or indirect parent thereof) (other than Redeemable Stock) after the Issue Date; plus

(3) in the case of a disposition, liquidation or repayment (including by way of dividends or distributions) of Investments by the Issuer and its Restricted Subsidiaries, subsequent to the Issue Date, in any Person subject to clause (3) above, an amount (to the extent not included in Consolidated Net Income) equal to the lesser of the return on capital with respect to such Investment and the initial amount of such Investment, in either case, less the cost of the disposition of such Investment and net of taxes; plus

(4) in the case of a designation of an Unrestricted Subsidiary as a Restricted Subsidiary, the Fair Market Value of the Issuer’s interest in such Subsidiary; plus

(5) the greater of (i) $100.0 million and (ii) 4.5% of Total Assets determined on a Pro Forma Basis.

(b) Notwithstanding the foregoing, Section 4.7(a) will not prohibit:

(1) payment of any dividend or distribution on Capital Stock of any class within 60 days after the declaration thereof, or redemption of any Subordinated Debt within 30 days after giving notice of redemption thereof, if, on the date when the dividend or distribution was declared or such notice of redemption given, the Issuer or any Restricted Subsidiary could have paid such dividend or distribution or redeemed such Subordinated Debt in accordance with this Section 4.7;

(2) repayment or refinancing of any Subordinated Debt with, or in exchange for, Permitted Refinancing Debt, or any Restricted Payment made in exchange for, by conversion into or out of the net proceeds of the substantially concurrent sale (other than from or to a Subsidiary of the Issuer or from or to an employee stock ownership plan financed by loans from the Issuer or a Subsidiary of the Issuer) of shares of Capital Stock (other than Redeemable Stock) of the Issuer or from the net cash proceeds from the substantially concurrent contribution of common equity capital to the Issuer;

(3) payments to Holdings the proceeds of which will be used by Holdings to pay (or to make a payment to any direct or indirect parent of Holdings to enable it to pay) the Tax liability for each relevant jurisdiction in respect of returns filed by or on behalf of the group of which Holdings or such direct or indirect parent thereof is the parent and which includes the Issuer and the applicable Restricted Subsidiaries as members; provided that such proceeds are limited to the portion of such tax liability attributable to the income of the Issuer or its applicable Subsidiaries, determined as if the Issuer or its applicable Subsidiaries were required to pay such tax liability as a separate consolidated, combined, unitary or affiliated group, and reduced by any portion of such taxes directly paid by the Issuer or any of its Subsidiaries; provided further, that any payments attributable to the income of Unrestricted Subsidiaries shall be permitted only to the extent that cash payments were made for such purpose by the Unrestricted Subsidiaries to the Issuer or its Restricted Subsidiaries;

(4) (A) the acquisition of shares of Capital Stock in connection with (x) the exercise or vesting of employee or director stock options, stock appreciation rights, restricted stock units and other similar instruments by way of cashless exercise, (y) payments made by the Issuer or any Restricted Subsidiary in respect of Taxes in connection with the exercise of stock options payable by any future, present or former officers, directors, members of management, consultants and employees of the Issuer (or any direct or indirect parent thereof) or any Restricted Subsidiary (or any spouse, former spouse, estates, successors, executors, administrators, heirs, legatees or distributees of any of the foregoing) and any repurchases of such Capital Stock in consideration of such payments including deemed repurchases and (z) the purchase of fractional shares of Capital Stock of Holdings (or any direct or indirect parent thereof), the Issuer or any Restricted Subsidiary arising out of stock dividends, splits or combinations or business combinations, and (B) payments to Holdings the proceeds of which will be used by Holdings to make payments of the type described in, and subject to the restrictions set forth in, clause (A) (or to make payments to any direct or indirect parent of Holdings to enable it to make such payments);

(5) payments to Holdings the proceeds of which will be used by Holdings to pay (or to make a payment to any direct or indirect parent of Holdings to enable it to pay) for the repurchase, retirement or other acquisition or retirement for value of Capital Stock of Holdings or any direct or indirect parent thereof from future, present or former employees, directors, officers, members of management or consultants of Holdings or any direct or indirect parent thereof or any of its Subsidiaries (or their respective family members, estates or trusts or other entities for the benefit of any of the foregoing) in an amount of up to $5.0 million per any fiscal year (with unused amounts in such fiscal year permitted to be carried over to succeeding fiscal years); provided, further, that such amount in any fiscal year may be increased by an amount not to exceed:

(a) the cash proceeds from the sale of Capital Stock (other than Redeemable Stock or Excluded Contributions) of the Issuer and, to the extent contributed to the capital of the Issuer (other than through the issuance of Redeemable Stock or an Excluded Contribution), the cash proceeds from the sale of Capital Stock of Holdings or any direct or indirect parent thereof, in each case, to any future, present or former employees, directors, officers, members of management or consultants of Holdings or any direct or indirect parent thereof or any of its Subsidiaries that occurs after the Issue Date, to the extent the cash proceeds from the sale of such Capital Stock have not otherwise been applied to the payment of Restricted Payments by virtue of clause (4)(iii)(2) of Section 4.7(a), plus

(b) the cash proceeds of key man life insurance policies received by the Issuer and its Restricted Subsidiaries after the Issue Date; less

(c) the amount of any Restricted Payments made in previous fiscal years pursuant to clauses (A) and (B) of this clause (5);

provided further, that cancellation of Debt owing to the Issuer or any Subsidiary from any future, present or former employees, directors, officers, members of management or consultants of the Issuer, Holdings (or any direct or indirect parent thereof) or any of its Subsidiaries (or, in each case, any of their permitted transferees or assigns) (or their respective family members, estates or trusts or other entities for the benefit of any of the foregoing) in connection with a repurchase of Capital Stock of the Issuer or Holdings (or any direct or indirect parent thereof) will be deemed not to constitute a Restricted Payment for purposes of Section 4.7 or any other provision of this Indenture;

(6) dividends on Redeemable Stock of the Issuer or a Restricted Subsidiary, or dividends on Preferred Stock of a Restricted Subsidiary, in each case incurred in compliance with Section 4.9;

(7) payments to Holdings the proceeds of which will be used by Holdings for the payment of cash in lieu of the issuance of Capital Stock in connection with the conversion, retirement, repurchase or redemption of any series of Convertible Debt securities (or to make a payment to any direct or indirect parent of Holdings to enable it to make such payments with respect to any series of Convertible Debt securities); provided that the aggregate amount of such payments shall not exceed the principal amount of the Convertible Debt securities being converted, retired, repurchased or redeemed in connection therewith;

(8) upon the occurrence of a Change of Control or an Asset Disposition and after the completion of the Offer to Purchase under Section 4.10 or Section 4.13 (including the purchase of all Notes tendered and required to be purchased), any purchase, repurchase, redemption, defeasance, acquisition or other retirement for value of Subordinated Debt required under the terms thereof as a result of such Change of Control or Asset Disposition at a purchase or redemption price not to exceed 101% (in the case of a Change of Control) or 100% (in the case of an Asset Disposition) of the outstanding principal amount thereof, plus accrued and unpaid interest thereon, if any; provided that, in the case of an Asset Disposition, such purchase, repurchase, redemption, defeasance, acquisition or other retirement for value of Subordinated Debt does not exceed the Net Available Proceeds from such Asset Disposition;

(9) the payment of the deferred purchase price or earn-outs, including holdbacks (and the receipt of any corresponding consideration therefor), or payments with respect to fractional shares, in each case in connection with an acquisition to the extent such payment would have been permitted by this Indenture at the time of such acquisition;

(10) Restricted Payments, so long as the Net Total Leverage Ratio determined on a Pro Forma Basis for the most recently ended Test Period at the time of such Restricted Payment would not exceed 3.50 to 1.00;

(11) Restricted Payments in an aggregate amount not to exceed the greater of (x) $350.0 million and (y) 15.0% of Total Assets determined on a Pro Forma Basis as of the end of the most recently ended Test Period at the time of such Restricted Payment;

(12) Restricted Payments with the proceeds of Excluded Contributions;

(13) payments and distributions to dissenting stockholders of the Issuer or any Restricted Subsidiary pursuant to applicable law, pursuant to or in connection with a consolidation, amalgamation, reorganization, merger or transfer of all or substantially all of the assets of the Issuer or any Restricted Subsidiary that complies with the terms of this Indenture;

(14) payments to Holdings the proceeds of which will be used by Holdings to pay (or to make a payment to any direct or indirect parent of Holdings to enable it to pay) (x) such entities’ operating expenses incurred in the ordinary course of business and other corporate overhead costs and expenses (including administrative, legal, accounting and similar expenses provided by third parties), which are reasonable and customary and Incurred in the ordinary course of business, plus any reasonable and customary expense reimbursements and indemnification claims made by future, present or former directors, officers, members of management, consultants or employees of Holdings or any direct or indirect parent thereof, in each case to the extent attributable to the ownership or operations of Holdings, the Issuer and its Restricted Subsidiaries and (y) Public Company Costs;

(15) payments to Holdings the proceeds of which will be used by Holdings to pay (or to make a payment to any direct or indirect parent of Holdings to enable it to pay) franchise taxes and other fees, taxes and expenses required to maintain the corporate existence of Holdings or any direct or indirect parent thereof;

(16) payments to Holdings the proceeds of which will be used by Holdings to pay (or to make a payment to any direct or indirect parent of Holdings to enable it to pay) any permitted Investments; provided that (A) such Restricted Payment shall be made substantially concurrently with the closing or consummation of such permitted Investment, (B) Holdings or the applicable parent company thereof shall, immediately following the closing or consummation thereof, cause (1) all property acquired (whether assets or Capital Stock) to be contributed to the Issuer or a Restricted Subsidiary or (2) the merger (to the extent permitted under this Indenture) of the Person formed or acquired into the Issuer or Restricted Subsidiary in order to consummate such permitted Investment and (C) such transaction (including any contribution) shall be excluded from the calculation of the amount available for Restricted Payments pursuant to clause (4)(iii)(2) of Section 4.7(a);

(17) payments to Holdings the proceeds of which will be used by Holdings to pay (or to make a payment to any direct or indirect parent of Holdings to enable it to pay) cash payments in lieu of the issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Capital Stock of Holdings or any direct or indirect parent thereof; provided that any such cash payment shall not be for the purpose of evading the limitations set forth in this Section 4.7 (as determined in good faith by the Issuer);

(18) payments to Holdings the proceeds of which will be used by Holdings to pay (or to make a payment to any direct or indirect parent of Holdings to enable it to pay) fees and expenses (other than to Affiliates) related to any unsuccessful equity or debt offering of the Issuer not prohibited by the Indenture (in the case of any direct or indirect parent of Holdings, only to the extent such Person does not hold material assets other than those relating to the Issuer and its Subsidiaries or their respective businesses);

(19) payments to Holdings the proceeds of which will be used by Holdings to pay (or to make a payment to any direct or indirect parent of Holdings to enable it to pay) customary salary, bonus and other benefits payable to officers and employees of Holdings or any direct or indirect parent thereof to the extent such salaries, bonuses and other benefits are directly attributable to the ownership or operations of the Issuer and its Restricted Subsidiaries;

(20) payments to Holdings in an aggregate amount that does not exceed an aggregate amount equal to $21.0 million for any fiscal quarter of the Issuer, the proceeds of which shall be used by Holdings to make (or to make a payment to any direct or indirect parent of Holdings to enable it to make) a quarterly cash dividend to its shareholders; and

(21) dividends or other distributions of Capital Stock of, or Debt owed to the Issuer or a Restricted Subsidiary by, or assets of, any Unrestricted Subsidiary;

provided, however, that at the time of, and after giving effect to, any Restricted Payment permitted under clauses (5), (8), (10), (11) and (20) (x) in the case of a Restricted Payment described under clauses (1), (2) or (4) of Section 4.7(a), no Payment Default or Event of Default shall have occurred and be continuing or would otherwise occur as a consequence thereof and (y) in the case of a Restricted Payment described under clause (3) of in Section 4.7(a), no Event of Default described under clause (1), (2), (8) or (9) of Section 6.1 has occurred and is continuing or would result from such Restricted Payment.

The amount of net proceeds from any exchange for, conversion into or sale of Capital Stock of the Issuer pursuant to Section 4.7(b)(2) of this paragraph that is utilized pursuant to such Section 4.7(b)(2) shall be excluded from the calculation of the amount available for Restricted Payments pursuant to clause (4)(iii)(2) of Section 4.7(a).

SECTION 4.8. Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries.

(a) The Issuer shall not, and shall not permit any Restricted Subsidiary to create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary:

(1) to pay dividends (in cash or otherwise) or make any other distributions in respect of its Capital Stock owned by the Issuer or any other Subsidiary Guarantor or pay any Debt or other obligation owed to the Issuer or any other Subsidiary Guarantor (it being understood that the priority of any Preferred Stock in receiving dividends, distributions or liquidating distributions prior to dividends, distributions or liquidating distributions being paid on Capital Stock shall not be deemed a restriction on the ability to make distributions on Capital Stock and any subordination of any obligation to any other obligation shall not be deemed a restriction on the ability to pay any Debt or other obligation);

(2) to make loans or advances to the Issuer or any other Subsidiary Guarantor (it being understood that the subordination of loans and advances to the Issuer or any of its Restricted Subsidiaries to other Debt Incurred by the Issuer or any of its Restricted Subsidiaries shall not be deemed a restriction on the ability to make loans or advances); or

(3) otherwise to transfer any of its property or assets to the Issuer or any other Subsidiary Guarantor.

(b) Notwithstanding Section 4.8(a), the Issuer may, and may permit any Restricted Subsidiary to, suffer to exist any such encumbrance or restriction:

(1) pursuant to any agreement in effect on the Issue Date (including the Senior Secured Credit Agreement);

(2) pursuant to this Indenture, the Notes and the Subsidiary Guarantees;

(3) pursuant to an agreement relating to any Debt or Lien Incurred by or Capital Stock of a Person (other than a Restricted Subsidiary existing on the Issue Date or any Restricted Subsidiary carrying on any of the businesses of any such Restricted Subsidiary) prior to the date on which such Person became a Restricted Subsidiary and outstanding on such date and not Incurred in connection with, or anticipation of, becoming a Restricted Subsidiary, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person so acquired; provided, that the Incurrence of such Debt was permitted under Section 4.9 or the Incurrence of such Lien was permitted under Section 4.12, as applicable;

(4) pursuant to an agreement effecting a refinancing of Debt Incurred pursuant to an agreement referred to in clause (1) or (3) of this Section 4.8(b); provided, however, that the provisions contained in such refinancing agreement relating to such encumbrance or restriction are not materially more restrictive, taken as a whole, than the provisions contained in the agreement being refinanced, in each case as determined in good faith by the Issuer;

(5) in the case of a restriction described in clause (3) of Section 4.7(a), contained in any agreement (including a Finance Lease Obligation) securing Debt of a Restricted Subsidiary otherwise permitted under this Indenture, but only to the extent such restrictions restrict the transfer of the assets or property subject to such security agreement; provided that any such encumbrance or restriction is released to the extent the underlying Lien is released or the related Debt repaid;

(6) in the case of a restriction described in clause (3) of Section 4.7(a), consisting of customary non-assignment provisions entered into in the ordinary course of business in leases, subleases, licenses and other contracts to the extent such provisions restrict the transfer or subletting of any such lease or sublease or the assignment of rights under any such lease, sublease, license or other contract;

(7) with respect to a Restricted Subsidiary, imposed pursuant to an agreement which has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Restricted Subsidiary; provided that such restriction terminates if such transaction is closed or abandoned;

(8) in bona fide contracts for the sale of any property or assets;

(9) any encumbrance or restriction contained in the terms of any Debt or Capital Stock otherwise permitted to be Incurred under this Indenture if the Issuer determines that any such encumbrance or restriction either (i) will not materially affect the Issuer’s ability to make principal or interest payments on the Notes and such restrictions are not materially less favorable to Holders of Notes than is customary in comparable financings or (ii) are not materially more restrictive, taken as a whole, with respect to any Restricted Subsidiary than those in effect on the Issue Date with respect to that Restricted Subsidiary pursuant to agreements in effect on the Issue Date or those contained in the Indenture or the Senior Secured Credit Agreement, in each case as determined in good faith by the Board of Directors or an officer of the Issuer;

(10) restrictions applicable to Foreign Subsidiaries;

(11) customary provisions in joint venture agreements, and customary provisions limiting the disposition or distribution of assets or property in asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements (including agreements entered into in connection with a Permitted Investment), which limitation is applicable only to the joint venture or the assets that are the subject of such agreements, as applicable;

(12) if such encumbrance or restriction is the result of applicable laws or regulations;

(13) restrictions and encumbrances created in connection with any Receivables Facility;

(14) arise in connection with Liens on cash or other deposits permitted under Section 4.12 or are restrictions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business; or

(15) if such restriction is the result of Debt of a Restricted Subsidiary that is not a Subsidiary Guarantor which is permitted by Section 4.9 (as long as such restriction applies solely to such Restricted Subsidiary and its Subsidiaries).

SECTION 4.9. Limitation on Debt.

(a) The Issuer shall not, and shall not permit any Restricted Subsidiary to, Incur any Debt, except that the Issuer and any Restricted Subsidiary may Incur Debt if after giving pro forma effect to the Incurrence of such Debt and the receipt and application of the proceeds thereof the Consolidated Coverage Ratio of the Issuer and its Restricted Subsidiaries determined on a Pro Forma Basis at the time of such Incurrence would be not less than 2.00 to 1.00; provided that the aggregate principal amount, accreted value or liquidation preference, as applicable, of Debt Incurred by Restricted Subsidiaries that are not Subsidiary Guarantors pursuant to this Section 4.9(a) and outstanding at any one time shall not exceed the greater of (i) $100.0 million and (ii) 4.5% of Total Assets determined on a Pro Forma Basis at the time of such Incurrence.

(b) Notwithstanding Section 4.9(a), the following Debt may be Incurred (collectively, the “Permitted Debt”):

(1) (x) Debt of the Issuer or any Restricted Subsidiary under one or more Debt Facilities in an aggregate principal amount Incurred under this clause (1)(x) at any one time outstanding not to exceed (A) $950.0 million, plus (B) an amount not to exceed the greater of (i) $325.0 million and (ii) 100% of Consolidated EBITDA of the Issuer and its Restricted Subsidiaries for the most recently ended Test Period (calculated on a Pro Forma Basis), plus (C) an unlimited amount so long as, after giving pro forma effect thereto, the Net Secured Leverage Ratio determined on a Pro Forma Basis for the most recently ended Test Period at the time of such Incurrence (treating all Debt Incurred under this clause (1)(x)(C) of Section 4.9(b) then outstanding as secured by Liens on the assets of the Issuer) of the Issuer and its Restricted Subsidiaries would not exceed 3.25 to 1.00, and (y) any Permitted Refinancing Debt Incurred in respect of any Debt Incurred under clause (1)(x)(B) or (C) (including any successive Permitted Refinancing Debt in respect thereof); provided that any Permitted Refinancing Debt in respect of Debt Incurred pursuant to clause (1)(x)(B) shall accordingly reduce amounts available thereunder (but not below zero);

(2) Debt of the Issuer or any Restricted Subsidiary outstanding on the Issue Date and not otherwise referred to in clause (1) of Section 4.9(b);

(3) Debt owed by the Issuer to any Restricted Subsidiary or Debt owed by a Restricted Subsidiary to the Issuer or a Restricted Subsidiary; provided, however, that:

(a) any such Debt owing by the Issuer or a Subsidiary Guarantor to a Restricted Subsidiary that is not a Subsidiary Guarantor shall be expressly subordinated in right of payment to the Notes, and

(b) upon either the transfer or other disposition by such Restricted Subsidiary or the Issuer of any Debt so permitted to a Person other than the Issuer or another Restricted Subsidiary or the issuance (other than directors’ qualifying shares), sale, lease, transfer or other disposition of shares of Capital Stock (including by consolidation or merger) of such Restricted Subsidiary to a Person other than the Issuer or another Restricted Subsidiary such that it ceases to be a Restricted Subsidiary, the provisions of this clause (3) shall no longer be applicable to such Debt and such Debt shall be deemed to have been Incurred at the time of such transfer or other disposition;

(4) Debt consisting of the Notes (other than any Additional Notes);

(5) the Subsidiary Guarantees and Guarantees by the Issuer or any Restricted Subsidiary of any Debt of the Issuer or a Restricted Subsidiary permitted to be Incurred under the Indenture;

(6) (A) Debt of the Issuer or any of its Restricted Subsidiaries represented by Finance Lease Obligations or purchase money obligations, in each case, Incurred for the purpose of financing all or any part of the purchase price or cost of acquisition, construction, repair or improvement of property, plant or equipment used in the business of the Issuer or such Restricted Subsidiary, in an aggregate principal amount, including all Debt Incurred to refinance any Debt Incurred pursuant to this clause (6), not to exceed, at any one time outstanding, the greater of (i) $60.0 million and (ii) 2.5% of Total Assets determined on a Pro Forma Basis at the time of Incurrence and (B) Debt arising out of sale and leaseback transactions permitted by clause (9) of the exclusions from the definition of “Asset Disposition” not to exceed, at any one time outstanding, the greater of (i) $40.0 million and (ii) 1.75% of Total Assets determined on a Pro Forma Basis at the time of such Incurrence;

(7) Debt of the Issuer or any Restricted Subsidiary consisting of Permitted Interest Rate, Currency or Commodity Price Agreements;

(8) Permitted Acquisition Debt;

(9) Debt of Subsidiaries that are not Subsidiary Guarantors in an aggregate amount Incurred pursuant to this clause (9) at any one time outstanding not to exceed the greater of (i) $100.0 million and (ii) 4.5% of Total Assets determined on a Pro Forma Basis at the time of such Incurrence;

(10) Permitted Refinancing Debt which is exchanged for or the proceeds of which are used to refinance Debt Incurred pursuant to Section 4.12(a) or pursuant to clauses (2), (4), (5), (6), (8), (9) or (21) of this Section 4.9(b) and this clause (10); provided that any Permitted Refinancing Debt in respect of Debt Incurred pursuant to clauses (6), (9) and (21) shall accordingly reduce amounts available thereunder;

(11) Obligations arising from agreements by the Issuer or a Restricted Subsidiary to provide for indemnification, purchase price or similar adjustments, earn-outs, deferred compensation or other similar obligations, in each case, Incurred in connection with the acquisition or disposition of any business or assets;

(12) Debt Incurred by the Issuer or its Restricted Subsidiaries in respect of workers’ compensation claims, unemployment insurance, other social security legislation, health, disability or other employee benefits or property, casualty or liability or other insurance, self- insurance obligations, take-or-pay obligations contained in supply arrangements, letters of credit, bank guarantees, bankers’ acceptances, performance, bid, surety and similar bonds and completion Guarantees (not for borrowed money) provided in the ordinary course of business;

(13) Debt of the Issuer or any of its Restricted Subsidiaries arising from customary cash management services, including treasury, automated clearing house transfer of funds, controlled disbursements services, depository, overdraft, credit card processing, credit or debit card, purchase card, electronic funds transfer, foreign exchange facilities, supply chain finance services (including trade payable services and supplier accounts receivable and drafts/bills of exchange purchases) and other cash management arrangements;

(14) Debt representing deferred compensation to future, present or former officers, directors, members of management, consultants and employees of Holdings (or any direct or indirect parent thereof), the Issuer or any Restricted Subsidiaries;

(15) Debt in the form of letters of credit, bank guarantees, bankers acceptances and similar instruments in an aggregate principal amount at any one time outstanding not to exceed $50.0 million;

(16) Debt consisting of obligations of the Issuer or any Restricted Subsidiary under deferred compensation or other similar arrangements Incurred by such Person in connection with permitted acquisitions and any other Investment expressly permitted under this Indenture;

(17) Debt consisting of (x) the financing of insurance premiums or (y) take-or-pay obligations contained in supply arrangements, in each case in the ordinary course of business;

(18) Debt consisting of obligations in respect of surety, stay, customs, bid and appeal bonds, performance bonds and performance and completion guarantees and other obligations of a like nature provided by the Issuer or any Restricted Subsidiary or obligations in respect of letters of credit related thereto, in each case in the ordinary course of business or consistent with past practice;

(19) Debt Incurred in the ordinary course of business in respect of obligations of the Issuer or any Restricted Subsidiary to pay the deferred purchase price of goods or services or progress payments in connection with such goods and services;

(20) Debt which constitutes “Debt” solely as a result of clause (10)(b) of the definition of “Debt” to the extent the Liens giving rise to such Debt constituting “Debt” are permitted under Section 4.12; and

(21) in addition to the items referred to in clauses (1) through (20) of this Section 4.9(b), Debt of the Issuer or any Restricted Subsidiary which, together with any other outstanding Debt Incurred pursuant to this clause (21), and including any refinancings of such Debt, has an aggregate principal amount, accreted value or liquidation preference, as applicable, at any one time outstanding not to exceed the greater of (i) $100.0 million and (ii) 4.5% of Total Assets determined on a Pro Forma Basis at the time of Incurrence.

(c) For purposes of determining compliance with, and the outstanding principal amount of any particular Debt Incurred pursuant to, and in compliance with, this Section 4.9:

(1) Guarantees of, or obligations in respect of letters of credit, bank guarantees, bankers’ acceptance or any similar facilities or financing relating to, Debt which is otherwise included in the determination of a particular amount of Debt shall not be included;

(2) the principal amount of any Redeemable Stock or Preferred Stock of the Issuer or a Restricted Subsidiary will be equal to the greater of the maximum redemption or repurchase price (not including, in either case, any redemption or repurchase premium) or the liquidation preference thereof;

(3) the amount of Debt issued at a price that is less than the principal amount thereof will be equal to the amount of the liability in respect thereof determined in accordance with GAAP; and

(4) in the event that the Issuer or a Restricted Subsidiary enters into any commitment to Incur Debt on a revolving basis (including increased commitments under a revolving credit facility) or delayed draw basis, the Issuer may at its option designate in a written notice to the Trustee that, solely for purposes of Incurring such Debt (and any borrowings and re-borrowings thereunder (including the issuance of letters of credit thereunder)) (and any Lien in connection therewith) under an Incurrence Based Amount, the Incurrence of such Debt (and any borrowings and re-borrowings thereunder (including the issuance of letters of credit thereunder)) (and any Lien in connection therewith) shall be deemed to occur (on a Pro Forma Basis after giving effect to the Incurrence of the entire committed amount thereof (but without netting any cash proceeds thereof)) (any such committed amount designated, the “Reserved Debt Amount”) on the date of entry into the applicable commitments with respect thereto and, from and after such designation until such time as the Issuer subsequently delivers a written notice to the Trustee that such commitments will no longer constitute a Reserved Debt Amount, the Issuer and/or its applicable Restricted Subsidiaries may Incur such Debt (including any borrowing, re-borrowing and issuance of letters of credit thereunder)) (and any Lien in connection therewith) up to the committed amount thereof so designated without further compliance with, or determination of availability under, any “basket” under this Indenture (including any Fixed Amounts or Incurrence Based Amounts); provided that for subsequent calculations for any Incurrence Based Amount during such period, such Debt and Liens shall be deemed to be outstanding, whether or not such amount is actually outstanding.

(d) Accrual of interest, accrual of dividends, the accretion of accreted value, the accretion or amortization of original issue discount, the payment of interest in the form of additional Debt and the payment of dividends in the form of additional shares of Preferred Stock or Redeemable Stock will not be deemed to be an Incurrence of Debt for purposes of this covenant. Any Permitted Refinancing Debt and any Debt permitted to be incurred under the Indenture to refinance Debt incurred pursuant to clauses (1) through (21) of Section 4.9(b) shall be deemed to include (i) unutilized commitments in respect of any Reserved Debt Amount that is being refinanced and (ii) additional Debt incurred to pay accrued but unpaid interest or dividends, premiums (including tender premiums) and defeasance costs in connection with such refinanced Debt and underwriting or initial purchaser discounts and fees, costs and expenses (including original issue discount, upfront fees or similar fees), in each case in connection with the refinanced Debt and the Debt incurred to refinance any Debt or unutilized commitment (the amounts described under clause (i) and (ii), the “Incremental Amounts”).

(e) For purposes of determining compliance with any U.S. dollar-denominated restriction on the Incurrence of Debt, the U.S. dollar-equivalent principal amount, accreted value or liquidation preference, as applicable, of Debt denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Debt was Incurred, in the case of term Debt (or at the Issuer’s election, at the time of “pricing” and allocation of commitments in respect thereof), or first committed, in the case of revolving credit Debt (or at the Issuer’s election, at the time of “pricing” and allocation of commitments in respect thereof); provided that, if such Debt is Incurred to refinance other Debt denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount, accreted value or liquidation preference, as applicable, of such refinancing Debt does not exceed the principal amount, accreted value or liquidation preference, as applicable, of such Debt being refinanced plus Incremental Amounts. Notwithstanding any other provision of this Section 4.9, the maximum amount of Debt that the Issuer and its Restricted Subsidiaries may Incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rate of currencies.

SECTION 4.10. Limitation on Asset Dispositions.

(a) The Issuer shall not, and shall not permit any Restricted Subsidiary to, make any Asset Disposition unless:

(1) the Issuer or such Restricted Subsidiary, as the case may be, receives consideration for such Asset Disposition at least equal to the Fair Market Value (measured as of the date of the definitive agreement with respect to such Asset Disposition) for the assets or Capital Stock sold or disposed of; and

(2) in the case of an Asset Disposition or series of related Asset Dispositions having a Fair Market Value of at least $25.0 million, at least 75% of the consideration for such Asset Disposition or series of related Asset Dispositions and all other Asset Dispositions consummated since the Issue Date (on a cumulative basis) consists of:

(i) cash or Cash Equivalents;

(ii) the assumption, cancellation or termination of Debt or other liabilities (other than contingent

(iii) liabilities) of the Issuer, or such Restricted Subsidiary (other than Debt or liabilities that are subordinated to the Notes or such Restricted Subsidiary’s Subsidiary Guarantee) relating to such assets and release from all liability on the Debt or liabilities assumed, cancelled or terminated;

(iv) Replacement Assets;

(v) Designated Noncash Consideration;

(vi) consideration consisting of Debt of the Issuer or a Subsidiary Guarantor (other than Subordinated Debt) received after the Issue Date from Persons who are not the Issuer or any Restricted Subsidiary; or

(vii) any combination of the foregoing;

provided that the amount of any consideration received by the Issuer or such Restricted Subsidiary that is converted into cash within 180 days of the closing of such Asset Disposition shall be deemed to be cash for purposes of this of this Section 4.10(a) (to the extent of the cash received). The foregoing clauses (1) or (2) of this Section 4.10(a) shall not apply with respect to any condemnation, event of loss or other involuntary Asset Disposition.

(b) Within 365 days after the receipt of any Net Available Proceeds from an Asset Disposition, the Issuer (or the applicable Restricted Subsidiary, as the case may be), may apply such Net Available Proceeds at its option, in any combination of the following:

(1) to repay, repurchase or otherwise retire (i) any Debt of the Issuer or any Subsidiary Guarantor that is not Subordinated Debt or (ii) any Debt of any Restricted Subsidiary of the Issuer that is not a Subsidiary Guarantor, in each case, other than Debt owed to the Issuer or an Affiliate of the Issuer;

(2) to acquire Replacement Assets, or to otherwise make any acquisition or other Investment not prohibited by the Indenture or make capital expenditures; provided that, the Issuer or such Restricted Subsidiary will be deemed to have complied with its obligations under this paragraph if it enters into a binding commitment to acquire Replacement Assets or make any acquisition, Investment or capital expenditures prior to 365 days after the receipt of the applicable Net Available Proceeds and such acquisition of Replacement Assets or the making of such acquisition, Investment or capital expenditures is consummated prior to 545 days after the date of receipt of the applicable Net Available Proceeds; provided further that upon any abandonment or termination of such commitment, the Net Available Proceeds not so applied shall constitute Excess Proceeds and be applied as set forth below; or

(3) any combination of the foregoing;

provided further, that, pending the final application of any such Net Available Proceeds in accordance with clause (1) through (3) of this Section 4.10(b), the Issuer and its Restricted Subsidiaries may temporarily reduce Debt or otherwise use such Net Available Proceeds in any manner not prohibited by this Indenture.

(c) Any Net Available Proceeds that are not applied or invested as provided in Section 4.10(b) will constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $50.0 million, or earlier, at the Issuer’s election, the Issuer will apply the Excess Proceeds to the repayment of the Notes and any other Pari Passu Debt outstanding with similar provisions requiring the Issuer to make an Offer to Purchase such Debt with the proceeds from any Asset Disposition as follows:

(1) the Issuer will make an Offer to Purchase from all Holders of the Notes in accordance with the procedures set forth in this Indenture in the maximum principal amount (expressed in minimum amounts of $2,000 or integral multiples of $1,000 in excess thereof) of Notes that may be purchased out of an amount (the “Note Amount”) equal to the product of such Excess Proceeds multiplied by a fraction, the numerator of which is the outstanding principal amount of the Notes, and the denominator of which is the sum of the outstanding principal amount of the Notes and such Pari Passu Debt (subject to proration, as applicable); and

(2) to the extent required by such Pari Passu Debt, the Issuer will make an offer to purchase or otherwise repurchase or redeem Pari Passu Debt (a “Pari Passu Offer”) in an amount (the “Pari Passu Debt Amount”) equal to the excess of the Excess Proceeds over the Note Amount. However, in no event will the Issuer be required to make a Pari Passu Offer in a Pari Passu Debt Amount exceeding the principal amount of such Pari Passu Debt plus the amount of any premium required to be paid to repurchase such Pari Passu Debt.

The offer price for the Notes will be payable in cash in an amount equal to 100% of the principal amount of the Notes plus accrued and unpaid interest, if any, to, but excluding, the date such Offer to Purchase is consummated (the “Offered Price”), in accordance with the procedures set forth in this Indenture. To the extent that the aggregate Offered Price of the Notes tendered pursuant to the Offer to Purchase is less than the Note Amount relating to the tendered Notes or the aggregate amount of Pari Passu Debt that is purchased in a Pari Passu Offer is less than the Pari Passu Debt Amount, the Issuer may use any remaining Excess Proceeds for general corporate purposes. If the aggregate principal amount of Notes and Pari Passu Debt surrendered by holders thereof exceeds the amount of Excess Proceeds, the Trustee shall select the Notes and Pari Passu Debt to be purchased on a pro rata basis; provided that, in the case of Global Notes issued, beneficial interests in such Notes shall be repurchased on a pro rata basis based on amounts tendered only if such proration is consistent with the procedures of the applicable clearing system; otherwise, such beneficial interests shall be selected for repurchase in accordance with such procedures. Upon the completion of the purchase of all the Notes tendered pursuant to an Offer to Purchase and the completion of a Pari Passu Offer, the amount of Excess Proceeds, if any, shall be reset at zero.

(d) If the Issuer becomes obligated to make an Offer to Purchase pursuant to this Section 4.10, the Notes (in minimum amounts of $2,000 and integral multiples of $1,000 in excess thereof), and the Pari Passu Debt shall be purchased by the Issuer, at the option of the Holders thereof, in whole or in part, on a date that is not earlier than 30 days and not later than 60 days from the date the notice of the Offer to Purchase is given to Holders, or such later date as may be necessary for the Issuer to comply with the requirements under the Exchange Act.

(e) Notwithstanding any other provisions of this Section 4.10, (i) to the extent that any or all of the Net Available Proceeds of any Asset Disposition by a Foreign Subsidiary (a “Foreign Disposition”) is (x) prohibited or delayed by applicable local law, (y) restricted by applicable organizational documents or any agreement or (z) subject to other organizational or administrative impediments from being repatriated, an amount equal to the portion of such Net Available Proceeds so affected will not be required to be applied in compliance with this Section 4.10 for so long, but only so long, as the applicable local law, organizational document, agreement or other impediment will not permit repatriation to the Issuer or a Subsidiary Guarantor, and once such repatriation of any of such affected Net Available Proceeds is permitted under the applicable local law, the applicable organizational document or agreement or the applicable other impediment, an amount equal to such amount of Net Available Proceeds so permitted to be repatriated will be promptly applied (net of any Taxes, costs or expenses that would be payable or reserved against if such amounts were actually repatriated whether or not they are repatriated) in compliance with this covenant and (ii) to the extent that the Issuer has determined in good faith that repatriation of any or all of the Net Available Proceeds of any Foreign Disposition could have a material adverse tax consequence with respect to such Net Available Proceeds (which for the avoidance of doubt, includes, but is not limited to, any repatriation whereby doing so the Issuer, any Restricted Subsidiary or any of their respective Affiliates and/or equityholders would incur a material Tax liability), an amount equal to the Net Available Proceeds shall not be required to be so applied. The non-application of any prepayment amounts as a consequence of the foregoing provisions will not, for the avoidance of doubt, constitute a Default or an Event of Default. For the avoidance of doubt, so long as an amount equal to the amount of Net Available Proceeds required to be applied in accordance with this covenant is applied by the Issuer, nothing in this Indenture shall be construed to require any Subsidiary to repatriate cash.

(f) The Issuer shall comply with the tender offer rules, including Rule 14e-1 under the Exchange Act and any other applicable securities laws or regulations in connection with the purchase of Notes pursuant to an Offer to Purchase. To the extent that the provisions of any applicable securities laws or regulations conflict with this Section 4.10, the Issuer shall comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this Section 4.10 by virtue of such compliance.

(g) The provisions under this Section 4.10 relating to the Issuer’s obligation to make an offer to repurchase the Notes as a result of this Section 4.10 may be waived or modified with the written consent of the Holders of a majority in principal amount of the Notes then outstanding.

SECTION 4.11. Limitation on Transactions with Affiliates.

(a) The Issuer shall not, and shall not permit any Restricted Subsidiary to enter into any transaction or series of related transactions having a value in excess of $10.0 million with or for the benefit of an Affiliate of the Issuer or a Restricted Subsidiary, including any Investment unless such transaction is on terms not materially less favorable to the Issuer or such Restricted Subsidiary (taken as a whole) than those that could reasonably be obtained in a comparable arm’s-length transaction with an entity that is not an Affiliate or is otherwise fair to the Issuer from a financial point of view. For any transaction or series of related transactions involving aggregate value in excess of $50.0 million, such transaction or series of related transactions is approved by either (x) a majority of the Disinterested Directors of the Board of Directors of Holdings, if any, or in the event there is only one Disinterested Director, by such Disinterested Director, or (y) the audit committee of the Board of Directors of Holdings (with any Director on such committee that is not a Disinterested Director recusing himself or herself).

(b) The preceding requirements shall not apply to:

(1) any transaction pursuant to agreements in effect on the Issue Date, as these agreements may be amended, modified, supplemented, extended or renewed from time to time, so long as any such amendment, modification, supplement, extension or renewal is not more disadvantageous to the Holders in any material respect in the good faith judgment of the Issuer, when taken as a whole, than the terms of the agreements in effect on the Issue Date;

(2) any employment, severance and other compensatory agreement or employee benefit arrangements with any future, present or former officers, directors, members of management, consultants and employees, including under any stock option or stock incentive plans, entered into by Holdings (or any direct or indirect parent thereof), the Issuer or any of its Restricted Subsidiaries in the ordinary course of business of Holdings (or any direct or indirect parent thereof), the Issuer or such Restricted Subsidiary or approved by a majority of the disinterested members of the Board of Directors and transactions pursuant to equity award plans and employee benefit plans and arrangements, in each case solely to the extent attributable to the ownership or operations of the Issuer and its Restricted Subsidiaries;

(3) (x) transactions between or among the Issuer and/or its Restricted Subsidiaries and (y) any Guarantees issued by the Issuer or a Restricted Subsidiary for the benefit of the Issuer or a Restricted Subsidiary, as the case may be, in accordance with Section 4.9;

(4) any transaction with any Person (x) that is not an Affiliate of the Issuer immediately before the consummation of such transaction that becomes an Affiliate of the Issuer as a result of such transaction or (y) that is an Affiliate of the Issuer solely because the Issuer, directly or indirectly, owns Capital Stock in, or controls, such Person;

(5) payments to or from, and transactions with, joint ventures entered into in the ordinary course of business;

(6) payment of reasonable directors fees to Persons who are not otherwise employees of the Issuer;

(7) indemnities and reimbursement of out-of-pocket expenses of officers, directors, members of management, consultants and employees of the Issuer or any Subsidiary of the Issuer pursuant to bylaws, or statutory provisions or indemnification agreements or the purchase of indemnification insurance for any director or officer;

(8) any Restricted Payment or Permitted Investment that is permitted to be made pursuant to Section 4.7;

(9) transactions with customers, clients, suppliers, joint venture partners or purchasers or sellers of goods or services, in each case in the ordinary course of the business of the Issuer and its Restricted Subsidiaries and otherwise in compliance with the terms of the Indenture; provided that, as determined in good faith by the Issuer, such transactions are on terms that are not materially less favorable to the Issuer or the relevant Restricted Subsidiary (taken as a whole) than those that could reasonably have been obtained at the time of such transactions in a comparable transaction by the Issuer or such Restricted Subsidiary with an unrelated Person;

(10) the grant, issuance or sale of Capital Stock (other than Redeemable Stock) to Affiliates of the Issuer and the granting of registration rights and other customary rights in connection therewith;

(11) any transaction as to which the Issuer delivers to the Trustee a written opinion of an investment banking firm of national standing or other recognized independent expert with experience in appraising the terms and conditions of the type of transaction or series of related transactions for which an opinion is required stating that the transaction or series of related transactions is fair to the Issuer or such Restricted Subsidiary from a financial point of view or stating that the terms are no less favorable to the Issuer or such Restricted Subsidiary than those that could be obtained in a comparable arm’s-length transaction with an entity that is not an Affiliate;

(12) written agreements entered into or assumed in connection with mergers or acquisitions of other businesses with Persons who were not Affiliates prior to such transactions; provided that such agreement was not entered into in contemplation of such merger or acquisition, and any amendment thereto, so long as any such amendment is not disadvantageous to the Holders in the good faith judgment of the Issuer, taken as a whole, as compared to the applicable agreement as in effect on the date of such acquisition or merger;

(13) payments to Affiliates on or with respect to debt securities or other Debt of the Issuer or any Subsidiary on a similar basis as payments are made or offered to holders of such debt securities or Debt held by Persons other than Affiliates and otherwise in accordance with this Indenture;

(14) any lease entered into between the Issuer or any Restricted Subsidiary, as lessee, and any Affiliate of the Issuer, as lessor, and transactions pursuant to that lease which lease is approved by the Board of Directors or senior management of the Issuer in good faith;

(15) payment of customary fees and reimbursement of reasonable out-of-pocket costs of, and customary indemnities provided to or on behalf of, future, present or former directors, officers, members of management, consultants and employees of Holdings or any direct or indirect parent thereof, the Issuer and its Restricted Subsidiaries, to the extent attributable to the ownership or operations of the Issuer and its Restricted Subsidiaries, as determined in good faith by the relevant Person;

(16) any contribution by Holdings to the capital of the Issuer;

(17) the payment of (or payments to Holdings (or any direct or indirect parent thereof) to enable it to pay) reasonable out-of-pocket costs and expenses related to registration rights and indemnities provided to shareholders under any shareholder agreement; and

(18) any customary transactions with a Receivables Subsidiary effected as part of a Receivables Facility.

SECTION 4.12. Limitation on Liens.

(a) The Issuer shall not, and shall not permit any of its Restricted Subsidiaries that are Subsidiary Guarantors to, create, incur, assume or suffer to exist any Lien (other than a Permitted Lien) on any property or asset (including any intercompany notes) of the Issuer or a Restricted Subsidiary that is a Subsidiary Guarantor now owned or hereafter acquired, or assign or convey a right to receive any income or profits from such Liens, to secure (i) any Debt of the Issuer unless prior to, or contemporaneously therewith, the Notes are equally and ratably secured for so long as such other Debt is so secured, or (ii) any Debt of any Subsidiary Guarantor, unless prior to, or contemporaneously therewith, the Subsidiary Guarantee of such Subsidiary Guarantor is equally and ratably secured for so long as such other Debt is so secured; provided, however, that if such Debt is expressly subordinated to the Notes or a Subsidiary Guarantee, the Lien securing such Debt will be subordinated and junior to the Lien securing the Notes or such Subsidiary Guarantee, as the case may be, with the same relative priority as such Debt has with respect to the Notes or such Subsidiary Guarantee.

(b) Notwithstanding the foregoing, any Lien securing the Notes or any Subsidiary Guarantee granted pursuant to this Section 4.12 will be automatically and unconditionally released and discharged upon the release by the holders of the Debt described in Section 4.12(a) of their Lien on the property or assets of the Issuer or any Restricted Subsidiary that is a Subsidiary Guarantor (including any deemed release upon payment in full of all obligations under such Debt), at such time as the holders of all such Debt also release their Lien on the property or assets of the Issuer or such Restricted Subsidiary that is a Subsidiary Guarantor, or upon any sale, exchange or transfer to any Person that is not an Affiliate of the Issuer of the property or assets secured by such Lien, or of the Capital Stock held by the Issuer or any Restricted Subsidiary that is a Subsidiary Guarantor after which such Subsidiary Guarantor is no longer a Restricted Subsidiary, or all or substantially all the assets of, any Restricted Subsidiary that is a Subsidiary Guarantor creating such Lien.

(c) With respect to any Lien securing Debt or any unutilized commitment in respect of any Reserved Debt Amount that was permitted to secure such Debt or such unutilized commitment at the time of the Incurrence of such Debt or such unutilized commitment, such Lien shall also be permitted to secure any Increased Amount in respect of such Debt or such unutilized commitment. The “Increased Amount” of any Debt means any increase in the amount of such Debt in connection with any Incremental Amounts and increases in the amount of Debt outstanding solely as a result of fluctuations in the exchange rate of currencies or increases in the value of property securing Debt.

SECTION 4.13. Offer to Purchase upon Change of Control. No later than 30 days after the occurrence of a Change of Control, the Issuer will be required to make an Offer to Purchase (a “Change of Control Offer”), with a copy to the Trustee, all outstanding Notes at a purchase price equal to 101% of their principal amount plus accrued and unpaid interest, to, but excluding, the date of purchase (the “Change of Control Purchase Price”).

On or before the Purchase Date, the Issuer will, to the extent lawful, deposit with the Paying Agent an amount equal to the Change of Control Purchase Price in respect of the Notes or portions of Notes properly tendered.

On the Purchase Date, the Issuer will, to the extent lawful:

(1) accept for payment all Notes or portions of Notes (of a minimum principal amount of $2,000 or integral multiples of $1,000 in excess thereof) properly tendered pursuant to the Change of Control Offer; and

(2) deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officer’s Certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by the Issuer.

The Paying Agent will promptly deliver to each Holder who has so tendered Notes the Change of Control Purchase Price for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book-entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes so tendered, if any; provided that each such new Note will be in a minimum principal amount of $2,000 or integral multiples of $1,000 in excess thereof.

If the Purchase Date is on or after an interest record date and on or before the related interest payment date, any accrued and unpaid interest, if any, will be paid on the Purchase Date to the Person in whose name such Note was registered at the close of business on such record date and will not be paid as part of the Change of Control Purchase Price.

The Issuer will not be required to make a Change of Control Offer upon a Change of Control if (i) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Indenture applicable to a Change of Control Offer made by the Issuer and purchases all Notes validly tendered and not validly withdrawn under such Change of Control Offer, (ii) a notice of redemption for all outstanding Notes has been given pursuant to Article III, unless and until there is a default in payment of the applicable redemption price or (iii) in connection with or in contemplation of any publicly announced Change of Control, the Issuer has made an offer to purchase (an “Alternate Offer”) any and all Notes validly tendered at a cash price equal to or higher than the Change of Control Purchase Price and has purchased all Notes validly tendered and not validly withdrawn in accordance with the terms of the Alternate Offer.

The Issuer shall, to the extent applicable, the requirements of Rule 14e-1 under the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to an Offer to Purchase the Notes. To the extent that the provisions of any applicable securities laws or regulations conflict with this Section 4.13, the Issuer shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this Section 4.13 by virtue of such compliance.

The provisions under this Indenture relating to the Issuer’s obligation to make an offer to repurchase the Notes as a result of a Change of Control may be waived or modified with the written consent of the Holders of a majority in principal amount of the Notes then outstanding.

Notwithstanding anything to the contrary contained herein, a Change of Control Offer or Alternate Offer may be made in advance of a Change of Control, and conditioned upon the occurrence of a Change of Control, if a definitive agreement is in place for the Change of Control at the time of making the Change of Control Offer or Alternate Offer.

SECTION 4.14. Corporate Existence. Except as otherwise provided in Article V, the Issuer shall do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence and the corporate, partnership, limited liability company or other existence of each of the Subsidiary Guarantors in accordance with the respective organizational documents (as the same may be amended from time to time) of such Issuer or any such Subsidiary Guarantor and the rights (charter and statutory), licenses and franchises of the Issuer and the Subsidiary Guarantors; provided that the Issuer shall not be required to preserve any such right, license or franchise, or the corporate, partnership or other existence of any of the Subsidiary Guarantors, if the Issuer shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Issuer and its Subsidiaries, taken as a whole.

SECTION 4.15. Future Guarantees. On and after the Issue Date, if either (a) Holdings, in the case the Parent Guarantee has been discharged pursuant to Section 10.5 or (b) any Domestic Subsidiary that is not already a Subsidiary Guarantor guarantees any Debt of the Issuer or a Subsidiary Guarantor under, or otherwise becomes an obligor under, (i) any Debt Facility of the Issuer or any Subsidiary Guarantor or (ii) any other Capital Markets Debt issued by the Issuer or any Subsidiary Guarantor, in each case in an aggregate principal amount or commitment amount, as the case may be, in excess of $55.0 million, then Holdings will provide a Parent Guarantee, or such Domestic Subsidiary will become a Subsidiary Guarantor, as applicable, and execute a supplemental indenture within 45 days of the date on which it became a guarantor or obligor with respect to such other Debt; provided, that this Section 4.15 shall not be applicable to any guarantee of any Restricted Subsidiary that existed at the time such Person became a Restricted Subsidiary and was not incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary. The Issuer may elect, in its sole discretion, to cause any Subsidiary that is not otherwise required to be a Subsidiary Guarantor to become a Subsidiary Guarantor, in which case such Subsidiary shall not be required to comply with the 45-day period described above.

SECTION 4.16. Designation of Restricted and Unrestricted Subsidiaries.

(a) The Issuer, by delivery of an Officer’s Certificate to the Trustee, may designate any Restricted Subsidiary to be an “Unrestricted Subsidiary,” in which event such Subsidiary and each other Person that is then or thereafter becomes a Subsidiary of such Subsidiary will be deemed to be an Unrestricted Subsidiary, if: (1) neither the Issuer nor any of its other Subsidiaries (other than another Unrestricted Subsidiary) provides credit support for, or a Guarantee of, any Debt of such Subsidiary or any Subsidiary of such Subsidiary (including any undertaking, agreement or instrument evidencing such Debt) or is liable for any Debt of such Subsidiary or any Subsidiary of such Subsidiary, and no default with respect to any Debt of such Subsidiary or any Subsidiary of such Subsidiary (including any right which the holders thereof may have to take enforcement action against such Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Debt of the Issuer and its Subsidiaries (other than another Unrestricted Subsidiary) to declare a default on such other Debt or cause the payment thereof to be accelerated or payable prior to its final scheduled maturity, except in either case to the extent that the amount of any such Debt constitutes a Restricted Payment or Permitted Investment that is made in compliance with Section 4.7; (2) such Subsidiary does not own any Capital Stock of, or does not own or hold any Lien on any property of, any other Restricted Subsidiary which is not a Subsidiary of the Subsidiary to be so designated or otherwise an Unrestricted Subsidiary; (3) at the time of designation, the Issuer could make a Restricted Payment or Permitted Investment in an amount equal to the Fair Market Value of its interest in such Subsidiary pursuant to Section 4.7; (4) such Subsidiary is a Person with respect to which neither the Issuer nor any of its Restricted Subsidiaries has any direct or indirect obligation to (a) subscribe for additional Capital Stock of such Subsidiary or (b) maintain or preserve such Subsidiary’s financial condition or to cause such Subsidiary to achieve any specified levels of operating results, except in either case to the extent that the amount of any such obligation constitutes a Restricted Payment or Permitted Investment that is made in compliance with Section 4.7; and (5) no Default shall have occurred and be continuing at the time of, or immediately after giving effect to, such designation.

(b) The designation of any Restricted Subsidiary as an Unrestricted Subsidiary shall constitute an Investment by the Issuer in such Subsidiary on the date of designation in an amount equal to the Fair Market Value of the Issuer’s Investment therein.

(c) The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute the Incurrence at the time of designation of any Investment, Debt or Liens of such Subsidiary existing at such time.

The Trustee shall have no duty whatsoever to monitor or inquire whether a Subsidiary is a Restricted Subsidiary or an Unrestricted Subsidiary and may be entitled to conclusively rely on the Officer’s Certificates delivered to it by the Issuer as described above.

SECTION 4.17. Covenant Suspension.

(a) If on any date following the Issue Date, the Notes have an Investment Grade Rating from two Rating Agencies, and no Default or Event of Default shall have occurred and be continuing, then, upon delivery to the Trustee of an Officer’s Certificate to the foregoing effect, the covenants specifically listed under the following captions in this Indenture will be suspended:

(1) Section 4.7;

(2) Section 4.8;

(3) Section 4.9;

(4) Section 4.10;

(5) Section 4.11;

(6) Section 4.15 (but only with respect to any Person that is required to become a Subsidiary Guarantor after the date of the commencement of the applicable suspension date); and

(7) Section 5.1(a)(3).

During any period that the foregoing covenants have been suspended, the Issuer shall not designate any of the Issuer’s Subsidiaries as Unrestricted Subsidiaries unless such designation would have complied with Section 4.7 as if Section 4.7 were in effect during such period.

Upon the occurrence of a covenant suspension, the amount of Excess Proceeds from Net Available Proceeds shall be reset at zero. During any period that the foregoing covenants have been suspended, any reference in the definition of “Unrestricted Subsidiary” or “Permitted Liens” to Section 4.9 or any provision thereof shall be construed as if Section 4.9 had remained in effect since the Issue Date and during such period.

(b) Notwithstanding the foregoing, if the Notes cease to have an Investment Grade Rating from two Rating Agencies, the foregoing covenants will be reinstated as of and from the date of such rating decline, subject to further suspension in the future upon the satisfaction of the conditions described in Section 4.17(a) above. Any Debt Incurred during the period when the covenants are suspended will be deemed to have been outstanding on the Issue Date, so that it is classified as permitted under clause (2) of Section 4.9(b); provided that all Debt incurred during the covenant suspension period and outstanding under the Senior Secured Credit Agreement on the applicable reinstatement date shall be deemed Incurred under clause (1) of Section 4.9(b) and to the extent such Debt cannot be incurred under such clause (1), shall be deemed incurred under clause (2) of Section 4.9(b). Calculations under the reinstated Section 4.7 will be made as if such Section 4.7 had been in effect prior to, but not during, the suspension period. In addition: (i) for purposes of Section 4.8, all contracts entered into during a suspension period that contain any of the restrictions contemplated by Section 4.8 will be deemed to have been entered into pursuant to clause (1) of Section 4.8(b); (ii) [reserved]; (iii) for purposes of Section 4.11, all agreements and arrangements entered into by the Issuer or any Restricted Subsidiary with an Affiliate of the Issuer during such period will be deemed to have been entered into pursuant to clause (1) of Section 4.11(b); (iv) all Investments made during the suspension period (or deemed made in connection with a Limited Condition Transaction entered into during the suspension period) will be classified as having been made under clause (7) of the definition of “Permitted Investment” and (v) no Subsidiary of the Issuer shall be required to comply with Section 4.15 after such reinstatement with respect to any guarantee or obligation entered into by such Subsidiary during any suspension period.

(c) No Default or Event of Default will be deemed to have occurred with respect to the suspended covenants as a result of any actions taken by the Issuer or its Restricted Subsidiaries during the period when such covenants are suspended, and the Issuer and any Subsidiary of the Issuer will be permitted, without causing a Default or Event of Default or breach of any of the suspended covenants (notwithstanding the reinstatement thereof) under this Indenture, to honor, comply with or otherwise perform any contractual commitments or obligations entered into during the period when such covenants are suspended following a downgrade and to consummate the transactions contemplated thereby.

(d) Promptly following the occurrence of any suspension or reinstatement of the covenants as described above, the Issuer will provide an Officer’s Certificate to the Trustee regarding such occurrence. The Trustee shall have no obligation to independently determine, monitor or verify if a suspension or reinstatement has occurred or notify the Holders of any suspension or reinstatement.

ARTICLE V SUCCESSORS

SECTION 5.1. Consolidation, Merger, Conveyance, Transfer or Lease.

(a) Neither Holdings nor the Issuer shall consolidate with or merge with or into, or convey, transfer or lease all or substantially all its assets in a single transaction or series of related transactions to, another Person, unless:

(1) the resulting, surviving or transferee Person (the “Successor Company”) shall be a corporation, partnership, trust or limited liability company organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and the Successor Company (if not Holdings or the Issuer, as applicable) shall expressly assume, by supplemental indenture, executed and delivered to the Trustee, in form reasonably satisfactory to the Trustee, all the obligations of Holdings or the Issuer, as the case may be, under this Indenture and the Notes;

(2) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing;

(3) in the case of the Issuer, immediately after giving pro forma effect to such transaction and treating any Debt which becomes an obligation of the Issuer or a Restricted Subsidiary as a result of such transaction as having been Incurred by the Issuer or such Restricted Subsidiary at the time of the transaction, either (i) the Issuer (including any Successor Company) could Incur at least $1.00 of additional Debt (other than Permitted Debt) pursuant to Section 4.9(a) or (ii) the Consolidated Coverage Ratio of the Issuer or such Successor Company determined on a Pro Forma Basis for the most recently ended Test Period is not less immediately after such transaction than it was immediately before such transaction;

(4) in the case of the Issuer, at the time of such transaction, unless the Issuer is the Successor Company, each Subsidiary Guarantor will have by supplemental indenture confirmed that its Subsidiary Guarantee shall apply to such Person’s obligations under the Indenture and the Notes; and

(5) the Issuer shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, stating that such consolidation, merger, conveyance, transfer or lease and such supplemental indenture, if any, comply with the Indenture.

Notwithstanding the foregoing, (i) any Restricted Subsidiary may merge into the Issuer or another Restricted Subsidiary, (ii) the provisions of clauses (2) and (3) above shall not apply to a merger of the Issuer with or into a Restricted Subsidiary, and (iii) the above provisions shall not apply to any transfer of assets between or among the Issuer and any Restricted Subsidiary.

For purposes of this Section 5.1(a), the sale, lease, conveyance, assignment, transfer, or other disposition of all or substantially all of the properties and assets of one or more Subsidiaries of the Issuer or Holdings, which properties and assets, if held by the Issuer or Holdings instead of such Subsidiaries, would constitute all or substantially all of the properties and assets of the Issuer or Holdings, as applicable, on a consolidated basis, shall be deemed to be the sale, lease, conveyance, assignment, transfer or other disposition of all or substantially all of the properties and assets of the Issuer or Holdings, as applicable.

The Successor Company will succeed to, and be substituted for, and may exercise every right and power of, the Issuer or Holdings, as applicable, under this Indenture, and, except in the case of a lease of all or substantially all its assets, the Issuer or Holdings, as applicable, will be released from the obligation to pay the principal of, and interest on, the Notes and all other obligations under this Indenture.

(b) Except in circumstances under which this Indenture provides for the release of Subsidiary Guarantees as described under Section 10.5, each Subsidiary Guarantor will not, and the Issuer will not permit a Subsidiary Guarantor to, consolidate with or merge with or into, or convey or transfer or lease all or substantially all its assets to, another Person (other than the Issuer or another Subsidiary Guarantor), unless at the time and after giving effect thereto:

(1) (x) the resulting, surviving or transferee Person (the “Successor Subsidiary Guarantor”) shall be a corporation, partnership, trust or limited liability company organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and the Successor Subsidiary Guarantor (if not the Subsidiary Guarantor) shall expressly assume, by supplemental indenture, executed and delivered to the Trustee, in form reasonably satisfactory to the Trustee, all the obligations of the Subsidiary Guarantor under this Indenture and its Subsidiary Guarantee; (y) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing; (z) the Subsidiary Guarantor shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, stating that such consolidation, merger, conveyance, transfer or lease and such supplemental indenture, if any, comply with this Indenture; or

(2) such transaction does not violate Section 4.10.

For purposes of this Section 5.1(b), the sale, lease, conveyance, assignment, transfer, or other disposition of all or substantially all of the properties and assets of one or more Subsidiaries of a Subsidiary Guarantor, which properties and assets, if held by such Subsidiary Guarantor instead of such Subsidiaries, would constitute all or substantially all of the properties and assets of such Subsidiary Guarantor on a consolidated basis, shall be deemed to be the sale, lease, conveyance, assignment, transfer or other disposition of all or substantially all of the properties and assets of such Subsidiary Guarantor.

The Successor Subsidiary Guarantor will succeed to, and be substituted for, and may exercise every right and power of, the Subsidiary Guarantor under this Indenture, but, in the case of a lease of all or substantially all its assets, the Subsidiary Guarantor will not be released from its obligations under its Subsidiary Guarantee.

ARTICLE VI DEFAULTS AND REMEDIES

SECTION 6.1. Events of Default.

Each of the following is an “Event of Default”:

(1) failure to pay principal of (or premium, if any, on) any Note when due and payable, at maturity, upon redemption or otherwise;

(2) failure to pay any interest on any Note when due and payable and such default continues for 30 days;

(3) default in the payment of principal, premium and interest on Notes required to be purchased pursuant to an Offer to Purchase as described under Section 4.10 and Section 4.13 when due and payable;

(4) failure to perform or comply with the provisions under Section 5.1;

(5) failure to perform any other covenant or agreement of the Issuer under this Indenture or the Notes and such default continues for 60 days (or 120 days with respect to Section 4.3) after written notice to the Issuer by the Trustee or Holders of at least 25% in aggregate principal amount of outstanding Notes;

(6) default under the terms of any mortgage, indenture or instrument evidencing or securing any Debt for money borrowed of the Issuer or any Restricted Subsidiary (other than Debt owed to the Issuer or any Restricted Subsidiary) having an outstanding principal amount of $50.0 million, individually or in the aggregate, which default results in the acceleration of the payment of such Debt prior to its stated final maturity or constitutes the failure to pay the principal amount of such Debt at its stated final maturity (after giving effect to any applicable grace period provided in such Debt) and which accelerated or principal amount, individually or in the aggregate, exceeds $50.0 million and if, within 20 business days of such payment default or acceleration, such Debt has not been discharged or such payment default has not been cured or waived or such acceleration has not been rescinded or annulled; provided that in connection with any series of convertible or exchangeable securities (a) any conversion or exchange of such securities by a holder thereof into shares of Capital Stock, cash or a combination of cash and shares of Capital Stock, (b) the rights of holders of such securities to convert or exchange into shares of Capital Stock, cash or a combination of cash and shares of Capital Stock and (c) the rights of holders of such securities to require any repurchase by the Issuer of such securities in cash shall not, in itself, constitute an Event of Default under this clause (6);

(7) the rendering of one or more final judgments, orders or decrees (not subject to appeal) of any court or regulatory or administrative agency against the Issuer or any Restricted Subsidiary or any of their respective properties in an amount in excess of $50.0 million, either individually or in the aggregate, (exclusive of any portion of any such payment covered by insurance) which remains undischarged or unstayed for a period of 60 days after the date on which the right to appeal has expired or been extinguished;

(8) the Issuer or any Significant Restricted Subsidiary or group of Restricted Subsidiaries that, taken together, would constitute a Significant Restricted Subsidiary, pursuant to or within the meaning of any Bankruptcy Law:

(a) commences a voluntary case,

(b) consents to the entry of an order for relief against it in an involuntary case,

(c) consents to the appointment of a custodian of it or for all or substantially all of its property, or

(d) makes a general assignment for the benefit of its creditors;

(9) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(a) is for relief against the Issuer or any Significant Restricted Subsidiary or group of Restricted Subsidiaries that, taken together, would constitute a Significant Restricted Subsidiary, in an involuntary case;

(b) appoints a custodian of the Issuer or any Significant Restricted Subsidiary or group of Restricted Subsidiaries that, taken together, would constitute a Significant Restricted Subsidiary or for all or substantially all of the property of the Issuer or any of its Restricted Subsidiaries; or

(c) orders the liquidation of the Issuer or any Significant Restricted Subsidiary or group of Restricted Subsidiaries that, taken together, would constitute a Significant Restricted Subsidiary and, in each case, the order or decree remains unstayed and in effect for 60 consecutive days; and

(10) the Subsidiary Guarantee of any Subsidiary Guarantor is held by a final non-appealable order or judgment of a court of competent jurisdiction to be unenforceable or invalid or ceases for any reason to be in full force and effect (other than in accordance with the terms of the Indenture) or any such Subsidiary Guarantor or any Person acting on behalf of any such Subsidiary Guarantor denies or disaffirms such Subsidiary Guarantor’s obligations under its Subsidiary Guarantee (other than by reason of a release of such Subsidiary Guarantor from its Subsidiary Guarantee in accordance with the terms of this Indenture).

SECTION 6.2. Acceleration.

(a) If an Event of Default (other than an Event of Default specified in clause (8) or (9) of Section 6.1) shall occur and be continuing under this Indenture, either the Trustee or the Holders of at least 25% in aggregate principal amount of the Notes then outstanding by written notice to the Issuer and the Trustee, may declare (an “acceleration declaration”) the principal of, and accrued and unpaid interest, if any, on all outstanding amounts owing under the Notes to be due and payable; provided, however, an acceleration declaration may not be given with respect to any action taken, and reported publicly or to Holders, more than two years prior to such acceleration declaration. Upon such acceleration declaration, the aggregate principal of and accrued and unpaid interest, if any, on the outstanding Notes shall become due and payable immediately.

(b) At any time after such acceleration pursuant to this Section 6.2, the Holders of a majority in aggregate principal amount of the Notes then outstanding may rescind and annul such acceleration if:

(1) the rescission would not conflict with any judgment or decree of a court of competent jurisdiction; and

(2) all existing Events of Default have been cured or waived other than nonpayment of accelerated principal and interest.

No such rescission shall affect any subsequent Default or impair any right consequent thereto.

If an Event of Default specified in clause (8) or (9) of Section 6.1 occurs, then all unpaid principal of, and accrued and unpaid interest, if any, on all of the outstanding Notes shall ipso facto become and be immediately due and payable without any declaration or other action or notice on the part of the Trustee or any Holder of the Notes to the extent permitted by applicable law.

(c) Any notice of Default, acceleration declaration or instruction to the Trustee to provide a notice of Default, acceleration declaration or take any other action (a “Noteholder Direction”) provided by any one or more Holders (other than any Holder that is a Regulated Bank, an Initial Purchaser or its Affiliate (in each case, as evidenced by delivery of an Officer’s Certificate to the Trustee from such Initial Purchaser or Affiliate certifying as to its status as an Initial Purchaser or Affiliate thereof)) (each a “Directing Holder”) must be accompanied by a written representation from each such Holder to the Issuer and the Trustee that such Holder is not (or, in the case such Holder is DTC or its nominee, that such Holder is being instructed solely by beneficial owners that have represented to such Holder that they are not) Net Short (a “Position Representation”), which representation, in the case of a Noteholder Direction relating to a notice of Default, shall be deemed repeated at all times until the resulting Event of Default is cured or otherwise ceases to exist or the Notes are accelerated. In addition, each Directing Holder is deemed at the time of providing a Noteholder Direction to covenant to provide the Issuer with such other information as the Issuer may reasonably request from time to time in order to verify the accuracy of such Holder’s Position Representation within five Business Days of request therefor (a “Verification Covenant”). In any case in which the Holder is DTC or its nominee, any Position Representation or Verification Covenant required hereunder shall be provided by the beneficial owner of the Notes in lieu of DTC or its nominee and DTC, shall be entitled to conclusively rely on such Position Representation and Verification Covenant in delivering its direction to the Trustee.

If, following the delivery of a Noteholder Direction, but prior to the acceleration of the Notes, the Issuer determines in good faith that there is a reasonable basis to believe a Directing Holder was, at any relevant time, in breach of its Position Representation and provides to the Trustee an Officer’s Certificate that the Issuer has instituted litigation with a court of competent jurisdiction seeking a determination that such Directing Holder was, at such time, in breach of its Position Representation, and seeking to invalidate any Event of Default that resulted from the applicable Noteholder Direction, the cure period with respect to such Default shall be automatically stayed and the cure period with respect to such Event of Default shall be automatically reinstituted and any remedy stayed pending a final and non-appealable determination of a court of competent jurisdiction on such matter. If, following the delivery of a Noteholder Direction, but prior to acceleration of the Notes, the Issuer provides to the Trustee an Officer’s Certificate stating that a Directing Holder failed to satisfy its Verification Covenant, the cure period with respect to such Default shall be automatically stayed and the cure period with respect to any Default or Event of Default that resulted from the applicable Noteholder Direction shall be automatically reinstituted and any remedy stayed until such time as the Issuer provides the Trustee with an Officer’s Certificate that the Verification Covenant has been satisfied; provided that the Issuer shall promptly deliver such Officer’s Certificate to the Trustee upon becoming aware that the Verification Covenant has been satisfied. Any breach of the Position Representation (as evidenced by an Officer’s Certificate delivered to the Trustee) shall result in such Holder’s participation in such Noteholder Direction being disregarded; and if, without the participation of such Holder, the percentage of Notes held by the remaining Holders that provided such Noteholder

Direction would have been insufficient to validly provide such Noteholder Direction, such Noteholder Direction shall be void ab initio, with the effect that such Event of Default shall be deemed never to have occurred, acceleration voided and the Trustee shall be deemed not to have received such Noteholder Direction or any notice of such Default or Event of Default; provided, however, this shall not invalidate any indemnity or security provided by the Directing Holders to the Trustee which obligations shall continue to survive. Notwithstanding anything in the preceding two paragraphs to the contrary, any Noteholder Direction delivered to the Trustee during the pendency of an Event of Default as the result of bankruptcy or similar proceedings shall not require compliance with the foregoing clauses. In addition, for the avoidance of doubt, the foregoing two paragraphs shall not apply to any Holder that is a Regulated Bank.

For the avoidance of doubt, the Trustee shall be entitled to conclusively rely on any Noteholder Direction, Position Representation, Verification Covenant, Officer’s Certificate or other document delivered to it pursuant to the foregoing three paragraphs, shall have no duty to inquire as to or investigate the accuracy of any Position Representation, enforce compliance with any Verification Covenant, verify any statements in any Officer’s Certificate delivered to it, or otherwise make calculations, investigations or determinations with respect to Regulated Banks, Derivative Instruments, Net Shorts, Long Derivative Instruments, Short Derivative Instruments or otherwise and shall have no liability for ceasing to take any action or staying any remedy. The Trustee shall have no liability to the Issuer, any Holder or any other Person in acting in good faith on a Noteholder Direction or to determine whether any Holder has delivered a Position Representation or that such Position Representation conforms with this Indenture or any other agreement or whether or not any Holder is a Regulated Bank.

With their acquisition of the Notes, each Holder and subsequent purchaser of the Notes consents to the delivery of its Position Representation by the Trustee to the Issuer in accordance with the terms of this Section 6.2(b). Each Holder and subsequent purchaser of the Notes waives any and all claims, in law and/or in equity, against the Trustee and agrees not to commence any legal proceeding against the Trustee in respect of, and agrees that the Trustee will not be liable for any action that the Trustee takes in accordance with this Section 6.2(b), or arising out of or in connection with following instructions or taking actions in accordance with a Noteholder Direction.

Other than in connection with actions resulting from the gross negligence, bad faith or willful misconduct of the Trustee, the Issuer waives any and all claims, in law and/or in equity, against the Trustee, and agrees not to commence any legal proceeding against the Trustee in respect of, and agrees that the Trustee will not be liable for any action that the Trustee takes in accordance with this Section 6.2(b), or arising out of or in connection with following instructions or taking actions in accordance with a Noteholder Direction.

For the avoidance of doubt, the Trustee will treat all Holders equally with respect to their rights under this Section 6.2(b). In connection with the requisite percentages required under this Indenture to exercise remedies, the Trustee shall be entitled to treat all outstanding Notes equally irrespective of any Position Representation in determining whether the requisite percentage has been obtained with respect to the initial delivery of the Noteholder Direction.

The Issuer agrees that any and all other actions that the Trustee takes or omits to take in connection with this Section 6.2(b) and all fees, costs and expenses of the Trustee and its agents and counsel arising as a result of, or in connection with, the application of the foregoing provisions shall be covered by the Trustee related expense and indemnity provisions.

SECTION 6.3. Other Remedies. If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy to collect the payment of principal, premium, if any, and interest, if any, on the Notes or to enforce the performance of any provision of the Notes or this Indenture.

The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Holder in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. All remedies are cumulative to the extent permitted by law.

SECTION 6.4. Waiver of Past Defaults. Subject to Section 9.2, the Holders of a majority in aggregate principal amount of the Notes then outstanding by written notice to the Trustee may, on behalf of the Holders of all of the Notes, waive any existing Default or Event of Default and its consequences under this Indenture except a continuing Default or Event of Default in the payment of interest or premium on, or the principal of, the Notes (other than any such payment that has become due because of an acceleration that has been rescinded).

SECTION 6.5. Control by Majority. The Holders of a majority in aggregate principal amount of the then outstanding Notes may direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee or exercising any trust or power conferred on it. However, (a) the Trustee may require indemnity and security satisfactory to it be furnished prior to taking such actions, (b) the Trustee may refuse to follow any direction that conflicts with law or this Indenture or that the Trustee determines in good faith may be unduly prejudicial to the rights of Holders not joining in the giving of such direction (it being understood that the Trustee does not have an affirmative duty to ascertain whether or not any such direction is unduly prejudicial to the rights of such other Holders) or that would involve any personal liability for the Trustee and (c) the Trustee may take any other action it deems proper that is not inconsistent with any such direction received from the Holders.

SECTION 6.6. Limitation on Suits. Subject to Section 6.7, no Holder of a Note will have any right to institute any proceeding with respect to this Indenture, or for the appointment of a receiver or a trustee, or for any other remedy thereunder unless (a) such Holder has previously given to the Trustee written notice of a continuing Event of Default with respect to the Notes, (b) the Holders of at least 25% in aggregate principal amount of the outstanding Notes have made written request, and such Holder or Holders have offered to the Trustee indemnity and security satisfactory to the Trustee to institute such proceeding as trustee, (c) the Trustee has failed to institute such proceeding, and (d) the Trustee has not received from the Holders of a majority in aggregate principal amount of the outstanding Notes a direction inconsistent with such request, within 60 days after such notice, request and offer. However, such limitations do not apply to a suit instituted by a Holder of a Note for the enforcement of payment of the principal of or any premium or interest on such Note on or after the applicable due date specified in such Note.

A Holder may not use this Indenture to prejudice the rights of another Holder or to obtain a preference or priority over another Holder (it being understood that the Trustee does not have an affirmative duty to ascertain whether or not any such use by a Holder prejudices the rights of any other Holders or obtains priority or preference over such other Holders).

SECTION 6.7. Rights of Holders of Notes to Receive Payment. Notwithstanding any other provision of this Indenture, the right of any Holder to receive payment of principal of, premium or interest on, such Note or to bring suit for the enforcement of any such payment, on or after the due date expressed in the Notes, shall not be modified or amended in a manner adverse to such Holder without the consent of the Holder.

SECTION 6.8. Collection Suit by Trustee. If an Event of Default specified in clauses (1) or (2) of Section 6.1 occurs and is continuing, the Trustee is authorized to recover judgment in its own name and as trustee of an express trust against the Issuer for the whole amount of principal of, premium, if any, and interest remaining unpaid on the Notes and interest on overdue principal and, to the extent lawful, such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel.

SECTION 6.9. Trustee May File Proofs of Claim. The Trustee is authorized to file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel) and the Holders allowed in any judicial proceedings relative to the Issuer (or any other obligor upon the Notes including the Notes Guarantors), their creditors or their property and shall be entitled and empowered to collect, receive and distribute any money or other securities or property payable or deliverable upon the conversion or exchange of the Notes or on any such claims, and any custodian in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee and, in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due to it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due to the Trustee under Section 7.6 and all amounts under this Indenture and the Notes. To the extent that the payment of any such compensation, expenses, disbursements and advances to the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.6 out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Holders may be entitled to receive in such proceeding, whether in liquidation or under any plan of reorganization or arrangement or otherwise. Nothing in this Section 6.9 shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

SECTION 6.10. Priorities. If the Trustee collects any money or property pursuant to this Article VI, it shall pay out the money and property in the following order:

First: to the Trustee, its agents and attorneys for amounts due to the Trustee under Section 7.6 and under this Indenture and the Notes, including payment of all reasonable compensation, expenses and liabilities incurred, and all advances made, by it and the costs and expenses of collection;

Second: to Holders for amounts due and unpaid on the Notes for principal, premium, if any, and interest ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal, premium, if any, and interest, respectively;

Third: without duplication, to the Holders for any other obligations owing to the Holders under this Indenture and the Notes; and

Fourth: to the Issuer or to such party as a court of competent jurisdiction shall direct.

The Trustee may fix a record date and payment date for any payment to Holders pursuant to this Section 6.10.

SECTION 6.11. Undertaking for Costs. In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as the Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees and expenses, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 6.11 does not apply to a suit by the Trustee, a suit by a Holder pursuant to Section 6.7, or a suit by Holders of more than 10.0% in principal amount of the then outstanding Notes.

SECTION 6.12. Restoration of Rights and Remedies. If the Trustee or any Holder has instituted any proceeding to enforce any right or remedy under this Indenture and such proceeding has been discontinued or abandoned for any reason, or has been determined adversely to the Trustee or to such Holder, then and in every such case, subject to any determination in such proceedings, the Issuer, the Trustee and the Holders shall be restored severally and respectively to their former positions hereunder and thereafter all rights and remedies of the Trustee and the Holders shall continue as though no such proceeding has been instituted.

SECTION 6.13. Rights and Remedies Cumulative. Except as otherwise provided with respect to the replacement or payment of mutilated, destroyed, lost or stolen Notes in Section 2.7 hereof, no right or remedy herein conferred upon or reserved to the Trustee or to the Holders is intended to be exclusive of any other right or remedy, and every right and remedy shall, to the extent permitted by law, be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other appropriate right or remedy.

SECTION 6.14. Delay or Omission Not Waiver. No delay or omission of the Trustee or of any Holder of any Note to exercise any right or remedy accruing upon any Event of Default shall impair any such right or remedy or constitute a waiver of any such Event of Default or an acquiescence therein. Every right and remedy given by this Article or by law to the Trustee or to the Holders may be exercised from time to time, and as often as may be deemed expedient, by the Trustee or by the Holders, as the case may be.

ARTICLE VII TRUSTEE

SECTION 7.1. Duties of Trustee.

(a) If an Event of Default has occurred and is continuing, the Trustee shall exercise such of the rights and powers vested in it by this Indenture and use the same degree of care and skill in its exercise as a prudent person would exercise or use under the circumstances in the conduct of his or her own affairs.

(b) Except during the continuance of an Event of Default:

(i)	the duties of the Trustee shall be determined solely by the express provisions of this Indenture and no implied covenants or obligations shall be read into this Indenture against the Trustee; and

(ii)

in the absence of bad faith or willful misconduct on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture. However, in the case of any such certificates or opinions which by any provision hereof are specifically required to be furnished to the Trustee, the Trustee shall examine the certificates and opinions furnished to it to determine whether or not they conform to the requirements of this Indenture (but need not confirm or investigate the accuracy of mathematical calculations or other facts stated therein).

(c) The Trustee may not be relieved from liabilities for its own grossly negligent action, its own negligent failure to act, or its own willful misconduct, except that:

(i)	this paragraph (c) does not limit the effect of paragraph (b) of this Section 7.1;

(ii)

the Trustee shall not be liable for any error of judgment made in good faith by a Responsible Officer of the Trustee, unless it is proved that the Trustee was negligent in ascertaining the pertinent facts;

(iii)

the Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.2, Section 6.4 or Section 6.5; and

(iv)	no provision of this Indenture shall require the Trustee to expend or risk its own funds or incur any liability.

(d) The Trustee shall not be liable for interest on or the investment of any money received by it except as the Trustee may agree in writing with the Issuer. Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.

(e) Whether or not therein expressly so provided, every provision of this Indenture that in any way relates to the Trustee is subject to this Section 7.1.

SECTION 7.2. Rights of Trustee.

(a) In the absence of bad faith or willful misconduct on its part, the Trustee may conclusively rely and shall be fully protected in acting or refraining from acting on any resolution, certificate, statement, instrument, opinion, notice, report, request, direction, consent, order, bond, debenture or other document (whether in original or facsimile form or PDF transmission or in accordance with Section 11.10 hereof) believed by it to be genuine and to have been signed or presented by the proper Person. The Trustee need not investigate any fact or matter stated therein.

(b) Before the Trustee acts or refrains from acting, it may require an Officer’s Certificate or an Opinion of Counsel or both. The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on such Officer’s Certificate or Opinion of Counsel. Prior to taking, suffering or admitting any action, the Trustee may consult with counsel of the Trustee’s own choosing, and the Trustee shall be fully protected from liability in respect of any action taken, suffered or omitted by it hereunder in good faith and in conclusive reliance on the advice or opinion of such counsel.

(c) The Trustee may act through its attorneys and agents and shall not be responsible for the misconduct or negligence of any attorney or agent appointed with due care.

(d) The Trustee shall not be liable for any action it takes or omits to take in good faith that it believes to be authorized or within the discretion or rights or powers conferred upon it by this Indenture.

(e) Unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from the Issuer or a Notes Guarantor shall be sufficient if signed by an Officer of the Issuer or such Notes Guarantor.

(f) The Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Indenture at the request or direction of any of the Holders unless such Holders shall have offered to the Trustee security and indemnity satisfactory to the Trustee against the costs, expenses and liabilities that might be incurred by it in compliance with such request or direction.

(g) The Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or documents, but the Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit, and, if the Trustee shall determine to make such further inquiry or investigation, it shall be entitled to examine during normal business hours the books, records and premises of the Issuer, personally or by agent or attorney at the sole cost of the Issuer, and shall incur no liability or additional liability of any kind by reason of such inquiry or investigation.

(h) The rights, privileges, protections, immunities and benefits given to the Trustee, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder, to the Agents and to each other agent, custodian and Person employed to act hereunder.

(i) The Trustee may request that the Issuer and each of the Notes Guarantors shall deliver to the Trustee an Officer’s Certificate setting forth the names of individuals and/or titles of Officers of the Issuer and each Notes Guarantor, as applicable, authorized at such time to take specified actions pursuant to this Indenture of the Issuer, the Notes and the Notes Guarantees, which Officer’s Certificate may be signed by any Person authorized to sign an Officer’s Certificate, including any Person specified as so authorized in any such certificate previously delivered and not superseded.

(j) The Trustee shall not be deemed to have notice or be charged with knowledge of any Default or Event of Default unless a Responsible Officer of the Trustee has actual knowledge thereof with respect to Section 6.1(1), (2) or (3) or the Trustee shall have received from the Issuer or Notes Guarantor or from any Holder written notice thereof at its address set forth in Section 11.1 and such notice references the Notes and this Indenture. In the absence of such notice, the Trustee may conclusively assume that no such Default or Event of Default exists.

(k) In no event shall the Trustee be responsible or liable for special, indirect, punitive, or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action.

(l) The Trustee shall not be required to give any bond or surety in respect of the performance of its powers and duties hereunder.

(m) No provision of this Indenture shall require the Trustee to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties thereunder, or in the exercise of any of its rights or powers.

SECTION 7.3. Individual Rights of the Trustee. The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Issuer or any Affiliate of the Issuer with the same rights it would have if it were not Trustee; provided, however, that if the Trustee acquires any conflicting interest under the Trust Indenture Act, the Trustee must (i) eliminate such conflict within 90 days of acquiring such conflicting interest, (ii) apply to the SEC for permission to continue acting as Trustee or (iii) resign. Any Agent may do the same with like rights and duties. The Trustee is also subject to Section 7.9.

SECTION 7.4. Trustee’s Disclaimer. The Trustee shall not be responsible for and makes no representation as to the validity or adequacy of this Indenture, the Notes, the Offering Memorandum for the Notes or any Notes Guarantee, it shall not be accountable for the use of the proceeds from the Notes or any money paid to the Issuer or upon the Issuer’s direction under any provision of this Indenture, it shall not be responsible for the use or application of any money received by any Paying Agent other than the Trustee, and it shall not be responsible for any statement or recital herein or any statement in the Notes, any Officer’s Certificate or Opinion of Counsel delivered to the Trustee hereunder, or any other document in connection with the sale of the Notes or pursuant to this Indenture other than the Trustee’s certificate of authentication hereunder.

SECTION 7.5. Notice of Defaults. If a Default or Event of Default occurs and is continuing and the Trustee has notice or knowledge thereof as provided in Section 7.2(j), the Trustee shall deliver to Holders a notice of the Default or Event of Default within 90 days after it occurs. Except in the case of a Default or Event of Default in payment of principal of, premium, if any, or interest on any Note, the Trustee may withhold the notice if and so long as the Trustee in good faith determines that the withholding of such notice is in the interest of the Holders.

SECTION 7.6. Compensation and Indemnity. The Issuer shall pay to the Trustee from time to time compensation for its acceptance of this Indenture and for all services rendered by it hereunder as agreed upon in writing. The Trustee’s compensation shall not be limited by any law on compensation of a trustee of an express trust. The Issuer shall reimburse the Trustee, as applicable, promptly upon request for all reasonable out-of-pocket disbursements, advances and expenses incurred or made by it in addition to the compensation for its services. Such expenses shall include the reasonable compensation, disbursements and expenses of the Trustee’s agents and counsel.

The Issuer and each of the Notes Guarantors, jointly and severally, shall indemnify, defend, protect and hold the Trustee (which for purposes of this Section 7.6 shall include its officers, directors, employees and agents) harmless against any and all claims, damages, losses, liabilities, costs or expenses suffered or incurred by it (including, without limitation, the reasonable fees and expenses of its agents and counsel) arising out of or in connection with the acceptance or administration of its duties under this Indenture, the performance of its obligations and/or exercise of its rights hereunder, including the reasonable costs and expenses of enforcing this Indenture against the Issuer or any Notes Guarantor (including this Section 7.6) and defending itself against any claim (whether asserted by the Issuer or any Holder or any other Person) or liability in connection with the exercise or performance of any of its powers or duties hereunder, except to the extent any such loss, claim, damage, liability or expense shall have been found by a court of competent jurisdiction in a non-appealable final decision to have been caused by its own gross negligence or willful misconduct; provided, however, that this paragraph shall not apply to taxes imposed on such Person in connection with compensation for such administration or performance. The Trustee shall notify the Issuer promptly of any claim for which it may seek indemnity. Failure by the Trustee to so notify the Issuer shall not relieve the Issuer of its obligations hereunder. The Trustee may have one separate counsel, and the necessary local counsel, if applicable, and the Issuer shall pay the reasonable fees and expenses of such counsel for the Trustee. The Issuer need not pay for any settlement made without its consent, which consent shall not be unreasonably withheld.

The obligations of the Issuer and the Notes Guarantors under this Section 7.6 shall survive the satisfaction and discharge of this Indenture, the payment of the Notes or the resignation or removal of the Trustee.

To secure the Issuer’s payment obligations in this Section 7.6, the Trustee shall have a Lien prior to the Notes on all money or property held or collected by the Trustee, except that held in trust to pay principal or interest, if any, on particular Notes. Such Lien shall survive the satisfaction and discharge of this Indenture, the payment of the Notes and the resignation or removal of the Trustee and any termination of this Indenture, including a termination in connection with a bankruptcy.

When the Trustee incurs expenses or renders services after an Event of Default specified in Section 6.1(8) or (9) occurs, the expenses and the compensation for the services (including the fees and expenses of its agents and counsel) are intended to constitute expenses of administration under any Bankruptcy Law.

SECTION 7.7. Replacement of Trustee. A resignation or removal of the Trustee and appointment of a successor Trustee shall become effective only upon the successor trustee’s acceptance of appointment as provided in this Section 7.7.

The Trustee may resign in writing at any time and be discharged from the trust hereby created by so notifying the Issuer. The Holders of a majority in principal amount of the then outstanding Notes may remove the Trustee upon not less than thirty days’ written notice to the Trustee and the Issuer. The Issuer may remove the Trustee if no Event of Default exists and:

(a) the Trustee fails to comply with Section 7.9;

(b) the Trustee is adjudged a bankrupt or an insolvent or an order for relief is entered with respect to the Trustee under any Bankruptcy Law;

(c) a custodian or public officer takes charge of the Trustee or its property; or

(d) the Trustee becomes incapable of acting.

If the Trustee resigns or is removed or if a vacancy exists in the office of the Trustee for any reason, the Issuer shall promptly appoint a successor trustee. Within one year after the successor trustee takes office, the Holders of a majority in principal amount of the then outstanding Notes may appoint a successor trustee to replace the successor trustee appointed by the Issuer.

If a successor trustee does not take office within 30 days after the retiring Trustee resigns or is removed, such retiring Trustee (at the expense of the Issuer), the Issuer or the Holders of at least 10.0% in principal amount of the then outstanding Notes may petition any court of competent jurisdiction for the appointment of a successor trustee.

If the Trustee, after written request by any Holder who has been a Holder for at least six months, fails to comply with this Section 7.7, such Holder may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor trustee.

A successor trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Issuer. Thereupon, the resignation or removal of the retiring Trustee shall become effective, and the successor trustee shall have all the rights, powers and the duties of the Trustee under this Indenture. The successor trustee shall mail a notice of its succession to the Holders. The retiring Trustee shall promptly transfer all property held by it as Trustee to the successor Trustee; provided that all sums owing to the retiring Trustee hereunder have been paid and subject to the Lien provided for in Section 7.6. Notwithstanding replacement of the Trustee pursuant to this Section 7.7, the Issuer’s and the Notes Guarantors’ obligations under Section 7.6 shall continue for the benefit of the retiring Trustee.

SECTION 7.8. Successor Trustee by Merger, Etc. If the Trustee or any Agent consolidates, merges or converts into, or transfers all or substantially all of its corporate trust business (including this transaction) to, another corporation, association or trust company, the successor corporation, association or trust company without any further act shall be the successor Trustee or Agent, as applicable.

SECTION 7.9. Eligibility; Disqualification. There shall at all times be a Trustee hereunder that is a corporation organized and doing business under the laws of the United States or of any state thereof that is authorized under such laws to exercise corporate trustee power and that is subject to supervision or examination by federal or state authorities. Such Trustee together with its affiliates shall at all times have a combined capital surplus of at least $50.0 million as set forth in its most recent annual report of condition.

ARTICLE VIII DEFEASANCE; DISCHARGE OF THIS INDENTURE

SECTION 8.1. Option to Effect Legal Defeasance or Covenant Defeasance. The Issuer may, by delivery of an Officer’s Certificate, at any time, elect to have either Section 8.2 or Section 8.3 applied to all outstanding Notes and all obligations of the Notes Guarantors with respect to the Notes Guarantees upon compliance with the conditions set forth below in this Article VIII.

SECTION 8.2. Legal Defeasance. Upon the Issuer’s exercise under Section 8.1 of the option applicable to this Section 8.2, the Issuer, Holdings and the Subsidiary Guarantors shall, subject to the satisfaction of the conditions set forth in Section 8.4, be deemed to have been discharged from their obligations with respect to all outstanding Notes, the Parent Guarantee and Subsidiary Guarantees and this Indenture on the date the conditions set forth below are satisfied (“Legal Defeasance”). For this purpose, Legal Defeasance means that the Issuer, Holdings and the Subsidiary Guarantors shall be deemed to have paid and discharged all of the obligations with respect to this Indenture, the Notes, the Parent Guarantee and the Subsidiary Guarantees, which shall thereafter be deemed to be outstanding only for the purposes of Section 8.5 and the other Sections of this Indenture referred to in (a) and (b) below and to have satisfied all of their other obligations under such Notes, Parent Guarantee, Subsidiary Guarantees and this Indenture (and the Trustee, on written demand of and at the expense of the Issuer, shall execute instruments acknowledging the same), and this Indenture shall cease to be of further effect as to all such Notes, Parent Guarantee and Subsidiary Guarantees, except for the following provisions which shall survive until otherwise terminated or discharged hereunder: (a) the rights of Holders of outstanding Notes to receive payments in respect of the principal of, and interest and premium, if any, on, such Notes when such payments are due from the trust funds referred to in Section 8.4(1); (b) the Issuer’s obligations with respect to such Notes concerning issuing temporary Notes, registration of such Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust; (c) the rights, powers, trusts, duties and immunities of the Trustee, including without limitation thereunder, under Section 7.6, Section 8.5 and Section 8.7 and the obligations of the Issuer in connection therewith; and (d) the provisions of this Section 8.2. Subject to compliance with this Article VIII, the Issuer may exercise its option under this Section 8.2 notwithstanding the prior exercise of its option under Section 8.3.

SECTION 8.3. Covenant Defeasance. Upon the Issuer’s exercise under Section 8.1 of the option applicable to this Section 8.3, the Issuer and the Notes Guarantors shall, subject to the satisfaction of the conditions set forth in Section 8.4 below, be released from their obligations under Sections 4.3, 4.4, 4.5, 4.7 through Section 4.16 and Section 5.1(a)(3) on and after the date the conditions set forth below are satisfied (“Covenant Defeasance”), and the Notes shall thereafter be deemed not outstanding for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but shall continue to be deemed outstanding for all other purposes hereunder (it being understood that such Notes shall not be deemed outstanding for accounting purposes). For this purpose, Covenant Defeasance means that, with respect to the outstanding Notes and the Notes Guarantees, the Issuer or any of its Subsidiaries may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply shall not constitute a Default or an Event of Default under Section 6.1, and the Events of Default in clauses (3) through (7), (8) (with respect to a Subsidiary) and (9) (with respect to a Subsidiary) of Section 6.1 shall no longer apply but, except as specified above, the remainder of this Indenture and such Notes and any Parent Guarantee or Subsidiary Guarantees shall be unaffected thereby.

SECTION 8.4. Conditions to Legal or Covenant Defeasance. The following shall be the conditions to the application of either Section 8.2 or Section 8.3 to the outstanding Notes:

(1) the Issuer must irrevocably deposit with the Trustee, as trust funds, in trust solely for the benefit of the Holders, U.S. dollars, U.S. Government Obligations or a combination thereof, in such amounts as will be sufficient (without consideration of any reinvestment of interest), in the opinion of a nationally recognized firm of independent public accountants selected by the Issuer and delivered to the Trustee (in the case of U.S. Government Obligations), to pay the principal of, premium, if any, and interest, if any, on the outstanding Notes on the stated date for payment thereof or on the applicable redemption date, as the case may be, and any other amounts owing under this Indenture (in the case of an optional redemption date prior to electing to exercise either Legal Defeasance or Covenant Defeasance, the Issuer has delivered to the Trustee an irrevocable notice to redeem all of the outstanding Notes on such redemption date); provided, that if such redemption is made as provided in Section 3.7(a), (x) the amount of cash in Dollars, non-callable U.S. government obligations, or a combination thereof, that must be irrevocably deposited will be determined using an assumed Applicable Premium calculated as of the date of such deposit and (y) the depositor must irrevocably deposit or cause to be deposited additional money (the “Applicable Premium Deficit”) in trust on the redemption date as necessary to pay the Applicable Premium as determined on such date (it being understood that any defeasance shall be subject to the condition subsequent that such Applicable Premium Deficit is in fact paid); provided any Applicable Premium Deficit shall be set forth in an Officer’s Certificate delivered to the Trustee simultaneously with the deposit of such Applicable Premium Deficit that confirms that such Applicable Premium Deficit shall be applied toward such redemption; provided, further, that the Trustee shall have no liability whatsoever in the event that such Applicable Premium Deficit is not in fact paid after any defeasance;

(2) in the case of Legal Defeasance, the Issuer shall have delivered to the Trustee an Opinion of Counsel in the United States confirming that, subject to customary assumptions and exclusions:

(a) the Issuer has received from, or there has been published by, the United States Internal Revenue Service a ruling, or

(b) since the Issue Date, there has been a change in the applicable U.S. federal income tax law,

in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, subject to customary assumptions and exclusions, the beneficial owners of the outstanding Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred,

(3) in the case of Covenant Defeasance, the Issuer shall have delivered to the Trustee an Opinion of Counsel in the United States confirming that, subject to customary assumptions and exclusions, the beneficial owners of the outstanding Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred,

(4) no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit (and any similar concurrent deposit relating to other Debt) and the Incurrence of Liens associated with any such borrowings),

(5) such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than this Indenture and the agreements governing any other Debt being defeased, discharged or replaced) to which the Issuer or any of its Restricted Subsidiaries is a party or by which the Issuer or any of its Restricted Subsidiaries is bound,

(6) the Issuer shall have delivered to the Trustee an Officer’s Certificate stating that the deposit was not made by the Issuer with the intent of defeating, hindering, delaying or defrauding any other creditors of the Issuer or others, and

(7) the Issuer shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel (which Opinion of Counsel may be subject to customary assumptions and exclusions) each stating that the applicable conditions precedent provided for in clauses (1) through (6) of this Section 8.4 have been complied with.

SECTION 8.5. Deposited Money and U.S. Government Obligations to Be Held in Trust; Other Miscellaneous Provisions. Subject to Section 8.6, all U.S. dollars and U.S. Government Obligations (including the proceeds thereof) deposited with the Trustee (or other qualifying trustee, collectively for purposes of this Section 8.5, the “Deposit Trustee”) pursuant to Section 8.4 or Section 8.8 in respect of the outstanding Notes shall be held in trust, shall not be invested, and shall be applied by the Deposit Trustee in accordance with the provisions of such Notes and this Indenture to the payment, either directly or through any Paying Agent (including the Issuer or any Subsidiary acting as Paying Agent) as the Deposit Trustee may determine, to the Holders of such Notes of all sums due and to become due thereon in respect of principal, premium, if any, and interest, if any, and all other amounts due and owing under this Indenture and the Notes but such money need not be segregated from other funds except to the extent required by law.

The Issuer shall pay and indemnify the Deposit Trustee against any tax, fee or other charge imposed on or assessed against the U.S. dollars or U.S. Government Obligations deposited pursuant to Section 8.4 or Section 8.8 or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the outstanding Notes.

Anything in this Article VIII to the contrary notwithstanding, the Deposit Trustee shall deliver or pay to the Issuer from time to time upon the written request of the Issuer and be relieved of all liability with respect to any U.S. dollars or U.S. Government Obligations held by it as provided in Section 8.4 or Section 8.8 which, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Deposit Trustee (which may be the opinion delivered under Section 8.4(1)), are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Legal Defeasance or Covenant Defeasance or satisfaction and discharge, as the case may be.

SECTION 8.6. Repayment to Issuer. Subject to applicable escheat laws, any money deposited with the Trustee or any Paying Agent, or then held by the Issuer, in trust for the payment of the principal of, premium, if any, or interest on any Note and remaining unclaimed for two years after such principal and premium, if any, or interest has become due and payable shall be paid to the Issuer on its written request or (if then held by the Issuer) shall be discharged from such trust; and the Holder of such Note shall thereafter, as an unsecured general creditor, look only to the Issuer for payment thereof; and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Issuer as trustee thereof, shall thereupon cease.

SECTION 8.7. Reinstatement. If the Trustee or Paying Agent is unable to apply any U.S. dollars or U.S. Government Obligations in accordance with Section 8.2, Section 8.3 or Section 8.8, as the case may be, by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the obligations of the Issuer, Holdings and the Subsidiary Guarantors under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 8.2, Section 8.3 or Section 8.8 until such time as the Trustee or Paying Agent is permitted to apply all such money in accordance with Section 8.2, Section 8.3 or Section 8.8, as the case may be; provided, however, that, if the Issuer makes any payment of principal of, premium, if any, or interest on any Note following the reinstatement of its obligations, the Issuer shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money held by the Trustee or Paying Agent.

SECTION 8.8. Discharge. This Indenture will be discharged and will cease to be of further effect (except as to surviving rights or registration of transfer or exchange of the Notes, which shall survive until all Notes have been canceled, and the rights, protections and immunities of the Trustee, as expressly provided for in this Indenture) as to all outstanding Notes, the Parent Guarantee and all Subsidiary Guarantees when

(a) either:

(1) all the Notes that have been authenticated and delivered (except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has been deposited in trust or segregated and held in trust by the Issuer and thereafter repaid to the Issuer or discharged from such trust) have been delivered to the Trustee for cancellation; or

(2) (a) all Notes not delivered to the Trustee for cancellation (i) have become due and payable by reason of mailing of a notice of redemption or otherwise, (ii) will become due and payable within one year or (iii) are to be called for redemption within one year under irrevocable arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name and at the expense of the Issuer and, in any case, the Issuer or any Subsidiary Guarantor has irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire Debt on the Notes not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, and interest on the Notes to the date of maturity or redemption, together with all other amounts due under the Indenture;

(b) the Issuer or any Subsidiary Guarantor has paid or caused to be paid all other sums payable by it under this Indenture; and

(c) the Issuer has delivered irrevocable instructions to the Trustee under this Indenture to apply the deposited funds toward the payment of the Notes at maturity or on the date of redemption, as the case may be; provided that if such redemption is made as provided in Section 3.7(a), (x) the amount of funds that must be irrevocably deposited will be determined using an assumed Applicable Premium calculated as of the date of such deposit and (y) the depositor must irrevocably deposit or cause to be deposited the Applicable Premium Deficit in trust on or prior to the redemption date as necessary to pay the Applicable Premium as determined by such date (it being understood that any satisfaction and discharge shall be subject to the condition subsequent that such Applicable Premium Deficit is in fact paid); provided any Applicable Premium Deficit shall be set forth in an Officer’s Certificate delivered to the Trustee simultaneously with the deposit of such Applicable Premium Deficit that confirms that such Applicable Premium Deficit shall be applied toward such redemption; provided, further, that the Trustee shall have no liability whatsoever in the event that such Applicable Premium Deficit is not in fact paid after any satisfaction and discharge.

In addition, the Issuer must deliver an Officer’s Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been complied with.

After the Notes are no longer outstanding, the Issuer’s, Holdings’ and the Subsidiary Guarantors’ obligations in Section 7.6, Section 8.5 and Section 8.7 shall survive any discharge pursuant to this Section 8.8.

After such delivery or irrevocable deposit and receipt of the Officer’s Certificate and Opinion of Counsel, the Trustee, upon written request, shall acknowledge in writing the discharge of the Issuer’s obligations under the Notes and this Indenture except for those surviving obligations specified above.

ARTICLE IX AMENDMENT, SUPPLEMENT AND WAIVER

SECTION 9.1. Without Consent of Holders of the Notes. Notwithstanding Section 9.2, without the consent of any Holders, the Issuer, Holdings, the Subsidiary Guarantors and the Trustee, at any time and from time to time, may amend or supplement this Indenture, the Parent Guarantee, the Subsidiary Guarantees or the Notes issued hereunder for any of the following purposes:

(1) to evidence the succession of another Person to the Issuer, Holdings or a Subsidiary Guarantor under this Indenture, Notes, the Parent Guarantee or the applicable Subsidiary Guarantee, and the assumption by any such successor of the covenants of the Issuer, Holdings or such Subsidiary Guarantor under this Indenture, Notes, the Parent Guarantee and such Subsidiary Guarantee in accordance with Section 5.1;

(2) to add to the covenants of the Issuer, Holdings or any Subsidiary Guarantor for the benefit of the Holders of the Notes or to surrender any right or power conferred upon the Issuer, Holdings or any Subsidiary Guarantor, as applicable, in this Indenture, in the Notes, the Parent Guarantee or in any Subsidiary Guarantee;

(3) to cure any ambiguity, omission or mistake or to correct or supplement any provision in this Indenture or in any supplemental indenture, the Notes, the Parent Guarantee or any Subsidiary Guarantee which may be defective or inconsistent with any other provision in this Indenture, the Notes, the Parent Guarantee or any Subsidiary Guarantee;

(4) to make any change that would provide any additional rights or benefits to the Holders of the Notes;

(5) to make any other provisions with respect to matters or questions arising under this Indenture, the Notes, the Parent Guarantee or any Subsidiary Guarantee; provided that, in each case, such provisions shall not adversely affect the interest of the Holders of the Notes in any material respect;

(6) to comply with the requirements of the SEC in order to effect or maintain the qualification of this Indenture under the Trust Indenture Act of 1939 (15 U.S. Code §§ 77aaa-77bbbb), as amended (the “Trust Indenture Act”);

(7) to add a Guarantor under this Indenture or otherwise provide a Guarantee of the Notes;

(8) to evidence and provide the acceptance of the appointment of a successor Trustee under this Indenture;

(9) to mortgage, pledge, hypothecate or grant a security interest in favor of the Trustee for the benefit of the Holders of the Notes as additional security for the payment and performance of the Issuer’s, Holdings’ and any Subsidiary Guarantor’s obligations under this Indenture, in any property, or assets, including any of which are required to be mortgaged, pledged or hypothecated, or in which a security interest is required to be granted to the Trustee pursuant to this Indenture or otherwise or to confirm and evidence the release, termination, discharge or retaking of any mortgage, pledge, hypothecation or security interest with respect to or securing the Notes when such release, termination, discharge or retaking is provided for under this Indenture;

(10) to provide for the issuance of Additional Notes under this Indenture in accordance with the terms and subject to the limitations set forth in this Indenture;

(11) to comply with the rules of any applicable Depositary;

(12) to conform the text of this Indenture, the Notes, the Parent Guarantee or the Subsidiary Guarantees to any provision of the “Description of notes” section of the Offering Memorandum to the extent such provision was intended to be a recitation of a provision of this Indenture, as confirmed in an Officer’s Certificate delivered to the Trustee;

(13) to release any Guarantor from its Guarantee pursuant to this Indenture when permitted or required by this Indenture;

(14) make any amendment to the provisions of this Indenture relating to the transfer and legending of Notes as permitted by this Indenture, including to facilitate the issuance and administration of Notes; provided, however, that such amendment does not adversely affect the rights of Holders to transfer Notes in any material respect; or

(15) in connection with any election by the Issuer to prepare its financial statements in accordance with IFRS, make any amendment to the provisions of the Indenture to preserve the original intent thereof in light of such change.

Upon the request of the Issuer accompanied by an Officer’s Certificate certifying the resolution of the Board of Directors authorizing the execution of any such amended or supplemental indenture, and upon receipt by the Trustee of the documents described in Section 9.5 and Section 11.2, the Trustee will join with the Issuer and the Notes Guarantors in the execution of such amended or supplemental indenture unless such amended or supplemental indenture adversely affects the Trustee’s own rights, duties, liabilities or immunities under this Indenture or otherwise, in which case the Trustee may in its discretion, but will not be obligated to, enter into such amended or supplemental indenture. Notwithstanding the foregoing, no Opinion of Counsel shall be required in connection with the addition of a Notes Guarantor under this Indenture upon execution and delivery by such Notes Guarantor and the Trustee of a supplemental indenture to this Indenture, the form of which is attached as Exhibit B, and delivery of an Officer’s Certificate.

After an amendment under this Indenture becomes effective, the Issuer shall deliver to Holders of the Notes a notice briefly describing such amendment. However, the failure to give such notice to all Holders, or any defect therein, will not impair or affect the validity of the amendment.

SECTION 9.2. With Consent of Holders of Notes. With the consent of the Holders of not less than a majority in aggregate principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, the Notes), the Issuer, Holdings, the Subsidiary Guarantors and the Trustee may amend or supplement this Indenture, the Notes, the Parent Guarantee or the Subsidiary Guarantees or waive any existing Default or Event of Default or compliance with any provision of this Indenture or the Notes. Notwithstanding the foregoing, without the consent of the Holder of each outstanding Note affected thereby, a modification or waiver may not, with respect to any Notes held by a non-consenting Holder:

(1) change the Stated Maturity of the principal of, or any installment of interest on, any such Note;

(2) reduce the principal amount of, (or the premium) or interest on, any such Note;

(3) change the place or currency of payment of principal of (or premium), or interest on, any such Note;

(4) (i) modify, in any manner adverse to the Holders of the Notes, the right to institute suit for the enforcement of any payment of principal of, (or premium) or interest on, any Note, or (ii) waive any payment in respect thereof except a default in payment arising solely from an acceleration of the Notes that has been rescinded;

(5) modify any provisions of this Indenture relating to the modification and amendment of this Indenture or the waiver of past defaults or covenants which require each Holder’s consent;

(6) amend any provisions relating to the redemption of the Notes (other than the notice provisions) to reduce the premium payable or change the dates on which the Notes may be redeemed, it being understood that for the avoidance of doubt, the provisions described under Section 4.10 and Section 4.13 shall not be covered by this clause (6);

(7) modify the Parent Guarantee or the Subsidiary Guarantees in any manner adverse to the Holders, except in accordance with this Indenture; or

(8) modify any of the provisions of this Indenture adversely affecting the ranking of the Notes.

Upon the request of the Issuer accompanied by an Officer’s Certificate certifying the resolution of the Board of Directors authorizing the execution of any such amended or supplemental indenture, and upon filing with the Trustee of evidence satisfactory to the Trustee of the consent of the Holders as aforesaid, and upon receipt by the Trustee of the documents described in Section 9.5 and Section 11.2, the Trustee will join with the Issuer and the Notes Guarantors in the execution of such amended or supplemental indenture unless such amended or supplemental indenture adversely affects the Trustee’s own rights, duties, liabilities or immunities under this Indenture or otherwise, in which case the Trustee may in its discretion, but will not be obligated to, enter into such amended or supplemental indenture.

It shall not be necessary for the consent of the Holders under this Section 9.2 to approve the particular form of any proposed amendment or waiver. It is sufficient if such consent approves the substance of the proposed amendment or waiver.

SECTION 9.3. Revocation and Effect of Consents. Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder of a Note is a continuing consent by the Holder and every subsequent Holder of that Note or portion of the Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent is not made on the Note. However, any such Holder or subsequent Holder may revoke the consent as to its Note if the Trustee receives written notice of revocation before the date the waiver, supplement or amendment becomes effective. When an amendment, supplement or waiver becomes effective in accordance with its terms, it thereafter binds every Holder.

The Issuer may, but shall not be obligated to, fix a record date for determining which Holders consent to such amendment, supplement or waiver.

SECTION 9.4. Notation on or Exchange of Notes. The Trustee may place an appropriate notation, provided by the Issuer in writing, about an amendment, supplement or waiver on any Note thereafter authenticated. The Issuer in exchange for all Notes may issue and the Trustee shall authenticate new Notes that reflect the amendment, supplement or waiver.

Failure to make the appropriate notation or issue a new Note shall not affect the validity and effect of such amendment, supplement or waiver.

SECTION 9.5. Trustee to Sign Amendments, Etc. The Trustee shall sign any amended or supplemental indenture authorized pursuant to this Article IX if the amendment or supplement does not adversely affect the rights, duties, liabilities or immunities of the Trustee. In signing or refusing to sign any amendment or supplemental indenture, the Trustee shall be provided with and (subject to Section 7.1) shall be fully protected in conclusively relying upon an Officer’s Certificate and an Opinion of Counsel stating that the execution of such amendment or supplemental indenture is authorized or permitted by this Indenture and that all conditions precedent thereto have been met or waived and that such supplemental indenture constitutes the legal, valid and binding obligation of the Issuer, subject to the customary exceptions.

ARTICLE X GUARANTEES

SECTION 10.1. Guarantees

(a) Subject to this Article X, each Notes Guarantor hereby jointly and severally, fully and unconditionally guarantees the Notes and obligations of the Issuer hereunder and thereunder, and guarantees to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee, that: (i) the principal of and premium, if any, and interest on the Notes shall be paid in full when due, whether at Stated Maturity, by acceleration, call for redemption or otherwise, together with interest on the overdue principal, if any, and interest on any overdue interest, to the extent lawful, and all other obligations of the Issuer to the Holders or the Trustee under this Indenture or the Notes shall be paid in full or performed, all in accordance with the terms hereof and thereof; and (ii) in case of any extension of time of payment or renewal of any Notes or of any such other obligations, the same shall be paid in full when due or performed in accordance with the terms of the extension or renewal, whether at Stated Maturity, by acceleration or otherwise. Each of the Notes Guarantees shall be a guarantee of payment and not of collection.

(b) Each Notes Guarantor hereby agrees that its obligations hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of the Notes or this Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder with respect to any provisions hereof or thereof, the recovery of any judgment against the Issuer, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a Notes Guarantor (other than payment in full of all of the obligations of the Issuer hereunder and under the Notes).

(a) Each Notes Guarantor hereby waives, to the fullest extent provided by law, the benefits of diligence, presentment, demand for payment, filing of claims with a court in the event of insolvency or bankruptcy of the Issuer, any right to require a proceeding first against the Issuer or any other Person, protest, notice and all demands whatsoever and covenants that Notes Guarantee of such Notes Guarantor shall not be discharged as to any Note or this Indenture except by complete performance of the obligations contained in such Note and this Indenture and such Notes Guarantee. Each of the Notes Guarantors hereby agrees that, in the event of a Default in payment of principal or premium, if any, or interest on any Note, whether at its Stated Maturity, by acceleration, call for redemption, purchase or otherwise, legal proceedings may be instituted by the Trustee on behalf of, or by, the Holder of such Note, subject to the terms and conditions set forth in this Indenture, directly against Holdings or any Subsidiary Guarantor to enforce each such Notes Guarantor’s Notes Guarantee, in each case, without first proceeding against the Issuer or any other Notes Guarantor. Each Notes Guarantor agrees that if, after the occurrence and during the continuance of an Event of Default, the Trustee or any of the Holders are prevented by applicable law from exercising their respective rights to accelerate the maturity of the Notes, to collect interest on the Notes, or to enforce or exercise any other right or remedy with respect to the Notes, such Notes Guarantor shall pay to the Trustee for the account of the Holders, upon demand therefor, the amount that would otherwise have been due and payable had such rights and remedies been permitted to be exercised by the Trustee or any of the Holders and any other amounts due and owing to the Trustee under this Indenture.

(b) If any Holder or the Trustee is required by any court or otherwise to return to the Issuer, Holdings or any Subsidiary Guarantor, or any custodian, trustee, liquidator or other similar official acting in relation to the Issuer or any Notes Guarantor, any amount paid by any of them to the Trustee or such Holder, the Notes Guarantee of each of the Notes Guarantors, to the extent theretofore discharged, shall be reinstated in full force and effect. This paragraph (d) shall remain effective notwithstanding any contrary action which may be taken by the Trustee or any Holder in reliance upon such amount required to be returned. This paragraph (d) shall survive the termination of this Indenture.

(c) Each Notes Guarantor further agrees that, as between each Notes Guarantor, on the one hand, and the Holders and the Trustee, on the other hand, (x) the maturity of the obligations guaranteed hereby may be accelerated as provided in Article VI for the purposes of Notes Guarantee of such Notes Guarantor, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (y) in the event of any acceleration of such obligations as provided in Article VI, such obligations (whether or not due and payable) shall forthwith become due and payable by each Notes Guarantor for the purpose of the Notes Guarantee of such Notes Guarantor.

(d) Each Notes Guarantor that makes a payment for distribution under its Notes Guarantee, are entitled upon payment in full of all guaranteed obligations under this Indenture to seek contribution from each other Notes Guarantor under this Indenture in a pro rata amount of such payment based on the respective net assets of all the Notes Guarantors at the time of such payment in accordance with GAAP.

SECTION 10.2. Execution and Delivery of Guarantee. To evidence its Notes Guarantee set forth in Section 10.1, each Notes Guarantor agrees that this Indenture or a supplemental indenture in substantially the form attached hereto as Exhibit B shall be executed on behalf of such Notes Guarantor by an Officer of such Notes Guarantor (or, if an Officer is not available, by a board member or director or other duly authorized signatory) on behalf of such Notes Guarantor. Each Notes Guarantor hereby agrees that its Notes Guarantee set forth in Section 10.1 hereof shall remain in full force and effect notwithstanding the absence of the endorsement of any notation of such Notes Guarantee on the Notes. In case the Officer, board member or director of such Notes Guarantor whose signature is on this Indenture or supplemental indenture, as applicable, no longer holds office at the time the Trustee authenticates any Note, the Notes Guarantee shall be valid nevertheless.

The delivery of any Note by the Trustee, after the authentication thereof hereunder, shall constitute due delivery of the Notes Guarantee set forth in this Indenture on behalf of the Notes Guarantors.

SECTION 10.3. Severability. In case any provision of any Notes Guarantee shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

SECTION 10.4. Limitation of Notes Guarantors’ Liability. Each Notes Guarantor and by its acceptance hereof each Holder confirms that it is the intention of all such parties that the Notes Guarantee of such Notes Guarantor not constitute a fraudulent transfer or conveyance for purposes of the Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law or the provisions of its local law relating to fraudulent transfer or conveyance. To effectuate the foregoing intention, the Trustee, the Holders and Notes Guarantors hereby irrevocably agree that the obligations of such Notes Guarantor under its Notes Guarantee shall be limited to the maximum amount that will not, after giving effect to all other contingent and fixed liabilities of such Notes Guarantor (including, without limitation, any guarantees under the Senior Secured Credit Agreement) and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Notes Guarantor in respect of the obligations of such other Notes Guarantor under its Notes Guarantee, result in the obligations of such Notes Guarantor under its Notes Guarantee constituting a fraudulent conveyance, fraudulent preference or fraudulent transfer or otherwise reviewable under applicable law.

SECTION 10.5. Releases. A Notes Guarantee of a Notes Guarantor shall be automatically and unconditionally released and discharged upon:

(a) In the case of a Subsidiary Guarantor, any sale, transfer or other disposition of all or substantially all of the assets of such Subsidiary Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) the Issuer or a Restricted Subsidiary of the Issuer, if the sale or other disposition does not violate Section 4.10 of this Indenture;

(b) In the case of a Subsidiary Guarantor, any sale, transfer or other disposition of Capital Stock of such Subsidiary Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) the Issuer or a Restricted Subsidiary of the Issuer, if after such sale, transfer or disposition, the Subsidiary Guarantor would cease to be a Restricted Subsidiary and the sale or other disposition does not violate Section 4.10 of this Indenture;

(c) the exercise by the Issuer of its Legal Defeasance option or its Covenant Defeasance option or the satisfaction and discharge of this Indenture, in each case as provided under Article VIII;

(d) in the case of a Subsidiary Guarantor, the designation of such Subsidiary Guarantor by the Issuer as an Unrestricted Subsidiary in accordance with Section 4.16; or

(e) such time as Holdings or such Subsidiary Guarantor, as applicable, is released from its obligations under any (i) Debt Facility of the Issuer or any Subsidiary Guarantor (including, without limitation, the Senior Secured Credit Agreement) and (ii) any Capital Markets Debt issued by the Issuer or any Subsidiary Guarantor, in each case, with an aggregate principal amount or commitment amount, as the case may be, in excess of $55.0 million and no Event of Default has occurred and is continuing.

The Trustee shall execute any documents reasonably requested by the Issuer in writing in order to evidence the release of any Notes Guarantor from its obligations under its Notes Guarantee at the Issuer’s direction and expense. With their acquisition of the Notes, the Holders of the Notes have acknowledged that any release of a Notes Guarantor in accordance with this Section 10.5 shall be deemed not to impair the Holder’s repayment rights with respect to the Notes.

Any Notes Guarantor not released from its obligations under its Notes Guarantee shall remain liable for the full amount of principal of and interest on the Notes and for the other obligations of any Notes Guarantor under this Indenture as provided in this Article X.

SECTION 10.6. Benefits Acknowledged. Each Notes Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by this Indenture and that its guarantee and waivers pursuant to its Notes Guarantee are knowingly made in contemplation of such benefits.

ARTICLE XI MISCELLANEOUS

SECTION 11.1. Notices. Any notice, request, direction, instruction or communication by the Issuer, Holdings any Subsidiary Guarantor or the Trustee to the others is duly given if in writing and delivered in person or mailed by first class mail (registered or certified, return receipt requested), telecopier or overnight air courier guaranteeing next day delivery, to the addresses set forth below:

If to the Issuer, Holdings or any Subsidiary Guarantor:

Acushnet Company

333 Bridge Street, Fairhaven

Massachusetts 02719

Attention: Roland Giroux, Executive Vice President, Chief Legal Officer and Corporate Secretary

With a copy (which shall not constitute notice) to:

Ropes & Gray LLP

800 Boylston Street

Boston, MA 02199

Attention: Byung Choi and Thomas Fraser

If to the Trustee:

U.S. Bank Trust Company, National Association

One Federal Street

Boston, MA 02110

Attention: David W. Doucette

The parties hereto, by written notice to the others, may designate additional or different addresses for subsequent notices or communications.

Any notice or communication to a Holder and the Trustee shall be mailed by first class mail or by overnight air courier promising next Business Day delivery to its address shown on the register kept by the Registrar. Notwithstanding the foregoing, as long as the Notes are Global Notes, notices to be given to the Holders shall be given to the Depositary in accordance with its applicable policies as in effect from time to time. Failure to mail a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders.

In respect of this Indenture, the Trustee shall not have any duty or obligation to verify or confirm that the Person sending instructions, directions, reports, notices or other communications is, in fact, a Person authorized to give such instructions, directions, reports, notices or other communications; and the Trustee shall not have any liability for any losses, liability, costs or expenses incurred or sustained by any party as a result of such reliance upon or compliance with such instructions directions, reports, notices or other communications or information. Each other party, agrees to assume all risks arising out of the use of electronic methods to submit instructions, directions, reports, notices or other communications to the Trustee, including without limitation the risk of the Trustee acting on unauthorized instructions, notices, reports or other communications, and the risks of interception and misuse by third parties.

If a notice or communication is delivered in the manner provided above within the time prescribed, it is duly given, whether or not the addressee receives it, except in the case of notices or communications given to the Trustee, which shall be effective only upon actual receipt.

If the Issuer delivers a notice or communication to Holders, it shall mail a copy to the Trustee and each Agent at the same time.

SECTION 11.2. Certificate and Opinion as to Conditions Precedent. Upon any request or application by the Issuer to the Trustee to take any action under this Indenture, the Issuer shall furnish to the Trustee upon request:

(a) an Officer’s Certificate (which shall include the statements set forth in Section 11.3) stating that, in the opinion of the signer, all conditions precedent and covenants, if any, provided for in this Indenture relating to the proposed action have been satisfied; and

(b) an Opinion of Counsel (which shall include the statements set forth in Section 11.3) stating that, in the opinion of such counsel, all such conditions precedent and covenants have been satisfied.

SECTION 11.3. Statements Required in Certificate or Opinion. Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture (other than a certificate provided pursuant to Section 4.4) shall include substantially:

(a) a statement that the Person making such certificate or opinion has read and understands such covenant or condition;

(b) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(c) a statement that, in the opinion of such Person, he or she has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not such covenant or condition has been satisfied; and

(d) a statement as to whether or not, in the opinion of such Person, such condition or covenant has been satisfied.

SECTION 11.4. Rules by Trustee and Agents. The Trustee may make reasonable rules for action by or at a meeting of Holders. Each of the Agents may make reasonable rules and set reasonable requirements for its functions.

SECTION 11.5. No Personal Liability of Directors, Officers, Employees and Stockholders. No past, present or future director, officer, employee, incorporator, member, partner or stockholder of the Issuer, Holdings or any Subsidiary Guarantor, as such, shall have any liability for any obligations of the Issuer, Holdings or any Subsidiary Guarantor (other than the Issuer in respect of the Notes and each Notes Guarantor in respect of its Notes Guarantee) under the Notes, the Notes Guarantees or this Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities law.

SECTION 11.6. Governing Law; Consent to Jurisdiction; Waiver of Jury Trial. THE LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS INDENTURE, THE NOTES AND THE NOTES GUARANTEES. Each of the parties to this Indenture each hereby irrevocably submits to the non-exclusive jurisdiction of any New York State or federal court sitting in the Borough of Manhattan in The City of New York in any action or proceeding arising out of or relating to the Notes, the Notes Guarantees or this Indenture, and all such parties hereby irrevocably agree that all claims in respect of such action or proceeding may be heard and determined in such New York State or federal court and hereby irrevocably waive, to the fullest extent that they may legally do so, the defense of an inconvenient forum to the maintenance of such action or proceeding. EACH OF THE ISSUER, HOLDINGS, THE SUBSIDIARY GUARANTORS AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE, THE NOTES OR THE TRANSACTION CONTEMPLATED HEREBY.

SECTION 11.7. No Adverse Interpretation of Other Agreements. This Indenture may not be used to interpret any other indenture, loan or debt agreement of the Issuer or its Subsidiaries or of any other Person. Any such indenture, loan or debt agreement may not be used to interpret this Indenture.

SECTION 11.8. Successors. All agreements of the Issuer, Holdings and the Subsidiary Guarantors in this Indenture and the Notes and the Notes Guarantees, as applicable, shall bind their respective successors and assigns. All agreements of the Trustee in this Indenture shall bind its respective successors and assigns.

SECTION 11.9. Severability. In case any provision in this Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

SECTION 11.10. Execution in Counterparts. This Indenture may be executed in two or more counterparts, which when so executed shall constitute one and the same agreement. The exchange of copies of this Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Indenture as to the parties hereto and may be used in lieu of the original Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Indenture or any document to be signed in connection with this Indenture shall be deemed to include electronic signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, and the parties hereto consent to conduct the transactions contemplated hereunder by electronic means. This Indenture shall be valid, binding, and enforceable against a party only when executed and delivered by an authorized individual on behalf of the party by means of (i) any electronic signature permitted by the federal Electronic Signatures in Global and National Commerce Act, state enactments of the Uniform Electronic Transactions Act, and/or any other relevant electronic signatures law, including relevant provisions of the Uniform Commercial Code/UCC (collectively “Signature Law”); (ii) an original manual signature; or (iii) a faxed, scanned, or photocopied manual signature. Each electronic signature or faxed, scanned, or photocopied manual signature shall for all purposes have the same validity, legal effect, and admissibility in evidence as an original manual signature. Each party hereto shall be entitled to conclusively rely upon, and shall have no liability with respect to, any faxed, scanned, or photocopied manual signature, or other electronic signature, of any party and shall have no duty to investigate, confirm or otherwise verify the validity or authenticity thereof. This Indenture may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts shall, together, constitute one and the same instrument. For avoidance of doubt, original manual signatures shall be used for execution or indorsement of writings when required under the UCC or other Signature Law due to the character or intended character of the writings.

SECTION 11.11. Table of Contents, Headings, Etc. The Table of Contents, Cross-Reference Table and Headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not to be considered a part of this Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

SECTION 11.12. Acts of Holders.

(a) Any request, demand, authorization, direction, notice, consent, waiver or other action provided by this Indenture to be given or taken by Holders may be embodied in and evidenced by one or more instruments of substantially similar tenor signed by such Holders in person or by an agent duly appointed in writing (or, with respect to Global Notes, otherwise in accordance with the rules and procedures of the Depositary); and, except as herein otherwise expressly provided, such action shall become effective when such instrument or instruments are delivered to the Trustee and, where it is hereby expressly required, to the Issuer. Such instrument or instruments (and the action embodied therein and evidenced thereby) are herein sometimes referred to as the “Act” of Holders signing such instrument or instruments. Proof of execution of any such instrument or of a writing appointing any such agent shall be sufficient for any purpose of this Indenture and (subject to Section 7.01 hereof) conclusive in favor of the Trustee and the Issuer, if made in the manner provided in this Section 11.12.

(b) The fact and date of the execution by any Person of any such instrument or writing may be proved (1) by the affidavit of a witness of such execution or by a certificate of a notary public or other officer authorized by law to take acknowledgments of deeds, certifying that the individual signing such instrument or writing acknowledged to such notary public or other officer the execution thereof or (2) in any other manner reasonably deemed sufficient by the Trustee. Where such execution is by a signer acting in a capacity other than such signer’s individual capacity, such certificate or affidavit shall also constitute sufficient proof of such signer’s authority. The fact and date of the execution of any such instrument or writing, or the authority of the Person executing the same, may also be proved in any other manner which the Trustee deems sufficient.

(c) The ownership of Notes shall be proved by the Note Register maintained by the Registrar hereunder.

(d) Any request, demand, authorization, direction, notice, consent, waiver or other Act of the Holder of any Note shall bind every future Holder of the same Note and the Holder of every Note issued upon the registration of transfer thereof or in exchange therefor or in lieu thereof in respect of any action taken, omitted or suffered to be done by the Trustee or the Issuer in reliance thereon, whether or not notation of such action is made upon such Note.

(e) If the Issuer shall solicit from the Holders any request, demand, authorization, direction, notice, consent, waiver or other Act, the Issuer may, at its option, by or pursuant to an Officer’s Certificate, fix in advance a record date for the determination of Holders entitled to give such request, demand, authorization, direction, notice, consent, waiver or other Act, but the Issuer shall have no obligation to do so. If such a record date is fixed, notice of such request, demand, authorization, direction, notice, consent, waiver or other Act may be given before or after such record date, but only the Holders of record at the close of business on such record date shall be deemed to be Holders for the purposes of determining whether Holders of the requisite proportion of outstanding Notes have authorized or agreed or consented to such request, demand, authorization, direction, notice, consent, waiver or other Act, and for that purpose the outstanding Notes shall be computed as of such record date; provided that no such authorization, agreement or consent by the Holders on such record date shall be deemed effective unless it shall become effective pursuant to the provisions of this Indenture not later than six months after the record date.

(f) The Trustee may, but shall not be obligated to, set any day as a record date for the purpose of determining the Holders entitled to join in the giving or making of (1) any notice of default under Section 6.1, (2) any declaration of acceleration referred to in Section 6.2, (3) any direction referred to in Section 6.5 or (4) any request to pursue a remedy as permitted in Section 6.6. If any record date is set pursuant to this paragraph, the Holders on such record date, and no other Holders, shall be entitled to join in such notice, declaration, request or direction, whether or not such Holders remain Holders after such record date; provided that no such action shall be effective hereunder unless made, given or taken on or prior to the applicable Expiration Date by Holders of the requisite principal amount of Notes or each affected Holder, as applicable, on such record date. Promptly after any record date is set pursuant to this paragraph, the Trustee, at the Issuer’s expense, shall cause notice of such record date, the proposed action by Holders and the applicable Expiration Date to be given to the Issuer and to each Holder in the manner set forth in Section 11.1.

(g) Without limiting the foregoing, a Holder entitled to take any action hereunder with regard to any particular Note may do so with regard to all or any part of the principal amount of such Note or by one or more duly appointed agents, each of which may do so pursuant to such appointment with regard to all or any part of such principal amount. Any notice given or action taken by a Holder or its agents with regard to different parts of such principal amount pursuant to this paragraph shall have the same effect as if given or taken by separate Holders of each such different part.

(h) Without limiting the generality of the foregoing, a Holder, including a Depositary that is the Holder of a Global Note, may make, give or take, by a proxy or proxies duly appointed in writing, any request, demand, authorization, direction, notice, consent, waiver or other action provided in this Indenture to be made, given or taken by Holders, and a Depositary that is the Holder of a Global Note may provide its proxy or proxies to the beneficial owners of interests in any such Global Note through such Depositary’s standing instructions and customary practices.

(i) The Issuer may fix a record date for the purpose of determining the Persons who are beneficial owners of interests in any Global Note held by a Depositary entitled under the procedures of such Depositary, if any, to make, give or take, by a proxy or proxies duly appointed in writing, any request, demand, authorization, direction, notice, consent, waiver or other action provided in this Indenture to be made, given or taken by Holders; provided that if such a record date is fixed, only the beneficial owners of interests in such Global Note on such record date or their duly appointed proxy or proxies shall be entitled to make, give or take such request, demand, authorization, direction, notice, consent, waiver or other action, whether or not such beneficial owners remain beneficial owners of interests in such Global Note after such record date. No such request, demand, authorization, direction, notice, consent, waiver or other action shall be effective hereunder unless made, given or taken on or prior to the applicable Expiration Date.

(j) With respect to any record date set pursuant to this Section 11.12, the party hereto that sets such record date may designate any day as the “Expiration Date” and from time to time may change the Expiration Date to any earlier or later day; provided that no such change shall be effective unless notice of the proposed new Expiration Date is given to the other party hereto in writing, and to each Holder of Notes in the manner set forth in Section 11.1, on or prior to both the existing and the new Expiration Date. If an Expiration Date is not designated with respect to any record date set pursuant to this Section 11.12, the party hereto which set such record date shall be deemed to have initially designated the 90th day after such record date as the Expiration Date with respect thereto, subject to its right to change the Expiration Date as provided in this clause (j).

SECTION 11.13. Force Majeure. In no event shall the Trustee or any Agent be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation, (i) any act or provision of any present or future law or regulation or governmental authority, (ii) any act of God, (iii) natural disaster, (iv) war, (v) terrorism, (vi) civil unrest, (vii) pandemics, epidemics, recognized public emergencies, quarantine restrictions or other national emergency, (viii) malware or ransomware, hacking, cyber-attacks, or other use or infiltration of the Trustee’s technological infrastructure exceeding authorized access, or (ix) unavailability of the Federal Reserve Bank wire or telex system or other wire or other funds transfer systems, or (x) unavailability of any securities clearing system, it being understood that the Trustee and each Agent shall use reasonable efforts which are consistent with accepted practices in the U.S. banking industry to resume performance as soon as practicable under the circumstances.

SECTION 11.14. Legal Holidays. If any payment date with respect to the Notes falls on a day that is not a Business Day, the payment to be made on such payment date will be made on the next succeeding Business Day with the same force and effect as if made on such payment date, and no additional interest will accrue solely as a result of such delayed payment.

SECTION 11.15. USA PATRIOT Act. The parties hereto acknowledge that in accordance with Section 326 of the USA PATRIOT Act, the Trustee, like all financial institutions and in order to help fight the funding of terrorism and money laundering, is required to obtain, verify, and record information that identifies each person or legal entity that establishes a relationship or opens an account. The Issuer agrees that it will provide the Trustee with information about the Issuer as the Trustee may reasonably request in order for the Trustee to satisfy the requirements of the USA PATRIOT Act.

[Signature pages follow]

ACUSHNET COMPANY

By:	/s/ Sean S. Sullivan
Name:	Sean S. Sullivan
Title:	Chief Financial Officer

[Signature Page to Indenture]

GUARANTORS:

ACUSHNET HOLDINGS CORP.

By:	/s/ Sean S. Sullivan
Name:	Sean S. Sullivan
Title:	Chief Financial Officer

AASI, INC. WEBB ACQUISITION CO.

By:	/s/ Sean S. Sullivan
Name:	Sean S. Sullivan
Title:	President

ACUSHNET JAPAN, INC.

By:	/s/ Sean S. Sullivan
Name:	Sean S. Sullivan
Title:	Vice President

[Signature Page to Indenture]

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as Trustee

By:	/s/ David W. Doucette
Name:	David W. Doucette
Title:	Vice President

[Signature Page to Indenture]

EXHIBIT A

FORM OF NOTE

(Face of 7.375% Senior Note)

7.375% Senior Notes due 2028

[Global Note Legend]

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (55 WATER STREET, NEW YORK, NEW YORK) TO THE COMPANY OR ITS AGENT FOR REGISTRATION OR TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR TO SUCH OTHER NAME AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY OR SUCH OTHER REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (AND ANY PAYMENT HEREON IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL SINCE THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF THE DEPOSITORY TRUST COMPANY OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE INDENTURE REFERRED TO ON THE REVERSE HEREOF.

[Restricted Notes Legend]

THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. NEITHER THIS SECURITY NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, SUCH REGISTRATION. THE HOLDER OF THIS SECURITY, BY ITS ACCEPTANCE HEREOF, AGREES ON ITS OWN BEHALF AND ON BEHALF OF ANY INVESTOR ACCOUNT FOR WHICH IT HAS PURCHASED SECURITIES, TO OFFER, SELL OR OTHERWISE TRANSFER SUCH SECURITY, PRIOR TO THE DATE (THE “RESALE RESTRICTION TERMINATION DATE”) THAT IS [IN THE CASE OF RULE 144A NOTES: AT LEAST SIX MONTHS AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF, THE ORIGINAL ISSUE DATE OF THE ISSUANCE OF ANY ADDITIONAL NOTES AND THE LAST DATE ON WHICH THE ISSUER OR ANY AFFILIATE OF THE ISSUER WAS THE OWNER OF THIS SECURITY (OR ANY PREDECESSOR OF SUCH SECURITY),] [IN THE CASE OF REGULATION S NOTES: 40 DAYS AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF, THE ORIGINAL ISSUE DATE OF THE ISSUANCE OF ANY

ADDITIONAL NOTES AND THE DATE ON WHICH THIS SECURITY (OR ANY PREDECESSOR OF SUCH SECURITY) WAS FIRST OFFERED TO PERSONS OTHER THAN DISTRIBUTORS (AS DEFINED IN RULE 902 OF REGULATION S) IN RELIANCE ON REGULATION S], ONLY (A) TO THE COMPANY OR ANY SUBSIDIARY THEREOF, (B) PURSUANT TO A REGISTRATION STATEMENT THAT HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, (C) FOR SO LONG AS THE SECURITIES ARE ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT (“RULE 144A”), TO A PERSON IT REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” AS DEFINED IN RULE 144A THAT PURCHASES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER TO WHOM NOTICE IS GIVEN THAT THE TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (D) PURSUANT TO OFFERS AND SALES TO NON-U.S. PERSONS THAT OCCUR OUTSIDE THE UNITED STATES WITHIN THE MEANING OF REGULATION S UNDER THE SECURITIES ACT, (E) TO AN INSTITUTIONAL “ACCREDITED INVESTOR” WITHIN THE MEANING OF RULE 501(a)(1), (2), (3) OR (7) UNDER THE SECURITIES ACT THAT IS NOT A QUALIFIED INSTITUTIONAL BUYER AND THAT IS PURCHASING FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF ANOTHER INSTITUTIONAL ACCREDITED INVESTOR, IN EACH CASE IN A MINIMUM PRINCIPAL AMOUNT OF SECURITIES OR (F) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, SUBJECT TO THE COMPANY’S AND THE TRUSTEE’S RIGHT PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER PURSUANT TO CLAUSES (D), (E) OR (F) TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATION AND/ OR OTHER INFORMATION SATISFACTORY TO EACH OF THEM. THIS LEGEND WILL BE REMOVED UPON THE REQUEST OF THE HOLDER AFTER THE RESALE RESTRICTION TERMINATION DATE. [IN THE CASE OF REGULATION S NOTES: BY ITS ACQUISITION HEREOF, THE HOLDER HEREOF REPRESENTS THAT IT IS NOT A U.S. PERSON NOR IS IT PURCHASING FOR THE ACCOUNT OF A U.S. PERSON AND IS ACQUIRING THIS SECURITY IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH REGULATION S UNDER THE SECURITIES ACT.]

BY ITS ACQUISITION OF THIS SECURITY, OR ANY INTEREST THEREIN, THE HOLDER AND EACH SUBSEQUENT TRANSFEREE THEREOF WILL BE DEEMED TO HAVE REPRESENTED AND WARRANTED THAT (A) EITHER (1) NO PORTION OF THE ASSETS USED BY SUCH HOLDER TO ACQUIRE OR HOLD THIS SECURITY CONSTITUTES THE ASSETS OF AN EMPLOYEE BENEFIT PLAN (AS DEFINED IN SECTION 3(3) OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”)) THAT IS SUBJECT TO TITLE I OF ERISA, OF A PLAN (AS DEFINED HEREIN), INDIVIDUAL RETIREMENT ACCOUNT OR OTHER ARRANGEMENT THAT IS SUBJECT TO SECTION 4975 OF THE U.S. INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”), OR PROVISIONS UNDER ANY OTHER FEDERAL, STATE, LOCAL, NON-U.S. OR OTHER LAWS OR REGULATIONS THAT ARE SIMILAR TO SUCH PROVISIONS OF ERISA OR THE CODE (“SIMILAR LAWS”), OR OF AN ENTITY WHOSE UNDERLYING ASSETS ARE CONSIDERED TO INCLUDE “PLAN ASSETS” OF ANY SUCH PLAN, ACCOUNT OR ARRANGEMENT, OR (2) THE ACQUISITION, HOLDING AND SUBSEQUENT DISPOSITION OF THIS SECURITY, OR ANY INTEREST THEREIN, WILL NOT CONSTITUTE, RESULT IN OR GIVE RISE TO A NON-EXEMPT PROHIBITED

TRANSACTION UNDER SECTION 406 OF ERISA OR SECTION 4975 OF THE CODE OR A SIMILAR VIOLATION UNDER ANY APPLICABLE SIMILAR LAWS; (B) NEITHER THE COMPANY, THE INITIAL PURCHASERS, THE GUARANTORS NOR ANY OF THEIR RESPECTIVE AFFILIATES HAS ACTED AS THE HOLDER’S OR SUBSEQUENT TRANSFEREE’S FIDUCIARY, OR HAS BEEN RELIED UPON BY THE HOLDER OR SUBSEQUENT TRANSFEREE FOR ANY INVESTMENT ADVICE, WITH RESPECT TO THE HOLDER’S OR SUBSEQUENT TRANSFEREE’S DECISION TO ACQUIRE AND HOLD THE NOTES, OR ANY INTEREST THEREIN; AND (C) NEITHER THE HOLDER NOR ANY SUBSEQUENT TRANSFEREE WILL SELL OR TRANSFER SUCH NOTES, OR ANY INTEREST THEREIN, OTHER THAN TO A PURCHASER THAT IS DEEMED TO MAKE THE FOREGOING REPRESENTATIONS AND WARRANTIES.

No.

CUSIP NO.1

ISIN

Acushnet Company, a Delaware corporation, and any successor and assign thereto, promises to pay to Cede & Co. or registered assigns, the principal sum of ________ [(as may be increased or decreased as set forth on the Schedule of Increases and Decreases attached hereto)]2 on October 15, 2028.

Interest Payment Dates: October 15 and April 15, beginning April 15, 2024

Record Dates: April 1 and October 1 (whether or not a Business Day)

Reference is made to further provisions of this Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this Note shall not be entitled to any benefits under the Indenture referred to on the reverse hereof or be valid or obligatory for any purpose.

[1]	Rule 144A Note CUSIP: 005095AA2

Rule 144A Note ISIN: US005095AA29

Regulation S Note CUSIP: U0R60PAA7

Regulation S Note ISIN: USU0R60PAA73

[2]	For Global Notes only.

ACUSHNET COMPANY, as Issuer

By:
Name:
Title:

This is one of the Notes referred to in the|

within-mentioned Indenture:

Dated: October 3, 2023

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as Trustee

By:
Authorized Signatory
Title:

(Back of 7.375% Senior Note)

7.375% Senior Notes due 2028

Capitalized terms used herein shall have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

(1) Interest. Acushnet Company, a Delaware corporation (collectively with successors and assigns, the “Issuer”), promises to pay interest on the unpaid principal amount of this 7.375% Senior Note due 2028 (a “Note”) at a fixed rate of 7.375% per annum. The Issuer will pay interest in U.S. dollars semiannually in arrears on April 15 and October 15, commencing on April 15, 2024 (each an “Interest Payment Date”) or if any such day is not a Business Day, on the next succeeding Business Day with the same force and effect as if made on such Interest Payment Date, and no additional interest shall accrue solely as a result of such delayed payment. Interest on the Notes shall accrue from the most recent date to which interest has been paid, or, if no interest has been paid, from and including the date of issuance. The Issuer shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal at the rate equal to the then applicable interest rate on the Notes to the extent lawful; it shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace period), at the same rate to the extent lawful. Interest shall be computed on the basis of a 360-day year comprised of twelve 30-day months.

(2) Method of Payment. The Issuer will pay interest on the Notes (except defaulted interest) on the applicable Interest Payment Date to the Persons who are registered Holders at the close of business on the April 1 and October 1 preceding the Interest Payment Date (whether or not a Business Day), even if such Notes are cancelled after such record date and on or before such Interest Payment Date, except as provided in Section 2.12 of the Indenture with respect to defaulted interest. If a Holder having an aggregate principal amount of Notes of more than $5,000,000 has given written wire transfer instructions to that holder’s U.S. dollar account within the United States to the Trustee at least 10 Business Days prior to the applicable Interest Payment Date, the Issuer will make all payments of principal, premium and interest, on such Holder’s Notes by wire transfer of immediately available funds to the account specified in those instructions. Otherwise, payments on the Notes will be made at the office or agency of the Trustee or Paying Agent unless the Issuer elects to make interest payments by check mailed to the Holders at their addresses set forth in the register of Holders. Such payment shall be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

Any payments of principal of this Note prior to Stated Maturity shall be binding upon all future Holders of this Note and of any Note issued upon the registration of transfer hereof or in exchange hereof or in lieu hereof, whether or not noted hereon. The final principal amount due and payable at the maturity of this Note shall be payable only upon presentation and surrender of this Note at an office of the Trustee or the Trustee’s agent appointed for such purposes. Payments in respect of Global Notes will be made by wire transfer of immediately available funds to the Depositary.

(3) Paying Agent and Registrar. Initially, the Trustee shall act as Paying Agent and Registrar. The Issuer may change any Paying Agent or Registrar without notice to any Holder, and the Issuer and/or any Restricted Subsidiaries may act as Paying Agent or Registrar.

(4) Indenture. The Issuer issued the Notes under an Indenture, dated as of October 3, 2023 (the “Indenture”), among the Issuer, Holdings, the Subsidiary Guarantors thereto and the Trustee. The terms of the Notes include those stated in the Indenture. To the extent the provisions of this Note are inconsistent with the provisions of the Indenture, the Indenture shall govern. The Notes are subject to all such terms, and Holders are referred to the Indenture for a statement of such terms. The Initial Notes issued on the Issue Date were initially issued in an aggregate principal amount of $350,000,000. The Indenture permits the issuance of Additional Notes subject to compliance with certain conditions.

The payment of principal, interest on the Notes and all other amounts under the Indenture is unconditionally guaranteed, jointly and severally, on a senior unsecured basis by Holdings and the Subsidiary Guarantors.

(5) Optional Redemption.

(a) The Notes may be redeemed, in whole or in part, at any time or from time to time prior to October 15, 2025 at the option of the Issuer, at a redemption price equal to 100.0% of the principal amount of the Notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest thereon, if any, to, but excluding, the applicable redemption date. The Issuer will, prior to such redemption date, provide written notice executed by an Officer of the Issuer of the Treasury Rate and Applicable Premium, including the calculations thereof in reasonable detail.

(b) At any time or from time to time on or after October 15, 2025, the Issuer, at its option, may redeem the Notes in whole or in part at the redemption prices (expressed as percentages of principal amount of the Notes to be redeemed) set forth below, together with accrued and unpaid interest thereon, if any, to, but excluding, the applicable redemption date, if redeemed during the 12-month period beginning October 15 of the years indicated below:

Year	Redemption Price
2025	103.688%
2026	101.844%
2027 and thereafter	100.000%

(c) In the event that before October 15, 2025, the Issuer receives net cash proceeds from one or more Equity Offerings, the Issuer may, at its option and on one or more occasions, redeem up to 40% of the original aggregate principal amount of all Notes issued (calculated after giving effect to any issuance of Additional Notes), with the aggregate principal amount of Notes to be redeemed not to exceed the aggregate proceeds, net of any underwriting fee paid in cash, from such Equity Offering, at a redemption price of 107.375% of the principal amount thereof, plus accrued and unpaid interest, if any, to, but excluding, the applicable redemption date; provided that:

(1) at least 60.0% of the original aggregate principal amount of Notes issued (calculated after giving effect to any issuance of Additional Notes) remains outstanding immediately after giving effect to each such redemption; and

(2) each such redemption date occurs not more than 180 days after the date of the closing of any such Equity Offering.

(d) The Notes may also be redeemed in certain circumstances set forth in Section 3.7 of the Indenture.

(e) If Holders of not less than 90% in aggregate principal amount of the outstanding Notes validly tender and do not withdraw such Notes in connection with any tender offer or other offer to purchase the Notes (including pursuant to a Change of Control Offer, Alternate Offer or an offer to purchase with the proceeds from any Asset Disposition) and the Issuer, or any other Person making such offer in lieu of the Issuer, purchases all of the Notes validly tendered and not validly withdrawn by such Holders, the Issuer will have the right, upon not less than 10 nor more than 60 days’ prior notice, to redeem all Notes that remain outstanding following such purchase at a redemption price in cash equal to the applicable price paid to Holders in such purchase, plus accrued and unpaid interest, if any, to, but excluding, the redemption date.

(6) Offer to Purchase upon Change of Control or Asset Disposition.

(a) Upon the occurrence of a Change of Control, the Issuer may be required to offer to repurchase all or any part of each Holder’s Notes pursuant to a Change of Control Offer on terms set forth in the Indenture.

(b) Upon the occurrence of certain Asset Dispositions, the Issuer may be required to offer to purchase Notes as provided in the Indenture.

(c) Holders of the Notes that are the subject of an offer to purchase will receive notice of an Offer to Purchase pursuant to Section 4.10 or the Change of Control Offer, as applicable, from the Issuer prior to any related purchase date and may elect to have such Notes purchased by completing the form titled “Option of Holder to Elect Purchase” attached hereto.

(7) Notice of Redemption. Notice of redemption shall be delivered at least 10 days but not more than 60 days before the redemption date, except that notices may be delivered more than 60 days prior to a redemption date if the notice is (a) issued in connection with a Covenant Defeasance, Legal Defeasance or satisfaction and discharge pursuant to Article VIII or (b) subject to one or more conditions precedent and such redemption date is delayed until such time as any or all such conditions shall be satisfied (or waived by the Issuer in its sole discretion). Notices of redemption may be subject to conditions precedent as set forth in the Indenture. Notes in denominations larger than $2,000 may be redeemed in part so long as no partial redemption results in a Note having a principal amount that is not a multiple of $1,000.

(8) Denominations, Transfer, Exchange. The Notes are in registered form without coupons in initial minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. The transfer of the Notes may be registered and the Notes may be exchanged as provided in the Indenture. The Registrar, the Trustee and the Issuer may require a Holder, among other things, to furnish appropriate endorsements and transfer documents, and the Issuer may require a Holder to pay any stamp or transfer tax or similar government charge required by law or permitted by the Indenture in accordance with Section 2.6(g)(2) of the Indenture. The Registrar is not required (A) to issue, to register the transfer of or to exchange Notes during a period beginning at the opening of 15 days before the day of any selection of Notes for redemption and ending at the close of business on the day of such selection, (B) to register the transfer of or to exchange any Note so selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part, or (C) to register the transfer of or to exchange a Note between a record date and the next succeeding Interest Payment Date.

(9) Persons Deemed Owners. The registered Holder of a Note may be treated as its owner for all purposes.

(10) Amendment, Supplement and Waiver. The Indenture, the Notes and the Notes Guarantees may be amended or supplemented as provided in the Indenture.

(11) Defaults and Remedies. If an Event of Default (other than an Event of Default relating to certain bankruptcy events) shall have occurred and be continuing under the Indenture, the Trustee, by written notice to the Issuer, or the Holders of at least 25.0% in aggregate principal amount of the Notes then outstanding by written notice to the Issuer and the Trustee, may declare all amounts owing under the Notes to be due and payable. Upon such acceleration declaration, the aggregate principal of and accrued and unpaid interest on the outstanding Notes shall become due and payable immediately. If an Event of Default relating to specified bankruptcy events occurs, then all unpaid principal of, and premium, if any, and accrued and unpaid interest, if any, on all of the outstanding Notes shall ipso facto become and be immediately due and payable without any declaration or other action or notice on the part of the Trustee or any Holder of the Notes. Accelerations may be rescinded, and Events of Default may be waived as provided in the Indenture. Notwithstanding anything to the contrary set forth above, an acceleration declaration may not be given with respect to any action taken, and reported publicly or to Holders, more than two years prior to such acceleration declaration.

(12) No Recourse Against Others. No past, present or future director, officer, employee, incorporator, member, partner or stockholder of the Issuer, Holdings or any Subsidiary Guarantor, as such, shall have any liability for any obligations of the Issuer, Holdings or any Subsidiary Guarantor (other than the Issuer in respect of the Notes and each Notes Guarantor in respect of its Notes Guarantee) under the Notes, the Notes Guarantees or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities law.

(13) Authentication. This Note shall not be valid until authenticated by the manual signature of the Trustee or an authenticating agent.

(14) Abbreviations. Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= custodian) and U/G/M/A (= Uniform Gifts to Minors Act).

(15) CUSIP and ISIN Numbers. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Issuer has caused CUSIP and ISIN numbers to be printed on the Notes, and the Trustee may use CUSIP and ISIN numbers in notices of redemption as a convenience to the Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption, and reliance may be placed only on the other identification numbers placed thereon.

The Issuer shall furnish to any Holder upon written request and without charge a copy of the Indenture. Requests may be made to:

Acushnet Company

333 Bridge Street, Fairhaven

Massachusetts 02719

Attention: Roland Giroux, Executive Vice President, Chief Legal Officer and Corporate Secretary

ASSIGNMENT FORM

To assign this Note, fill in the form below: (I) or (we) assign and transfer this Note to

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint ________________________________________________________

to transfer this Note on the books of the Issuer. The agent may substitute another to act for him.

Date:__________________________

Your Signature:_________________________________________________________________

(Sign exactly as your name

appears on the face of this Note)

Signature guarantee: _____________________________________________________________

(Signature must be guaranteed by a participant in a recognized signature guarantee medallion program)

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Issuer pursuant to Section 4.10 or Section 4.13 of the Indenture, check the box below:

[ ] Section 4.10 [ ] Section 4.13

If you want to elect to have only part of the Note purchased by the Issuer pursuant to Section 4.10 or Section 4.13 of the Indenture, state the amount you elect to have purchased: $______________

Date:________________________________

Your Signature:_________________________________________________________________

(Sign exactly as your name

appears on the face of this Note)

Tax Identification No.:___________________________________________________________

Signature guarantee:_____________________________________________________________

(Signature must be guaranteed by a participant in a recognized signature guarantee medallion program)

[INCLUDE IN TRANSFER RESTRICTED NOTES]

CERTIFICATE TO BE DELIVERED UPON

EXCHANGE OF TRANSFER RESTRICTED NOTES

Acushnet Company

333 Bridge Street, Fairhaven

Massachusetts 02719

Attention: Roland Giroux, Executive Vice President,

Chief Legal Officer and Corporate Secretary

U.S. Bank Trust Company, National Association, as Trustee

One Federal Street

Boston, MA 02110

Attention: David W. Doucette

Re:	7.375% Senior Notes due 2028 CUSIP NO. ________

Reference is hereby made to that certain Indenture dated October 3, 2023 (the “Indenture”) among Acushnet Company, a Delaware corporation (collectively with successors and assigns, the “Issuer”), the guarantors named therein, and U.S. Bank Trust Company, National Association, as trustee (the “Trustee”). Capitalized terms used but not defined herein shall have the meanings set forth in the Indenture.

This certificate relates to $______ principal amount of Notes held in (check applicable space) ___________ book-entry or ___________ definitive form by the undersigned.

In connection with any transfer of any of the Notes evidenced by this certificate occurring prior to the expiration of the Resale Restriction Termination Date, the undersigned confirms that such Notes are being transferred as follows:

CHECK ONE BOX BELOW:

(1)	to the Issuer or any of its subsidiaries; or

(2)

inside the United States to a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act of 1933, as amended) that purchases for its own account or for the account of a qualified institutional buyer to whom notice is given that such transfer is being made in reliance on Rule 144A under the Securities Act of 1933, as amended, in each case pursuant to and in compliance with Rule 144A thereunder; or

(3)	transferred pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “Securities Act”); or

(4)	outside the United States in an offshore transaction within the meaning of Regulation S under the Securities Act, in compliance with Rule 904 thereunder; or

(5)

transferred to an institutional “accredited investor” (within the meaning of Rule 501(a)(1), (2), (3) or (7) under the Securities Act), that has furnished to the Trustee a signed letter containing certain representations and agreements (the form of which letter appears as Exhibit D of the Indenture); or

(6)	transferred pursuant to another available exemption from the registration requirements under the Securities Act.

Unless one of the boxes is checked, the Registrar will refuse to register any of the Notes evidenced by this certificate in the name of any person other than the registered Holder thereof; provided, however, that if box (4), (5) or (6) is checked, the Trustee or the Issuer may require, prior to registering any such transfer of the Notes, the delivery of an opinion of counsel, certification and/or other information satisfactory to each of them to confirm that such transfer is being made pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act, such as the exemption provided by Rule 144 under such Act.

Signature: _______________________________________________________________

Signature Guarantee: ______________________________________________________

(Signature must be guaranteed by a participant in a recognized signature guarantee medallion program)

TO BE COMPLETED BY PURCHASER IF (2) ABOVE IS CHECKED.

The undersigned represents and warrants that it is purchasing this Note for its own account or an account with respect to which it exercises sole investment discretion and that each of it and any such account is a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act of 1933, as amended (“Rule 144A”), and is aware that the sale to it is being made in reliance on Rule 144A and acknowledges that it has received such information regarding the Issuer as the undersigned has requested pursuant to Rule 144A or has determined not to request such information and that it is aware that the transferor is relying upon the undersigned’s foregoing representations in order to claim the exemption from registration provided by Rule 144A.

[Name of Transferee]

NOTICE: To be executed by an executive officer, if an entity

Dated: ____________________________________

SCHEDULE OF INCREASES AND DECREASES OF 7.375% SENIOR NOTES DUE 20283

The following transfers, exchanges and redemption of this Global Note have been made:

Date of Transfer, Exchange or Redemption	Amount of Decrease in Principal Amount of this Global Note	Amount of Increase in Principal Amount of this Global Note	Principal Amount of this Global Note Following Such Decrease (or Increase)	Signature of Trustee or Note Custodian

[3]	For Global Notes only.

EXHIBIT B

[FORM OF SUPPLEMENTAL INDENTURE TO BE DELIVERED

BY SUBSEQUENT SUBSIDIARY GUARANTORS]

This Supplemental Indenture and Subsidiary Guarantee, dated as of _____________, 21 (this “Supplemental Indenture” or “Subsidiary Guarantee”), among ____________ (the “New Guarantor”), Acushnet Company, a Delaware corporation (together with its successors and assigns, the “Issuer”), each other then-existing Notes Guarantor under the Indenture referred to below (the “Notes Guarantors”), and U.S. Bank Trust Company, National Association, a national banking association, as Trustee, paying agent and registrar under such Indenture.

W I T N E S S E T H:

WHEREAS, the Issuer, the Notes Guarantors and the Trustee have heretofore executed and delivered an Indenture, dated as of October 3, 2023 (as amended, supplemented, waived or otherwise modified, the “Indenture”), providing for the issuance of an unlimited aggregate principal amount of 7.375% Senior Notes due 2028 of the Issuer (the “Notes”);

WHEREAS, Section 4.15 of the Indenture provides that in certain circumstances the Issuer may be required to cause certain Restricted Subsidiaries of the Issuer to execute and deliver a Guarantee with respect to the Notes on the same terms and conditions as those set forth in the Indenture.

WHEREAS, pursuant to Section 9.1(7) of the Indenture, the Trustee, the Issuer and the Subsidiary Guarantors are authorized to execute and deliver this Supplemental Indenture to amend the Indenture, without the consent of any Holder to add an additional Subsidiary Guarantor.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the New Guarantor, the Issuer, the existing Subsidiary Guarantors and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders as follows:

ARTICLE I Definitions

SECTION 1.1. Defined Terms. As used in this Supplemental Indenture, capitalized terms defined in the Indenture or in the preamble or recitals thereto are used herein as therein defined. The words “herein,” “hereof” and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular section hereof.

ARTICLE II Agreement to be Bound; Guarantee

SECTION 2.1. Agreement to be Bound. The New Guarantor hereby becomes a party to the Indenture as a Subsidiary Guarantor and as such shall have all of the rights and be subject to all of the obligations and agreements of a Subsidiary Guarantor under the Indenture. The New Guarantor agrees to be bound by all of the provisions of the Indenture applicable to a Subsidiary Guarantor and to perform all of the obligations and agreements of a Subsidiary Guarantor under the Indenture, subject to the release provisions and other limitations set forth in the Indenture.

ARTICLE III Miscellaneous

SECTION 3.1. Governing Law. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SECTION 3.2. Severability Clause. In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and such provision shall be ineffective only to the extent of such invalidity, illegality or unenforceability.

SECTION 3.3. Ratification of Indenture; Supplemental Indentures Part of Indenture; No Liability of Trustee. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect, including, without limitation, Section 7.6 thereof. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of a Note heretofore or hereafter authenticated and delivered shall be bound hereby. The Trustee makes no representation or warranty as to the validity or sufficiency of this Supplemental Indenture or the New Guarantor’s Subsidiary Guarantee. Additionally, the Trustee shall not be responsible in any manner whatsoever for or with respect to any of the recitals or statements contained herein, all of which recitals or statements are made solely by the Issuer, the New Guarantor and the Subsidiary Guarantors, and the Trustee makes no representation with respect to any such matters.

SECTION 3.4. Counterparts. This Supplemental Indenture may be executed in two or more counterparts, which when so executed shall constitute one and the same agreement. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Supplemental Indenture or any document to be signed in connection with the Indenture shall be deemed to include electronic signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, and the parties hereto consent to conduct the transactions contemplated hereunder by electronic means. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Indenture or any document to be signed in connection with this Supplemental Indenture shall be deemed to include electronic signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, and the parties hereto consent to conduct the transactions contemplated hereunder by electronic means. This Supplemental Indenture shall be valid, binding, and enforceable against a party only when executed and delivered by an authorized individual on behalf of the party by means of (i) any electronic signature permitted by the federal Electronic Signatures in Global and National Commerce Act, state enactments of the Uniform Electronic Transactions Act, and/or any other relevant electronic signatures law, including relevant provisions of the Uniform Commercial Code/UCC (collectively, “Signature Law”); (ii) an original manual signature; or (iii) a faxed, scanned, or photocopied manual signature. Each electronic signature or faxed, scanned, or photocopied manual signature shall for all purposes have the same validity, legal effect, and admissibility in evidence as an original manual signature. Each party hereto shall be entitled to conclusively rely upon, and shall have no liability with respect to, any faxed, scanned, or photocopied manual signature, or other electronic signature, of any party and shall have no duty to investigate, confirm or otherwise verify the validity or authenticity thereof. This Supplemental Indenture may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts shall, together, constitute one and the same instrument. For avoidance of doubt, original manual signatures shall be used for execution or indorsement of writings when required under the UCC or other Signature Law due to the character or intended character of the writings.

SECTION 3.5. Headings. The headings of the Articles and the sections in this Subsidiary Guarantee are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provisions hereof.

SECTION 3.6. Trustee Disclaimer. The Trustee shall not be responsible in any manner whatsoever for or with respect to any of the recitals or statements contained herein, all of which recitals or statements are made solely by the Issuer and the Subsidiary Guarantor, as applicable, and the Trustee makes no representation with respect to any such matters. Additionally, the Trustee makes no representations as to the validity or sufficiency of this Supplemental Indenture.

SECTION 3.7. Consent to Jurisdiction; Waiver of Jury Trial. Each of the parties to this Supplemental Indenture each hereby irrevocably submits to the non-exclusive jurisdiction of any New York State or federal court sitting in the Borough of Manhattan in The City of New York in any action or proceeding arising out of or relating to the Notes, the Subsidiary Guarantees or this Supplemental Indenture, and all such parties hereby irrevocably agree that all claims in respect of such action or proceeding may be heard and determined in such New York State or federal court and hereby irrevocably waive, to the fullest extent that they may legally do so, the defense of an inconvenient forum to the maintenance of such action or proceeding. EACH OF THE COMPANY, HOLDINGS, THE SUBSIDIARY GUARANTORS AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS SUPPLEMENTAL INDENTURE, THE NOTES OR THE TRANSACTION CONTEMPLATED HEREBY.

[Signatures on following page]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

ACUSHNET COMPANY, as Issuer

By:
Name:
Title:

[EXISTING GUARANTORS]

By:
Name:
Title:

[NEW GUARANTOR],
as a Guarantor

By:
Name:
Title:

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION,
as Trustee By:

Name:
Title:

EXHIBIT C

[FORM OF CERTIFICATE TO BE DELIVERED

IN CONNECTION WITH TRANSFERS PURSUANT TO REGULATION S]

Acushnet Company

333 Bridge Street, Fairhaven

Massachusetts 02719

Attention: Roland Giroux, Executive Vice President,

Chief Legal Officer and Corporate Secretary

U.S. Bank Trust Company, National Association, as Trustee

One Federal Street

Boston, MA 02110

Attention: David W. Doucette

Re:	Acushnet Company (the “Issuer”) 7.375% Senior Notes due 2028 (the “Notes”)

Ladies and Gentlemen:

In connection with our proposed sale of $______________ aggregate principal amount of the Notes (CUSIP No._______________), we confirm that such sale has been effected pursuant to and in accordance with Regulation S (“Regulation S”) under the U.S. Securities Act of 1933, as amended (the “Securities Act”), and, accordingly, we represent that:

(1) the offer of the Notes was not made to a person in the United States;

(2) either (a) at the time the buy order was originated, the transferee was outside the United States or we and any person acting on our behalf reasonably believed that the transferee was outside the United States or (b) the transaction was executed in, on or through the facilities of a designated off-shore securities market and neither we nor any person acting on our behalf knows that the transaction has been pre-arranged with a buyer in the United States;

(3) no directed selling efforts have been made in the United States in contravention of the requirements of Rule 903(b) or Rule 904(b) of Regulation S, as applicable; and

(4) the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act.

In addition, if the sale is made during a restricted period and the provisions of Rule 903(b) or Rule 904(b) of Regulation S are applicable thereto, we confirm that such sale has been made in accordance with the applicable provisions of Rule 903(b) or Rule 904(b), as the case may be.

The Issuer and you are entitled to rely upon this letter and are irrevocably authorized to produce this letter or a copy hereof to any interested party in any administrative or legal proceedings or official inquiry with respect to the matters covered hereby. Terms used in this certificate have the meanings set forth in Regulation S.

C-1

Very truly yours,

[Name of Transferor]

By:
Authorized Signature

C-2

EXHIBIT D

[FORM OF CERTIFICATE TO BE DELIVERED

IN CONNECTION WITH TRANSFERS TO IAIs]

Acushnet Company

333 Bridge Street, Fairhaven

Massachusetts 02719

Attention: Roland Giroux, Executive Vice President,

Chief Legal Officer and Corporate Secretary

U.S. Bank Trust Company, National Association, as Trustee

One Federal Street

Boston, MA 02110

Attention: David W. Doucette

Re:	Acushnet Company (the “Issuer”) 7.375% Senior Notes due 2028 (the “Notes”)

Ladies and Gentlemen:

This certificate is delivered to request a transfer of $_____________ principal amount of the Notes.

Upon transfer, the Notes would be registered in the name of the new beneficial owner as follows:

Name:

Address:

Taxpayer ID Number:

The undersigned represents and warrants to you that:

1. We are an institutional “accredited investor” (as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act of 1933, as amended (the “Securities Act”)), purchasing for our own account or for the account of such an institutional “accredited investor” at least $250,000 principal amount of the Notes, and we are acquiring the Notes not with a view to, or for offer or sale in connection with, any distribution in violation of the Securities Act. We have such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risk of our investment in the Notes, and we invest in or purchase securities similar to the Notes in the normal course of our business. We and any accounts for which we are acting are each able to bear the economic risk of our or its investment.

D-1

2. We understand that the Notes have not been registered under the Securities Act (or the securities laws of any state or other jurisdiction) and, unless so registered, may not be reoffered, sold, assigned, transferred, pledged, encumbered or otherwise disposed of except as permitted in the following sentence. We agree on our own behalf and on behalf of any investor account for which we are purchasing Notes to offer, sell or otherwise transfer such Notes prior to the date that is six months after the later of the date of original issue, the original issue date of any additional Notes and the last date on which the Issuer or any affiliate of the Issuer was the owner of such Notes (or any predecessor thereto) (the “Resale Restriction Termination Date”) only (a) to the Issuer or any of its subsidiaries, (b) pursuant to a registration statement that has been declared effective under the Securities Act, (c) for so long as the Notes are eligible for resale pursuant to Rule 144A under the Securities Act, in a transaction complying with the requirements of Rule 144A under the Securities Act, to a person we reasonably believe is a “qualified institutional buyer” under Rule 144A under the Securities Act (a “QIB”) that is purchasing for its own account or for the account of a QIB and to whom notice is given that the transfer is being made in reliance on Rule 144A, (d) pursuant to offers and sales that occur outside the United States to non-U.S. persons, in compliance with Regulation S under the Securities Act, (e) to an institutional “accredited investor” within the meaning of Rule 501(a)(1), (2), (3) or (7) under the Securities Act that is not a QIB and is purchasing for its own account or for the account of another institutional “accredited investor,” in each case in a minimum principal amount of Notes of $250,000, for investment purposes and not with a view to or for offer or sale in connection with any distribution in violation of the Securities Act or (f) pursuant to any other available exemption from the registration requirements of the Securities Act, subject in each of the foregoing cases to any requirement of law that the disposition of our property or the property of such investor account or accounts be at all times within our or their control and in compliance with any applicable state securities laws. The foregoing restrictions on resale will not apply subsequent to the Resale Restriction Termination Date. If any resale or other transfer of the Notes is proposed to be made pursuant to clause (e) above prior to the Resale Restriction Termination Date, the transferor shall deliver a letter from the transferee substantially in the form of this letter to the Issuer and U.S. Bank Trust Company, National Association, as trustee (the “Trustee”), which shall provide, among other things, that the transferee is an institutional “accredited investor” (within the meaning of Rule 501(a)(1), (2), (3) or (7) under the Securities Act) and that it is acquiring such Notes for investment purposes and not for distribution in violation of the Securities Act. Each purchaser acknowledges that the Issuer and the Trustee reserve the right prior to any offer, sale or other transfer prior to the Resale Restriction Termination Date of the Notes pursuant to clause (d), (e) or (f) above to require the delivery of an opinion of counsel, certifications and/or other information satisfactory to the Issuer and the Trustee.

3. We [are] [are not] an affiliate of the Issuer.

The Trustee and the Issuer are entitled to rely upon this letter and are irrevocably authorized to produce this letter or a copy hereof to any interested party in any administrative or legal proceedings or official inquiry with respect to the matters covered hereby.

Very truly yours,

[Name of Transferor]

By:
Authorized Signature

D-2